As filed with the Securities and Exchange Commission on January 9, 2004
                                                     Registration No. 333-110609
================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                       ----------------------------------

                               Amendment No. 1 to

                                    FORM S-1
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                       ----------------------------------
                               Gasco Energy, Inc.
             (Exact name of registrant as specified in its charter)
                       ----------------------------------
         Nevada                        1311                      98-0204105
(State or other jurisdiction  (Primary Standard Industrial   I.R.S. Employer
  of incorporation or         Classification Code Number)    Identification No.)
     organization)
                 14 Inverness Drive East, Building H, Suite 236
                               Englewood, CO 80112
                                 (303) 483-0044
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                  W. King Grant
                             Chief Financial Officer
                               Gasco Energy, Inc.
                 14 Inverness Drive East, Building H, Suite 236
                               Englewood, CO 80112
                                 (303) 483-0044
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                     ----------------------------------
                                   Copies to:

                                Michael P. Finch
                             Vinson & Elkins L.L.P.
                              2300 First City Tower
                                   1001 Fannin
                            Houston, Texas 77002-6760
                                 (713) 758-2222

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
     If any of the securities registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. |X|
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

     Pursuant to the provisions of Rule 429 under the Securities Act of 1933, the Prospectus contained in this Registration Statement also relates to the issuer's Registration Statement on Form S-1, Reg. 333-104592

                                EXPLANATORY NOTE


     The Prospectus included in this Registration Statement constitutes a combined Prospectus as permitted by Rule 429 of the General Rules and Regulations under the Securities Act of 1933. It covers 9,235,503 shares of common stock registered hereunder and 19,004,768 shares of common stock registered under Form S-1 Registration Statement No. 333-104592. In accordance with Rule 429, upon effectiveness, this Registration Statement shall constitute a post-effective amendment to Registration Statement No. 333-104592.

                                    Subject to Completion, dated January 9, 2004


PROSPECTUS




                                28,240,271 Shares


                               GASCO ENERGY, INC.

                                  Common Stock





This prospectus relates to the offer and sale from time to time of up to an aggregate of 28,240,271 shares of our common stock for the account of the stockholders referred to in this prospectus. Our common stock is traded on the OTC bulletin board under the symbol "GASE.OB." On January 7, 2004 the last reported sales price for our common stock was $1.21 per share.


The shares covered by this prospectus may be sold at market prices prevailing at the time of sale or at negotiated prices. We will not receive any of the proceeds from the sale of the shares covered by this prospectus.

 Investing in the shares involves risks. "Risk Factors" begin on page 7.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

         The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.




















          January __, 2004

                   TABLE OF CONTENTS






Prospectus Summary....................................2
Risk Factors..........................................7
Cautionary Statement About Forward-Looking
Statements...........................................13
Use Of Proceeds......................................15
Price Range of Common Stock and Dividend Policy......15
Selected Consolidated Financial Data.................17
Management's Discussion And Analysis Of
Financial Condition And Results
   Of Operations.....................................19
Business And Properties..............................28
Management...........................................39
Related Party Transactions...........................49
Principal Stockholders...............................50
Selling Stockholders.................................52
Description Of Capital Stock.........................55
Plan of Distribution.................................59
Legal Matters........................................61
Experts..............................................61
Where You Can Find More Information..................61
Glossary Of Natural Gas And Oil Terms................62
Index to Financial Statements.......................F-1












                                      ....


                              ABOUT THIS PROSPECTUS

         You should rely only on the information contained in this prospectus. Neither we nor the selling stockholders has authorized anyone to provide you with different information. The selling stockholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

                               PROSPECTUS SUMMARY



     This summary highlights selected information from this prospectus, but does not contain all information that may be important to you. This prospectus includes specific terms of this offering, information about our business and financial data. We encourage you to read this prospectus in its entirety before making an investment decision. We have provided definitions for some of the natural gas and oil industry terms used in this prospectus in the "Glossary of Natural Gas and Oil Terms" on page 61 of this prospectus.


Our Business

     We are a natural gas and petroleum exploitation and development company engaged in locating and developing hydrocarbon prospects primarily in the Rocky Mountain region. Our strategy is to enhance stockholder value by using new technologies to generate and develop high-potential exploitation prospects in this area. Our principal business is the acquisition of leasehold interests in petroleum and natural gas rights, either directly or indirectly, and the exploitation and development of the properties subject to these leases. We focus our exploitation activities on locating natural gas and crude petroleum. The principal markets for these commodities are natural gas transmission pipeline companies, utilities, refining companies and private industry end-users.


     During the year ended December 31, 2001 we spent $7,395,867 identifying and acquiring petroleum and natural gas leases and prospect rights, and during the year ended December 31, 2002, we spent an additional $32,962,855, including the issuance of 9,500,000 shares of common stock valued at $18,525,000, in the acquisition of additional leases and in the development and exploitation of the properties subject to these leases. During the nine months ended September 30, 2003, we spent $3,094,652 in development and exploration activities. As of September 30, 2003, we held working interests in 234,084 gross acres (120,772 net acres) located in Utah, Wyoming and California. As of September 30, 2003, we held an interest in 14 gross (5.9 net) producing gas wells and 4 gross (4.0 net) shut-in gas wells located on these properties. We currently operate 11 wells, of which 7 are currently producing.


Significant Properties


     A summary of each of our most significant properties is set forth below. Please also read "Business and Properties--Significant Properties" for a more detailed discussion of these properties.

o Riverbend Project. The Riverbend Project comprises approximately 119,419 gross acres in the Uinta Basin of northeastern Utah, of which we hold interests in approximately 46,771 net acres as of September 30, 2003. We can also earn interests in approximately 19,324 gross acres in this area under farm-out and other agreements. Our engineering and geologic focus is concentrated on three tight-sand formations in the Uinta basin: the Wasatch, Mesaverde and Blackhawk formations. We are party to an amended Area of Mutual Interest ("AMI") agreement with ConocoPhillips Company to conduct drilling operations on approximately 30,000 acres of our Riverbend Project. The AMI agreement affords ConocoPhillips the right to acquire an 80% interest in all of our leases and farm-out agreements within the AMI in exchange for the assignment by ConocoPhillips of two leases in which we previously had no ownership. As of December 31, 2002, these assignments of interest were completed and are reflected in our total acreage position. In January 2002, we entered into an agreement with Halliburton Energy Services under which Halliburton has the option to earn a participation interest proportionate to its investment by funding the completion of wells in the Wasatch and Mesaverde formations. Halliburton elected to participate in two of the wells and declined to participate in the remaining three wells in this area. The agreement was terminated during October 2003.

o Greater Green River Basin Project. We have entered into an AMI agreement with Burlington Resources in Sublette County, Wyoming within the Greater Green River Basin that covers approximately 330,000 acres. As of September 30, 2003, we had interests in approximately 110,797 gross acres and 71,274 net acres in this area. During 2002, we participated in the drilling of two wells in this AMI. We have a 31.5% interest in each of these wells, which are currently producing and are operated by Burlington.

     During June 2003, we announced our plans to dispose of certain of our Wyoming properties in the Greater Green River Basin covering approximately 72,000 acres, net to our interest. We are also considering additional options for this area such as the farm-out of some of our acreage and other similar type transactions.

o Southern California Project. As of September 30, 2003 we leased approximately 2,727 net acres in Kern and San Luis Obispo counties in southern California. We have no drilling or development plans for this area during 2003. We may consider selling these positions in the future.


Recent Developments

     During January 2003, we entered into a contract with the system operator to put a new compressor into place in our Riverbend Project. The installation of this compressor was completed during February 2003. The additional compression capacity has allowed us to begin producing from wells that were shut-in or flowing though constricted orifices and should meet our projected compression needs in this project through the first half of 2004. Production from these wells was curtailed during the fall of 2002 due to inadequate pipeline compressor capacity on the system, which is owned by another independent operator. The wells placed on line as a result of the compressor installation are the Federal 23-29, which we operate and in which we have an approximate 25% working interest, the Federal 42-29, which we operate and in which we have an approximate 30% working interest, and the Federal 23-21, which we operate and in which we have an approximate 30% working interest. The Lytham Federal 22-22 in which we have an approximate 70% working interest, and the Federal 32-31 in which we have an approximate 80% interest, were successfully completed during December 2003. We operate both of these wells that began selling production during December 2003.


     During February and April 2003, we sold through a private placement, 11,052 shares of convertible preferred stock to a group of accredited investors, including members of our management, resulting in net proceeds of approximately $4,800,000. During February 2003, $1,400,000 of the proceeds from this sale were used to repay all of our outstanding obligations under a short term promissory note. We planned to use the remaining proceeds from this sale for the development and exploitation of our Riverbend Project and for general corporate purposes.

     On June 9, 2003, Pannonian was named as a defendant in a lawsuit filed in the United States District Court of Midland County, Texas. On July 15, 2003, Gasco was also named as defendant in the same lawsuit. The plaintiffs, Burlington Resources Oil & Gas Company LP by BROG GP Inc. its sole General
Partner, claim that Pannonian and Gasco owe them $1,007,894.14 in unpaid invoices. We have accrued these amounts owed within the accompanying financial statements and fully intend to pay these amounts owed to Burlington Resources.

     On August 12, 2003, the Company's Board of Directors approved the issuance of 425,000 shares of common stock, under the Gasco Energy, Inc. 2003 Restricted Stock Plan, to certain of the Company's officers and directors. The restricted shares vest 20% on the first anniversary, 20% on the second anniversary and 60% on the third anniversary of the awards. The shares fully vest upon certain events, such as a change in control of the Company, expiration of the individual's employment agreement and termination by the Company of the individual's employment without cause. Any unvested shares are forfeited upon termination of employment for any other reason.

     The compensation expense related to the restricted stock was measured on September 18, 2003, the date the Restricted Stock Plan was approved by the Company's stockholders and is amortized over the three year vesting period. The shares of restricted stock are considered issued and outstanding at the date of grant and are included in shares outstanding for the purposes of computing diluted earnings per share. The Company had 425,000 unvested shares of restricted stock outstanding as of September 30, 2003 and the compensation expense related to these shares during the nine months ended September 30, 2003 was $13,828. There were no outstanding shares of restricted stock during 2002.


     On October 15, 2003 we closed the sale of $2,500,000 of 8% Convertible Debentures in a private placement, for a net aggregate purchase price of $2,390,000. The Debentures bear interest at 8% per annum, which is payable monthly, and are convertible into 4,166,667 shares of our common stock, at the holder's option, at a conversion price of $0.60 per common share. Monthly principal payments of $37,500 begin in the fourth quarter of 2006 and the maturity date of the Debentures is October 15, 2008. The Debentures are secured by the producing wellbores that we develop using this financing. Additionally, the Debenture holders exercised their right to designate a single nominee to our Board of Directors during October 2003.


     The Debenture conversion price of $0.60 per common share was lower than the trading value of our common stock on the date the Debentures were issued. This resulted in a beneficial conversion feature of approximately $167,000, which will be amortized over the life of the Debentures.


     On October 23, 2003, we completed the sale through a private placement of 4,788,436 shares of our common stock to a group of accredited previous investors. The selling price of $0.58 per common share was determined by taking 97 percent of the 20-day average closing price of our common stock for the period ending October 17, 2003, and resulted in total proceeds of approximately $2,780,000. The expenses associated with this transaction are approximately $15,000.


     During October 2003, we completed a transaction whereby we settled an outstanding account payable owed of $1,606,982 to an oilservice provider arising from drilling and completion expenditures of five of our operated wells, by paying the provider $400,000 in cash and conveying to the provider a portion of our interests in two Riverbend wells. Subsequent to this transaction, we retained a 30% working interest in the two subject wells and our ownership in the third well remained unchanged.

     In connection with the offerings above, we agreed to maintain an effective registration statement covering the shares of common stock issued, as well as those underlying the shares of preferred stock and the Debentures issued in the offerings described above. We have included such shares and have named the holders of such shares in this registration statement under "Selling Stockholders."


Risks Related to Our Strategy


     Our natural gas and petroleum exploration activities take place in a highly competitive and speculative business atmosphere. In seeking suitable natural gas and petroleum properties for acquisition, we compete with a number of other companies operating in our areas of interest, including large oil and gas companies and other independent operators with greater financial resources. We do not believe that our competitive position in the petroleum and natural gas industry will be significant.


     We anticipate a competitive market for obtaining drilling rigs and services, and the manpower to run them. The current high level of drilling activity in our areas of exploration may have a significant adverse impact on the timing and profitability of our operations. In addition, as discussed under Risk Factors, we will be required to obtain drilling permits for our wells, and there is no assurance that such permits will be available timely or at all.

         Prospective investors should carefully consider the matters set forth under the caption "Risk Factors," as well as the other information set forth in this prospectus. One or more of these matters could negatively affect our ability to successfully implement our business strategy.


Our Executive Offices


         Our principal executive offices are located at 14 Inverness Drive East, Building H, Suite 236, Englewood, Colorado 80112, and our telephone number is
(303) 483-0044. Our website is located at www.gascoenergy.com. Information contained in our website is not part of this prospectus.

                       Summary Consolidated Financial Data



The following table presents a summary of our historical consolidated financial data derived from our audited consolidated financial statements. The summary consolidated financial data presented below for the nine month periods ended September 30, 2003 and 2002 is derived from our unaudited consolidated financial statements and includes, in the opinion of management, all normal and recurring adjustments necessary to present fairly the data for such periods. The results of operations for the nine months ended September 30, 2003 and 2002 should not be regarded as indicative of results for the full year. You should read the following data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes includedelsewhere in this prospectus. Nine Months Ended



                                                                                                Nine Months Ended
                                                        Years Ended December 31,                  September 30,
                                                ------------------------------------------    ----------------------
                                                    2000            2001         2002          2002           2003
                                                    ----            ----         ----          ----           ----
Statement of Operations Data:
Revenues:
   Oil and gas.................................  $         -  $     36,850 $      164,508     $   95,543    $  935,478
   Gain on sale of permit......................      200,000             -              -              -             -
   Interest....................................            -        193,352        76,140         62,362         9,128
                                                  ------------      --------     --------       --------      ---------
      Total revenues............................     200,000        230,202       240,648        157,905       944,606
                                                  -----------       --------     --------       --------      --------
Operating expenses:
   General and administrative..................      951,734     4,326,065      5,080,287      3,936,479     2,120,856
   Lease operating.............................            -        12,679        119,809         76,057       280,968
   Depletion, depreciation and amortization....            -         5,760        149,109        195,795       398,588
   Impairment..................................            -             -        541,125        541,125             -
   Interest....................................       61,776        67,363              -              -        24,673
                                                  ----------     ---------     ----------      ---------    ----------
     Total operating expenses..................    1,013,510     4,411,867      5,890,330      4,749,456     2,825,085
                                                  ----------   -----------     ----------      ---------   -----------
     Net loss from operations..................     (813,510)   (4,181,665)    (5,649,682)    (4,591,551)   (1,880,479)
                                                  -----------  ------------    -----------    ------------ -----------
Other income (expense).........................      (29,751)       52,206              -              -             -
                                                  ----------   -----------     ----------     ----------   -----------
Loss before cumulative effect of change in
 accounting principle...........................    (843,261)   (4,129,459)    (5,649,682)    (4,591,551)   (1,880,479)
                                                  -----------  ------------    -----------   ------------  -----------
Cumulative effect of change in accounting
Principle                                                  -             -              -              -       (9,687)
                                                    ---------   ------------   -----------   ------------  -----------

Net loss                                            (843,261)   (4,129,459)    (5,649,682)   (4,591,551)   (1,890,166)

Preferred stock dividends                                  -             -              -              -     (216,145)

Series A Convertible Redeemable Preferred
 Stock deemed distribution.......................          -   (11,400,000)             -              -             -
                                                    --------   ------------    -----------    -----------    ---------
Net loss attributable to common stockholders... $   (843,261) $(15,529,459)   $(5,649,682)  $(4,591,551) $ (2,106,311)
                                                    ========= =============   ===========   ============ =============

Per common share data - basic and diluted
  Loss before cumulative effect of change in
    accounting principle                        $      (0.06)   $    (0.63)     $   (0.16)     $  (0.13)    $   (0.05)
  Cumulative effect of change in accounting
     principle                                              -             -              -             -             -
                                                   -----------  -----------     -----------     ---------    ---------
Net loss per common share - basic and diluted          (0.06) $      (0.63)     $   (0.16)   $    (0.13)    $   (0.05)
                                                   ==========   ===========     ==========     =========      ========
Weighted average number of common shares
outstanding:Basic and Diluted..................   13,800,595    24,835,144     36,439,074     35,389,349    40,347,042
                                                  ==========    ==========     ==========     ==========    ==========




                                                          At December 31,             At September 30,
                                                ---------------------------------    -----------------
                                                           2001           2002             2003
                                                           ----           ----             ----
Balance Sheet Data:
Cash and cash equivalents....................    $       12,296,58$     2,089,062    $    478,692
Working capital (deficit)....................            11,860,584   (2,857,539)     (2,498,611)
Oil and gas properties, at cost, accounted
for using the full cost method of accounting.            9,152,740     25,406,595      28,634,422
Total assets.................................            21,658,525    27,505,501      28,826,115
Total liabilities............................              593,100      5,491,236       3,763,281
Stockholders' equity.........................            21,065,425    22,014,265      25,062,834
-------------------

RISK FACTORS

     Investing in our common stock will provide you with an equity ownership in Gasco. As one of our stockholders, you will be subject to risks inherent in our business. The trading price of your shares will be affected by the performance of our business relative to, among other things, competition, market conditions and general economic and industry conditions. The value of your investment may decrease, resulting in a loss. You should carefully consider the following factors as well as other information contained in this prospectus before deciding to invest in shares of our common stock.

We have incurred losses since our inception and will continue to incur losses in the future.

     To date our operations have not generated sufficient operating cash flows to provide working capital for our ongoing overhead, the funding of our lease acquisitions and the exploration and development of our properties. Without adequate financing, we may not be able to successfully develop any prospects that we have or acquire and we may not achieve profitability from operations in the near future or at all.


     During the year ended December 31, 2002 and during the nine months ended September 30, 2003, we incurred losses of $5,649,682 and $1,890,166, respectively. We have an accumulated deficit of $24,655,402 from our inception through September 30, 2003, including the Series A Convertible Redeemable Preferred Stock deemed distribution of $11,400,000 as further described in Note 11 of our accompanying financial statements.

Our oil and gas reserve information is estimated and may not reflect our actual reserves.

     Estimating accumulations of gas and oil is complex and is not exact because of the numerous uncertainties inherent in the process. The process relies on interpretations of available geological, geophysical, engineering and production data. The extent, quality and reliability of this technical data can vary. The process also requires certain economic assumptions, some of which are mandated by the SEC, such as gas and oil prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. The accuracy of a reserve estimate is a function of:


        .the quality and quantity of available data;


        .the interpretation of that data;


        .the accuracy of various mandated economic assumptions; and


        .the judgment of the persons preparing the estimate.


         The proved reserve information included in this prospectus is based on estimates prepared by James R. Stell, independent petroleum engineer. Estimates prepared by others could differ materially from these estimates.


     The most accurate method of determining proved reserve estimates is based upon a decline analysis method, which consists of extrapolating future reservoir pressure and production from historical pressure decline and production data. The accuracy of the decline analysis method generally increases with the length of the production history. Since most of our wells had been producing less than two months, their production history was relatively short, so other (generally less accurate) methods such as volumetric analysis and analogy to the production history of wells of other operators in the same reservoir were used in conjunction with the decline analysis method to determine our estimates of proved reserves. As our wells are produced over time and more data is available, the estimated proved reserves will be redetermined on an annual basis and may be adjusted based on that data.


     Actual future production, gas and oil prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable gas and oil reserves most likely will vary from our estimates. Any significant variance could materially affect the quantities and present value of our reserves. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development and prevailing gas and oil prices. Our reserves may also be susceptible to drainage by operators on adjacent properties.


     It should not be assumed that the present value of future net cash flows included herein is the current market value of our estimated proved gas and oil reserves. In accordance with SEC requirements, we generally base the estimated discounted future net cash flows from proved reserves on prices and costs on the date of the estimate. Actual future prices and costs may be materially higher or lower than the prices and costs as of the date of the estimate.

Future changes in commodity prices or our estimates and operational developments may result in impairment charges to our reserves.

     We may be required to writedown the carrying value of our gas and oil properties when gas and oil prices are low or if there is substantial downward adjustments to the estimated proved reserves, increases in the estimates of development costs or deterioration in the exploration results.


     We follow the full cost method of accounting, under which, capitalized gas and oil property costs less accumulated depletion and net of deferred income taxes may not exceed an amount equal to the present value, discounted at 10%, of estimated future net revenues from proved gas and oil reserves plus the cost, or estimated fair value, if lower of unproved properties. Should capitalized costs exceed this ceiling, an impairment is recognized. The present value of estimated future net revenues is computed by applying current prices of gas and oil to estimated future production of proved gas and oil reserves as of period-end, less estimated future expenditures to be incurred in developing and producing the proved reserves assuming the continuation of existing economic conditions. Once an impairment of gas and oil properties is recognized, is not reversible at a later date even if oil or gas prices increase.

Our common stock does not trade in a mature market and therefore has limited liquidity.

     Our common stock is highly speculative and has only been trading in the public markets since January 2001. Our common stock trades on the over-the-counter market. Holders of our common stock may not be able to liquidate their investment in a short time period or at the market prices that currently exist at the time a holder decides to sell. Because of this limited liquidity, it is unlikely that shares of our common stock will be accepted by lenders as collateral for loans.

The development of oil and gas properties involves substantial risks that may result in a total loss of investment.

     The business of exploring for and producing oil and gas involves a substantial risk of investment loss that even a combination of experience, knowledge and careful evaluation may not be able to overcome. Drilling oil and gas wells involves the risk that the wells will be unproductive or that, although productive, the wells do not produce oil and/or gas in economic quantities. Other hazards, such as unusual or unexpected geological formations, pressures, fires, blowouts, loss of circulation of drilling fluids or other conditions may substantially delay or prevent completion of any well. Adverse weather conditions can also hinder drilling operations.


     A productive well may become uneconomic in the event water or other deleterious substances are encountered, which impair or prevent the production of oil and/or gas from the well. In addition, production from any well may be unmarketable if it is contaminated with water or other deleterious substances.

We may not be able to obtain adequate financing to continue our operations.

     We have relied in the past primarily on the sale of equity capital and farm-out and other similar types of transactions to fund working capital and the acquisition of its prospects and related leases. Failure to generate operating cash flow or to obtain additional financing could result in substantial dilution of our property interests, or delay or cause indefinite postponement of further exploration and development of our prospects with the possible loss of our properties. For example, we are party to an agreement with ConocoPhillips Petroleum to conduct drilling operations on approximately 30,000 acres within the Riverbend project. ConocoPhillips will fund its share of drilling and completion costs of wells that it drills within that area. In order to maximize our interests in any future Riverbend wells drilled by ConocoPhillips, we must fund our proportionate share of the drilling and completion costs of such wells. Generally, if we fund our proportionate share of drilling and completion costs in a well drilled by ConocoPhillips, we will retain a 14% working interest (which becomes a 10.5% working interest after payout) in the well drilled by ConocoPhillips and the spacing unit surrounding the well. If we do not fund our proportionate shares of drilling and completion costs in a well drilled by ConocoPhillips, our interests will be reduced to a 0.35% overriding interest in the well and spacing unit before payout, which will convert to a 2.10% working interest after such well reaches payout.


     This project and our other projects will require significant new funding. We have not yet secured specific sources of adequate funding for this and other projects, and we may be unable to timely secure financing on terms that are favorable to us or at all. Any future financing through the issuance of our common stock will likely result in a substantial dilution to our stockholders.

We may suffer losses or incur liability for events that we or the operator of a property have chosen not to obtain insurance.

     Although management believes the operator of any property in which we may acquire interests will acquire and maintain appropriate insurance coverage in accordance with standard industry practice, we may suffer losses from uninsurable hazards or from hazards, which we or the operator have chosen not to insure against because of high premium costs or other reasons. We may become subject to liability for pollution, fire, explosion, blowouts, cratering and oil spills against which we cannot insure or against which we may elect not to insure. Such events could result in substantial damage to oil and gas wells, producing facilities and other property and personal injury. The payment of any such liabilities may have a material, adverse effect on our financial position.

We may incur losses as a result of title deficiencies in the properties in which we invest.

     If an examination of the title history of a property that we have purchased reveals a petroleum and natural gas lease that has been purchased in error from a person who is not the owner of the mineral interest desired, our interest would be worthless. In such an instance, the amount paid for such petroleum and natural gas lease or leases would be lost.


     It is our practice, in acquiring petroleum and natural gas leases, or undivided interests in petroleum and natural gas leases, not to undergo the expense of retaining lawyers to examine the title to the mineral interest to be placed under lease or already placed under lease. Rather, we will rely upon the judgment of petroleum and natural gas lease brokers or landmen who perform the fieldwork in examining records in the appropriate governmental office before attempting to acquire a lease in a specific mineral interest.


     Prior to the drilling of a petroleum and natural gas well, however, it is the normal practice in the petroleum and natural gas industry for the person or company acting as the operator of the well to obtain a preliminary title review of the spacing unit within which the proposed petroleum and natural gas well is to be drilled to ensure there are no obvious deficiencies in title to the well. Frequently, as a result of such examinations, certain curative work must be done to correct deficiencies in the marketability of the title, and such curative work entails expense. The work might include obtaining affidavits of heirship or causing an estate to be administered.


The volatility of natural gas and oil prices could have a material adverse effect on our business.


     A sharp decline in the price of natural gas and oil prices would result in a commensurate reduction in our income from the production of oil and gas. In the event prices fall substantially, we may not be able to realize a profit from our production and would continue to operate at a loss. In recent decades, there have been periods of both worldwide overproduction and underproduction of hydrocarbons and periods of both increased and relaxed energy conservation efforts. Such conditions have resulted in periods of excess supply of, and reduced demand for, crude oil on a worldwide basis and for natural gas on a domestic basis. These periods have been followed by periods of short supply of, and increased demand for, crude oil and natural gas. The excess or short supply of crude oil has placed pressures on process and has resulted in dramatic price fluctuations even during relatively short periods of seasonal market demand. Among the factors that can cause the price volatility are:


          - Worldwide or regional demand for energy, which is affected by economic conditions;


          -    The domestic and foreign supply of natural gas and oil;


          -    Weather conditions;


          -    Domestic and foreign governmental regulations;


          -    Political conditions in natural gas or oil producing regions;


          - The ability of members of the Organization of Petroleum Exporting Countries to agree upon and maintain oil prices and production levels; and


          -    The price and availability of alternative fuels.


     All of our production is currently located in, and all of our future production is anticipated to be located in, the Rocky Mountain Region of the United States. The gas prices that the Company and other operators in the Rocky Mountain region have received and are currently receiving are at a steep discount to gas prices in other parts of the country. Factors that can cause price volatility for crude oil and natural gas within this region are:


          - The availability of gathering systems with sufficient capacity to handle local production;

          -    Seasonal fluctuations in local demand for production;


          -    Local and national gas storage capacity;


          -    Interstate pipeline capacity; and


          - The availability and cost of gas transportation facilities from the Rocky Mountain region.


     In addition, because of our size we do not own or lease firm capacity on any interstate pipelines. As a result, our transportation costs are particularly subject to short-term fluctuations in the availability of transportation facilities. Our management believes that the steep discount in the prices it receives may be due to pipeline constraints out of the region, but there is no assurance that increased capacity will improve the prices to levels seen in other parts of the country in the future. Even if we acquire additional pipeline capacity, conditions may not improve due to other factors listed above.


     It is impossible to predict natural gas and oil price movements with certainty. Lower natural gas and oil prices may not only decrease our revenues on a per unit basis but also may reduce the amount of natural gas and oil that we can produce economically. A substantial or extended decline in natural gas and oil prices may materially and adversely affect our future business, financial condition, results of operations, liquidity and ability to finance planned capital expenditures. Further, oil prices and natural gas prices do not necessarily move together.

Our ability to market the oil and gas that we produce is essential to our business.

     Several factors beyond our control may adversely affect our ability to market the oil and gas that we discover. These factors include the proximity, capacity and availability of oil and gas pipelines and processing equipment, market fluctuations of prices, taxes, royalties, land tenure, allowable production and environmental protection. The extent of these factors cannot be accurately predicted, but any one or a combination of these factors may result in our inability to sell our oil and gas at prices that would result in an adequate return on our invested capital. For example, we currently distribute the gas that we produce through a single pipeline. If this pipeline were to become unavailable, we would incur additional costs to secure a substitute facility in order to deliver the gas that we produce. We rely upon the services of third party gathering companies to transport our natural gas to market. A disruption in this service could materially limit our ability to move our natural gas to market until alternative transportation can be arranged which may take an extended period of time.

We are subject to environmental regulation that can adversely affect the timing and cost of our operations.

     Our exploration and proposed production activities are subject to certain federal, state and local laws and regulations relating to environmental quality and pollution control. These laws and regulations increase the costs of these activities and may prevent or delay the commencement or continuance of a given operation. Specifically, we are subject to legislation regarding emissions into the environment, water discharges, and storage and disposition of hazardous wastes. In addition, legislation has been enacted which requires well and facility sites to be abandoned and reclaimed to the satisfaction of state authorities. However, such laws and regulations have been frequently changed in the past, and we are unable to predict the ultimate cost of compliance as a result of future changes. It is anticipated that before full field development can occur we will be required to conduct Environmental Assessments and/or
Environmental Impact Statements which may result in material delays and/or limitations to developing all or part of our leasehold interests.

We are subject to complex governmental regulations which may adversely affect the cost of our business.

     Petroleum and natural gas exploration, development and production are subject to various types of regulation by local, state and federal agencies. We may be required to make large expenditures to comply with these regulatory requirements. Legislation affecting the petroleum and natural gas industry is under constant review for amendment and expansion. Also, numerous departments and agencies, both federal and state, are authorized by statute to issue and have issued rules and regulations binding on the petroleum and natural gas industry and its individual members, some of which carry substantial penalties for failure to comply. Any increases in the regulatory burden on the petroleum and natural gas industry created by new legislation would increase our cost of doing business and, consequently, adversely affect our profitability. A major risk inherent in drilling is the need to obtain drilling permits from local authorities. Delays in obtaining drilling permits, the failure to obtain a drilling permit for a well or a permit with unreasonable conditions or costs could have a materially adverse effect on our ability to effectively develop our properties.

Our competitors may have greater resources which could enable them to pay a higher price for properties and to better withstand periods of low market prices for hydrocarbons.

     The petroleum and natural gas industry is intensely competitive, and we compete with other companies, which have greater resources. Many of these companies not only explore for and produce crude petroleum and natural gas but also carry on refining operations and market petroleum and other products on a regional, national or worldwide basis. Such companies may be able to pay more for productive petroleum and natural gas properties and exploratory prospects or define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit. In addition, such companies may have a greater ability to continue exploration activities during periods of low hydrocarbon market prices. Our ability to acquire additional properties and to discover reserves in the future will be dependent upon our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment.

We may have difficulty managing growth in our business.

     Because of our small size, growth in accordance with our business plans, if achieved, will place a significant strain on our financial, technical, operational and management resources. As we expand our activities and increase the number of projects we are evaluating or in which we participate, there will be additional demands on our financial, technical and management resources. The failure to continue to upgrade our technical, administrative, operating and financial control systems or the occurrence of unexpected expansion difficulties, including the recruitment and retention of experienced managers, geoscientists and engineers, could have a material adverse effect on our business, financial condition and results of operations and our ability to timely execute our business plan.

Our success depends on our key management personnel, the loss of any of whom could disrupt our business.

     The success of our operations and activities is dependent to a significant extent on the efforts and abilities of our management. The loss of services of any of our key managers could have a material adverse effect on our business. We have not obtained "key man" insurance for any of our management. Mr. Erickson is the Chief Executive Officer and Mr. Decker is an executive vice president and Chief Operating Officer of Gasco. The loss of their services may adversely affect our business and prospects.

Our officers and directors are engaged in other businesses which may result in conflicts of interest

     Certain of our officers and directors also serve as directors of other companies or have significant shareholdings in other companies. To the extent that such other companies participate in ventures in which we may participate, or compete for prospects or financial resources with us, these officers and directors will have a conflict of interest in negotiating and concluding terms relating to the extent of such participation. In the event that such a conflict of interest arises at a meeting of the board of directors, a director who has such a conflict must disclose the nature and extent of his interest to the board of directors and abstain from voting for or against the approval of such participation or such terms.


     In accordance with the laws of the State of Nevada, our directors are required to act honestly and in good faith with a view to the best interests of Gasco. In determining whether or not we will participate in a particular program and the interest therein to be acquired by it, the directors will primarily consider the degree of risk to which we may be exposed and its financial position at that time.

It may be difficult to enforce judgments predicated on the federal securities laws on some of our board members who are not U.S. residents.

     Two of our directors reside outside the United States and maintain a substantial portion of their assets outside the United States. As a result it may be difficult or impossible to effect service of process within the United States upon such persons, to bring suit in the United States or to enforce, in the U.S. courts, any judgment obtained there against such persons predicated upon any civil liability provisions of the U.S. federal securities laws.


     Foreign courts may not entertain original actions against our directors or officers predicated solely upon U.S. federal securities laws. Furthermore, judgments predicated upon any civil liability provisions of the U.S. federal securities laws may not be directly enforceable in foreign countries.

              CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

     Some of the information in this prospectus, contains forward-looking statements within the meanings of Section 27A of the Securities Exchange Act of 1934. These statements express, or are based on, our expectations about future events. These include such matters as:

          -    financial position;

          -    business strategy;

          -    budgets;

          -    amount, nature and timing of capital expenditures;

          -    estimated reserves of natural gas and oil;

          -    drilling of wells;

          -    acquisition and development of oil and gas properties;

          -    timing and amount of future production of natural gas and oil;

          -    operating costs and other expenses; and

          -    cash flow and anticipated liquidity.

     There are many factors that could cause these forward-looking statements to be incorrect including, but not limited to, the risks described under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." These factors include, among others:

          -    our ability to generate sufficient cash flow to operate;

          -    the lack of liquidity of our common stock;

          -    the risks associated with exploration;

          -    natural gas and oil price volatility;

          - uncertainties in the projection of future rates of production and timing of development expenditures;

          -    operating hazards attendant to the natural gas and oil business;

          - downhole drilling and completion risks that are generally not recoverable from third parties or insurance;

          - potential mechanical failure or under-performance of significant wells;

          -    climatic conditions;

          -    availability and cost of material and equipment;

          -    delays in anticipated start-up dates;

          -    actions or inactions of third-party operators of our properties;

          -    our ability to find and retain skilled personnel;

          -    availability of capital;

          -    the strength and financial resources of our competitors;

          -    regulatory developments;

          -    environmental risks; and

          -    general economic conditions.

     Any of the factors listed above and other factors contained in this prospectus could cause our actual results to differ materially from the results implied by these or any other forward-looking statements made by us or on our behalf. We cannot assure you that our future results will meet our expectations. You should pay particular attention to the risk factors and cautionary statements described under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     When you consider these forward-looking statements, you should keep in mind these risk factors and the other cautionary statements in this prospectus. Our forward-looking statements speak only as of the date made.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders. See "Selling Stockholders."

                 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY


Our common stock was initially admitted for trading on the OTC Bulletin Board on August 25, 2000 under the trading symbol "SJQR" and trading did not commence until January 2001. On March 30, 2001, our predecessor company changed its name to Gasco and began trading on the OTC Bulletin Board under the symbol "GASE.OB." As of December 30, 2003, we had 66 registered holders of our common stock. The following table sets forth the high and low sales prices per share of our common stock, as reported on the OTC bulletin board for the periods indicated.


                                                            High      Low
2001
     First Quarter                                         $4.06     $0.03
     Second Quarter                                         4.00      2.05
     Third Quarter                                          3.20      1.00
     Fourth Quarter                                         2.85      1.15

2002
     First Quarter                                          2.24      1.55
     Second Quarter                                         2.55      1.57
     Third Quarter                                          1.75      0.68
     Fourth Quarter                                         1.15      0.53

2003
     First Quarter                                          0.75      0.46
     Second Quarter                                         0.90      0.42
     Third Quarter                                          0.90      0.51
     Fourth Quarter                                         1.32      0.54




     We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings and other cash resources, if any, for the operation and development of our business and do not anticipate paying any cash dividends on our common stock in the foreseeable future. Payment of any future dividends will be at the discretion of our board of directors after taking into account many factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." Any future dividends may also be restricted by any loan agreements, which we may enter into from time to time.

Equity Compensation Plans

The  table  below  provides   information   relating  to  the  Company's  equity
compensation plans as of December 31, 2002:

                                                                                  Number of securities
                                                                                  remaining available
                                   Number of securities      Weighted-average     for future issuance
                                       to be issued          exercise price of     under compensation
                                     upon exercise of           outstanding         plans (excluding
                                   outstanding options,          options,         securities reflected
Plan Category                       warrants and rights     warrants and rights     in first column)
-------------                       -------------------     -------------------     ----------------
Equity compensation plans
approved by security holders               258,000            $      1.66                918,900

Equity compensation plans
not approved by security holders          6,097,250                   2.19                    (a)
                                          ---------                ---------             --------

Total                                     6,355,250            $      2.17                918,900
                                         =========                   ====                 =======

(a) The equity compensation plan not approved by shareholders is comprised of individual common stock option agreements issued to directors, consultants and employees of the Company, as summarized below. The common stock options vest between zero and two years of the date of issue and expire within ten years of the vesting date. The exercise prices of these options range from $1.00 per share to $3.70 per share. Since these options are issued in individual compensation arrangements, there are no options available under any plan for future issuance. The material terms of these options are as follows:

Options Issued to:     Number of Options    Exercise Price      Vesting Dates       Expiration Dates

     Employees             5,674,750         $1.00 - $3.15        2001 - 2003           2006 - 2008
     Consultants             272,500         $3.00 - $3.70        2001 - 2003           2006 - 2008
     Directors               150,000         $3.00 - $3.15        2001 - 2003           2006 - 2008
                           ---------
Total Issued              6,097 250
                          =========

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth some of our historical consolidated financial data. You should read the following data with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes included elsewhere in this prospectus. We derived the Statement of Operations data for the two-year period ended December 31, 2002 and the balance sheet data as of December 31, 2001 and December 31, 2002 from our Consolidated Financial Statements, which have been audited by Deloitte & Touche LLP, independent auditors, and are included in this Prospectus. We derived the statement of operations data for the one-year period ended December 31, 2000 and the balance sheet data as of December 31, 2000 from our consolidated financial statements, which have been audited by Wheeler Wasoff, P.C., independent auditors. The statement of operations for the one-year period ended December 31, 2000 is included in this prospectus. We derived the statement of operations data for the year ended December 31, 1999 and the period from our inception on May 21, 1998 through December 31, 1999 and the balance sheet data as of December 31, 1998 and 1999 from our consolidated financial statements. The following financial information should be read in conjunction with "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements included in this prospectus. In the opinion of our management, the unaudited financial information includes all adjustments, consisting of only normal recurring adjustments, considered necessary for a fair presentation of that information. Our results of operations for the nine-month period ended September 30, 2003 are not necessarily indicative of the results that we may achieve for the entire year.


                                                                                                               Nine Months Ended
                                                            Years Ended December 31,                            September 30,
                                      ---------------------------------------------------------------------   -----------------
                                        1998
                                       (from
                                      inception)    1999           2000            2001             2002        2002           2003
                                     ------------------------- -------------- --------------- ------------    -----------  ---------
Statement of Operations Data:
Revenues:
   Oil and gas.......................$      --  $        -- $          --  $        36,850  $     164,508      $  95,543  $ 935,478
   Gain on sale of permit............       --           --       200,000               --             --             --          --
   Interest..........................       --           --            --          193,352         76,140         62,362      9,128
                                       --------  ----------- -------------  ---------------  -------------      --------    --------
      Total revenues..................       --           --       200,000          230,202        240,648       157,905     944,606
                                       --------  ----------- -------------  ---------------  -------------      --------    --------
 Operating expenses:
   General and administrative........    6,000      738,153       951,734        4,326,065      5,080,287      3,936,479   2,120,856
   Lease operating...................       --           --            --           12,679        119,809         76,057     280,968
   Depletion, depreciation and
    amortization....................        --           --            --            5,760        149,109        195,795     395,588
   Impairment........................       --           --            --               --        541,125        541,125           -
   Interest..........................       --       13,347        61,776           67,363             --              -      24,673
                                       --------  ----------- -------------  ---------------  -------------      ---------  ---------
     Total operating expenses........    6,000      751,500     1,013,510        4,411,867      5,890,330      4,749,456   2,825,085
                                       --------  ----------- -------------  ---------------  -------------     ----------  ---------
      Net loss from operations........   (6,000)    (751,500)     (813,510)      (4,181,665)    (5,649,682)   (4,591,551)(1,880,479)
                                       --------  ----------- -------------  ---------------  -------------     ---------- ----------

Other income (expense)...............                14,666       (29,751)          52,206             --              --         --
                                       --------  ----------- -------------  ---------------  -------------     ----------  ---------
Loss before cummulative effect of
  change in accounting principle.....  (6,000)    (736,834)     (843,261)      (4,129,459)   (5,649,682)     (4,591,551)(1,880,479)
                                       --------  ----------- -------------  ---------------  -------------   ------------ ----------
Cummulative effect of change in
  accounting principle..............         -            -             -                -              -            -       (9,687)
                                       --------- ----------- -------------  --------------   -------------   ------------ ----------

Net loss............................   (6,000)    (736,834)     (843,261)      (4,129,459)   (5,649,682)     (4,591,551) (1,890,166)
                                       --------  ----------- -------------  ---------------  -------------     ---------- ----------
Preferred stock dividends                   --          --            --                --             --             --   (216,145)
Series A Convertible Redeemable
Preferred Stock deemed distribution..       --           --            --      (11,400,000)            --             --         --
                                       --------  ----------- -------------  ---------------  ------------     -----------  ---------

Net loss attributable to common
  stockholders....................... $  (6,000) $  (736,834)$    (843,261) $   (15,529,459) $ (5,649,682)  $(4,591,551)$(2,106,311)
                                       ========  =========== =============  ===============  =============  ===========  ===========
Per common share data - basic & diluted
 Loss before cummulative change in
  accounting principle..............$      --  $     (0.06)$       (0.06) $         (0.63) $       (0.16)     $  (0.13)  $ (0.05)
Cummulative change in accounting
  principle.........................       --            --            --              --             --            --        --
                                       -------       ------         ------         -------        -------         -----    -------
Net loss per common share:..........
   Basic and Diluted.................$     --   $     (0.06)$       (0.06) $         (0.63) $       (0.16)     $ (0.13)  $  (0.05)
                                       ========  =========== =============  ===============  =============     ========    =======

Weighted average number of common
shares outstanding:..................
   Basic and Diluted.................       --   11,923,093    13,800,595       24,835,144     36,439,074    35,389,349  40,347,042
                                       ========  =========== =============  ===============  =============   ==========  ==========




                                                             At December 31,                         At September 30,
                                         ----------------------------------------------------------------------------
                                           1998
                                         (from
                                         inception)     1999       2000        2001         2002          2003
                                         ----------   ---------- ---------  ------------ -----------   -----------
Balance Sheet Data:
   Cash and cash equivalents..........  $        -   $  163,490 $ 881,041  $ 12,296,585 $ 2,089,062     $    478,692
   Working capital (deficit)..........      (6,000)     (65,798) (420,370)   11,860,584  (2,857,539)     (2,498,611)
   Oil and gas properties, at cost,
    accounted for using the full
    cost method.......................           -    2,484,919  1,991,290    9,152,740  25,406,595       28,634,422
   Total assets.......................           -    2,688,826  3,007,259   21,658,525  27,505,501       28,826,115
   Total Liabilities..................           -      266,660  1,428,354      593,100   5,491,236        3,763,281
   Stockholders' equity...............      (6,000)   2,422,166  1,578,905   21,065,425  22,014,265       25,062,834

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Critical Accounting Policies

     We are an independent natural gas and oil company engaged in locating and developing hydrocarbon prospects, primarily located in the Rocky Mountain region of the United States. We follow the full cost method of accounting whereby all costs related to the acquisition and development of oil and gas properties are capitalized into a single cost center referred to as a full cost pool. Such costs include lease acquisition costs, geological and geophysical expenses, overhead directly related to exploration and development activities and costs of drilling both productive and non-productive wells. Proceeds from property sales are generally credited to the full cost pool without gain or loss recognition unless such a sale would significantly alter the relationship between capitalized costs and the proved reserves attributable to these costs. A significant alteration would typically involve a sale of 25% or more of the proved reserves related to a single full cost pool.

     Depletion of exploration and development costs and depreciation of production equipment is computed using the units of production method based upon estimated proved oil and gas reserves. The costs of unproved properties are withheld from the depletion base until such time as they are either developed or abandoned. The properties are reviewed periodically for impairment. Total well costs are transferred to the depletable pool even when multiple targeted zones have not been fully evaluated. For depletion and depreciation purposes, relative volumes of oil and gas production and reserves are converted at the energy equivalent rate of six thousand cubic feet of natural gas to one barrel of crude oil. Our wells began producing in late October of 2001; therefore, we did not have sufficient production information by which reserves could be estimated as of December 31, 2001. Because of this, and because the costs associated with the Company's oil and gas properties related to projects which had not yet been associated with proved reserves, the Company did not record depletion expense during the year ended December 31, 2001.

     Under the full cost method of accounting, capitalized oil and gas property costs less accumulated depletion and net of deferred income taxes may not exceed an amount equal to the present value, discounted at 10%, of estimated future net revenues from proved oil and gas reserves plus the cost, or estimated fair value, if lower, of unproved properties. Should capitalized costs exceed this ceiling, an impairment is recognized. The present value of estimated future net revenues is computed by applying current prices of oil and gas to estimated future production of proved oil and gas reserves as of period-end, less estimated future expenditures to be incurred in developing and producing the proved reserves assuming the continuation of existing economic conditions.

Business Combination

     On February 1, 2001, we entered into an Agreement and Plan of Reorganization pursuant to which we issued 14,000,000 shares of our common stock and warrants to the former stockholders of Pannonian Energy, Inc., a private Delaware corporation, in connection with the merger of Pannonian with our subsidiary. Pannonian was an independent energy company engaged in the exploration, development and acquisition of crude oil and natural gas reserves in the western United States.

     Under the terms of this agreement, Pannonian was required, prior to closing of the merger transaction on March 30, 2001, to divest itself of all assets not associated with its "Riverbend" area of interest. The "spin-offs" were accounted for at the recorded amounts. The net book value of the non-Riverbend assets in the United States transferred, including cash of $1,000,000 and liabilities of $555,185, was approximately $1,850,000. The net book value of Pannonian International Ltd., which owned the non-Riverbend assets located outside the United States, as of the date of distribution was approximately $174,000.

     Certain of our stockholders surrendered for cancellation 2,438,930 common shares of our capital stock on completion of the transaction contemplated by the agreement with Pannonian.

     Upon completion of the transaction, Pannonian became our wholly owned subsidiary. However, since this transaction resulted in the existing stockholders of Pannonian acquiring control of us, for financial reporting purposes the business combination was accounted for as a reverse acquisition with Pannonian as the accounting acquirer.

Forward Looking Statements

     Please refer to the section entitled "Cautionary Statement Regarding Forward Looking Statements" for a discussion of factors which could affect the outcome of forward looking statements used by us.

Results of Operations

     All information for periods prior to March 30, 2001 represents the historical information of our acquiring entity, Pannonian.

The Third Quarter of 2003 Compared to the Third Quarter of 2002

     Gas revenue increased from $43,611 during the third quarter of 2002 to $255,028 during the third quarter of 2003. The revenue increase is comprised of an increase in the average gas price from $1.56 per Mcf during 2002 to $4.30 per Mcf during 2003 combined with increased production of 59,028 Mcf during 2003 versus 27,965 Mcf during 2002, primarily due to our drilling activity during 2002 and 2003.

     Oil revenue during the third quarter of 2003 is comprised of 802 bbl of oil at an average price of $27.52 per bbl. The increase in production from the same period during 2002 is due to the increased drilling activity discussed above.

     Interest income during 2003 and 2002 represents the interest earned on our combined cash and cash equivalents and restricted cash balances. Interest income decreased by $15,796 during the third quarter of 2003 as compared with the third quarter of 2002 primarily due to a decrease in the average cash balance.

     General and administrative expense decreased from $1,461,377 to $684,480 during the quarter ended September 30, 2003 as compared with the same period during 2002, primarily due to our efforts to decrease our overhead expenses. The $776,897 decrease in these expenses is comprised of approximately $100,000 in salary reductions due to the implementation, during January 2003, of a 36% annual reduction in the cash component of our senior management compensation, a $270,000 reduction in compensation expense due to the one time payment of a bonus to an employee of the Company who was instrumental in securing our agreement with Shama Zoe, as described in Liquidity and Capital Resources, a $150,000 reduction in legal fees and a $200,000 decrease in consulting fees that were incurred in connection with the 2002 property transactions discussed above. The remaining decrease in general and administrative expenses is due to the fluctuation in numerous other expenses, none of which are individually significant.

     Lease operating expense increased $71,342 during the third quarter of 2003 as compared with the third quarter of 2002. The increase is due a greater number of producing wells during 2003 resulting from our drilling activity during 2002 and 2003.

     Depletion, depreciation and amortization expense during third quarter of 2003 is comprised of $108,000 of depletion expense related to our proved oil and gas properties, $13,596 of depreciation expense related to our furniture, fixtures and other assets and $3,352 of accretion expense related to our asset retirement obligation. The corresponding expense during the third quarter of 2002 consists of $39,325 of depletion expense and $11,832 of depreciation expense. The increase in depletion expense during the third quarter of 2003 as compared with the third quarter of 2002 is due primarily to the increase in production discussed above. The increase in depreciation expense during 2003 is the result of the additional equipment purchased during 2002 and 2003.

The Nine Months Ended September 30, 2003 Compared to the Nine Months Ended September 30, 2002

     The comparisons for the nine months ended September 30, 2003 and the nine months ended September 30, 2002 are consistent with those discussed in the third quarter of 2003 compared to the third quarter of 2002 except as discussed below.

     Gas revenue increased from $95,543 during the first nine months of 2002 to $885,866 during the first nine months of 2003. The revenue increase is comprised of an increase in the average gas price from $2.05 per Mcf during 2002 to $4.44 per Mcf during 2003 combined with increased production of 199,645 Mcf during 2003 versus 46,465 Mcf during 2002, due primarily to our drilling activity during 2002 and 2003.

     Oil revenue during the first nine months of 2003 is comprised of 1,750 bbl of oil at an average price of $28.35 per bbl. The increase in production from the same period during 2002 is due to the increased drilling activity discussed above.

     The impairment expense during the first nine months of 2002 represents costs associated with a well drilled in the Southwest Jonah field located in the Greater Green River Basin in Sublette County, Wyoming during the first quarter of 2002. The well was drilled to a total depth of 11,000 feet. The well encountered natural gas, however not of sufficient quantities to be deemed economic. The well was plugged and abandoned during March of 2002. We recognized impairment expense of $541,125 associated with this well during the first nine months of 2002 because the Company believed that the costs incurred for this well exceeded the present value, discounted at 10%, of the future net revenues from its proved oil and gas reserves.

     The interest expense during the nine months ended September 30, 2003 primarily represents the interest incurred on our outstanding note payable, which was repaid during February 2003.

     The cumulative effect of change in accounting principle during 2003 represents our recognition of an asset retirement obligation in connection with the adoption of FAS 143 on January 1, 2003.

Fiscal Year Ended December 31, 2002 Compared to Fiscal Year Ended December 31, 2001

     During the year ended December 31, 2002, we owned interests in thirteen producing wells, two of which began producing in late October of 2001 and the remainder of which began producing during 2002. The oil and gas revenue and lease operating expense during 2002 relate to these wells and is comprised of approximately 66,444 Mcf of natural gas at an average price of $2.47 per Mcf , compared to 17,545 Mcf of natural gas at an average price of $2.10 per Mcf during the year ended December 31, 2001. Lease operating expense increased from $12,679 during 2001 to $119,809 during 2002 due to the increase in the number of producing wells during 2002.

     Interest income during 2002 and 2001 represents the interest earned on our combined cash and cash equivalents and restricted cash balances. Interest income decreased from $193,352 during 2001 to $76,410 during 2002. The decrease is primarily the result of a higher average cash balance during the 2001 primarily due to the sale of preferred and common stock during the second half of 2001.

     General and administrative expense increased by $754,222 from $4,326,065 during 2001 to $5,080,287 during 2002. The increase during 2002 is primarily comprised of a $550,000 increase in compensation expense due to an increase in full-time staff and consultants associated with the increase in our operational activity, a one-time expense of $110,266 in consulting fees paid on behalf of a company of which two of our directors have a combined 66.67% ownership, and numerous other miscellaneous fluctuations, none of which was individually significant.

     Depletion, depreciation and amortization expense during 2002 is comprised of $105,321 of depletion expense related to our proved oil and gas properties and $43,788 of depreciation related to our furniture, fixtures and other assets, respectively. The corresponding expense during 2001 consists of the depreciation expense related to our furniture, fixtures and other assets.

     The impairment expense during the year ended December 31, 2002 represents the costs associated with a well drilled in the Southwest Jonah field located in the Greater Green River Basin in Sublette County, Wyoming during the first quarter of 2002. The natural gas encountered in this well was not of sufficient quantities to be deemed economic; therefore, the costs associated with this well were charged to impairment expense during the year ended December 31, 2002, because we believed that the total costs for this well exceeded the present value, discounted at 10%, of the future net revenues from its proved oil and gas reserves.

     The interest expense during the year ended December 31, 2001 represents the interest incurred on our outstanding notes payable, which were repaid during 2001.

Fiscal Year Ended 2001 Compared to Fiscal Year Ended 2000

     During 2001, we owned interests in two wells that began producing in late October. The oil and gas revenue and lease operating expense during 2001 related to these wells and were comprised of approximately 17,545 Mcf of natural gas at an average price of $2.10 per Mcf. We had no producing wells during 2000 and 1999. Interest income during 2001 represented the interest earned on our cash balance, which increased from $881,041 in 2000 to $12,296,585 primarily due to the sale of preferred and common stock during 2001. General and administrative expense increased from $951,734 in 2000 to $4,326,065 in 2001, primarily due to the increase in staff and professional fees associated with the commencement of our operations. The interest expense during 2001 and 2000 represented the amounts incurred on our outstanding notes payable which were paid off during 2001. Other income during 2000 consisted primarily of a $200,000 gain on the sale of a drilling permit offset by miscellaneous expenses. Other income during 2001 is comprised of numerous miscellaneous items, none of which was individually significant.

Schedule of Contractual Obligations

     The following table summarizes the Company's obligations and commitments to make future payments under its note payable, operating leases, employment contracts and consulting agreement for the periods specified as of December 31, 2002.


                                                                  Payments due by Period
                                        ----------------------------------------------------------------------------
Contractual Obligations                        Total               1 year         2-3 years   4-5 years  After 5 years
-----------------------                        -----               ------         ---------   ---------  -------------

Note payable                             $        1,400,000  $         1,400,000
Operating Lease - office space                       79,698               47,503 $    32,195
Employment Contracts                              1,449,167              470,000     470,000 $   470,000 $  39,167
Consulting Agreement                                370,000              120,000     120,000     120,000    10,000
                                                  ---------            ---------     -------     -------    ------
Total Contractual Cash Obligations      $         3,298,865 $          2,037,503  $  622,195 $   590,000 $  13,167
                                                  =========            =========     =======     =======    ======

-----------

(1) Represents a note payable to Shama Zoe Limited Partnership, which was repaid in full in February 2003. This note is discussed under "--Liquidity and Capital Resources" below.

Liquidity and Capital Resources

     At September 30, 2003, we had cash and cash equivalents of $478,692 compared to cash and cash equivalents of $2,089,062 at December 31, 2002. The decrease in cash and cash equivalents is primarily attributable to the repayment of the $1,400,000 note payable, the cash paid for development and exploration activities of $3,094,652 and the cash used in operations of $1,908,027 partially offset by the net proceeds from the preferred stock offering of $4,797,409.

     Our working capital deficit decreased from $2,857,539 at December 31, 2002 to $2,498,611 as of September 30, 2003 due primarily to the preferred stock offering proceeds, the repayment of the note payable and the development and exploration activities discussed below.

     Subsequent to September 30, 2003 we sold $2,500,000 principal amount of 8% Convertible Debentures for an aggregate net purchase price of $2,390,000, sold 4,788,436 shares of common stock through a private placement for approximately $2,780,000 and settled approximately $1,600,000 of its accounts payable to an oilservice provider by making a cash payment of $400,000 to the provider and conveying to the provider a portion of the interests in two of its wells, as further described above. Management believes that the completion of these transactions will provide us with adequate resources to meet our obligations during the next year, however, management's drilling plans for the coming year will require capital in excess of that currently available and will require us to raise additional funds by selling securities, selling assets or farmouts or similar type arrangements. Any financing obtained through the sale of Gasco equity will likely result in substantial dilution to our stockholders. If we are forced to sell an asset to meet our current liquidity needs, we may not realize the full market value of the asset and the sales price could be less than the carrying value of the asset.

     At December 31, 2002, we had cash and cash equivalents of $2,089,062 compared to cash and cash equivalents of $12,296,585 at December 31, 2001. The decrease in cash and cash equivalents is primarily attributable to the following significant items combined with the cash used in operations of $1,390,306, which is partially offset by the net proceeds of approximately $6,000,000 from the sale of common stock during August 2002.

          - During February 2002, we acquired leasehold interests covering approximately 18,451 gross acres (16,421 net acres) in the Greater Green River Basin located in west-central Wyoming for $1,500,000.

          - We acquired a 45% interest in 21,614 acres in Sublette County, Wyoming for approximately $1,428,000 during February 2002. Effective July 16, 2002, we assigned 25% of our interest to Brek.

          - In connection with our drilling projects, we entered into a $2,000,000 letter of credit during February 2002, which was subsequently amended during May 2002 to $250,000. The letter is collateralized with cash, which is classified as restricted cash in the accompanying financial statements, and terminates in August 2003.

          - We drilled five productive wells in Uintah County, Utah for approximately $6,000,000 and one well, which was a dry hole, in Sublette County, Wyoming for $541,125.

          - We spent approximately $2,900,000 in connection with our participation in the drilling of five productive wells in Uintah County, Utah and two wells in Sublette County, Wyoming, all of which are operated by other companies.

          - During the year ended December 31, 2002, we incurred unproved property costs comprised of delay rentals and the purchase of numerous acreage positions in Wyoming and Utah of $1,300,000.

          - During May 2002, we elected to participate in a 3D seismic shoot covering 100 square miles in Sublette County, Wyoming for $850,000.

     On July 16, 2002, we executed and closed a purchase agreement with Brek Energy Corporation, and other of our stockholders, pursuant to which Brek and the other stockholders purchased from us an undivided 25% of our working interests in all of our undeveloped acreage in exchange for 6,250,000 shares of our common stock and 500 shares of our preferred stock held by Brek and the other stockholders. The other stockholders assigned their right to receive their share of such working interests to Brek, so that Brek acquired title to all of the working interests conveyed by us in the transaction. Brek also has the option to acquire an additional 5% undivided interest in our undeveloped acreage by paying a total of $10.5 million in two equal installments on or before January 1, 2004 and January 1, 2005, respectively. A 2.5% interest will be conveyed to Brek upon receipt of each installment. Brek must make timely payment of the first installment in order to maintain the option to acquire the additional 2.5% interest with the second installment. This transaction eliminated all preferred stock then outstanding (which was convertible into 4,750,000 common shares) and the associated preferential voting rights. This transaction was recorded during the third quarter of 2002 as a $16,709,000 reduction in unproved mineral interests.

     On August 14, 2002, we issued 6,500,000 shares of our common stock to private investors for net proceeds of approximately $6.0 million.

     Working capital decreased from $11,860,584 at December 31, 2001 to a working capital deficit of $2,857,539 at December 31, 2002, primarily due to the decrease in cash and the increase in accounts payable resulting from our operational and drilling activities during 2002 and the current note payable issued for the purchase of 1,400,000 shares of common stock at $1.00 per share, as further described in Note 7 of the accompanying financial statements.

     During February 2003, we sold through a private placement, 11,052 shares of convertible preferred stock to a group of accredited investors, including members of our management, as further described in Note 18 of the accompanying financial statements. The preferred stock was sold for $440 per share resulting in net proceeds of approximately $4,800,000. Dividends on the preferred stock accrue at the rate of 7% per annum payable semi-annually in cash, additional shares of preferred stock or shares of common stock at our option. The conversion price of the preferred stock is $0.70 per common share making each share of preferred stock convertible into approximately 629 shares of our common stock. Shares of the preferred stock are convertible into shares of our common stock at any time at the holder's election. During February 2003, $1,400,000 of the proceeds from this sale were used to repay the note that was issued to Shama Zoe in connection with our repurchase of 1,400,000 shares of common stock at $1.00 per share as further described below under "Significant Properties--Greater Green River Basin Project" and in Note 7 of the accompanying financial statements. The remaining proceeds from this sale will be used for the development and exploitation of our Riverbend Project in the Uinta Basin in Utah and to fund general corporate purposes. In connection with this offering, we agreed to maintain an effective registration statement covering the shares of common stock underlying the shares of preferred stock sold in the offering. We have included such shares and have named the holders of such shares in this registration statement under "Selling Stockholders." As of April 14, 2003, our balance in cash and cash equivalents was approximately $2,200,000.

     In management's view, given the nature of our operations, which consist of the acquisition, exploration and evaluation of petroleum and natural gas properties and participation in drilling activities on these properties, the most meaningful information relates to current liquidity and solvency. Our financial success will be dependent upon the extent to which we can discover sufficient economic reserves and successfully develop and produce from the properties containing those reserves. Such development may take years to complete and the amount of resulting income, if any, is difficult to determine with any certainty. The sales value of any petroleum or natural gas that is discovered is largely dependent upon other factors beyond our control.

Quantitative and Qualitative Disclosures About Market Risk

     Our primary market risk relates to changes in the prices obtained for gas production in the Uinta Basin of northeastern Utah and the Greater Green River Basin of west central Wyoming. This risk will become more significant to us as more wells are drilled and begin producing in these areas. Although we are not using derivatives at this time to mitigate the risk of adverse changes in commodity prices, we may consider using them in the future.

Recent Accounting Pronouncements

     Statement of Financial Accounting Standards No. 141, "Business Combinations" (FAS 141) and Statement of Financial Accounting Standards No. 142, "Goodwill and Intangible Assets" (FAS 142), were issued by the Financial Accounting Standards Board (FASB) in June 2001 and became effective for the Company on July 1, 2001 and January 1, 2002, respectively. The FASB, and others are engaged in deliberations on the issue of whether FAS 141 and 142 require interests held under oil, gas and mineral leases or other contractual arrangements to be classified as intangible assets. If such interests were deemed to be intangible assets, mineral interest use rights for both undeveloped and developed leaseholds would be classified separate from oil and gas properties as intangible assets on our balance sheets only, but these costs would continue to be aggregated with other costs of oil and gas properties in the notes to the financial statements in accordance with Statement of Financial Accounting Standards No. 69, "Disclosures about Oil and Gas Producing Activities" (FAS 69). Additional disclosures required by FAS 141 and 142 would also be included in the notes to financial statements. Historically, and to our knowledge, we and all other oil and gas companies have continued to include these oil and gas leasehold interests as part of oil and gas properties after FAS 141 and 142 became effective. We believe that few oil and natural gas companies have adopted this interpretation or changed their balance sheet presentation for oil and gas leaseholds since the implementation of FAS 141 and 142.

     As applied to companies like Gasco that have adopted full cost accounting for oil and gas activities, we understand that this interpretation of FAS 141 and 142 would only affect its balance sheet classification of proved oil and gas leaseholds acquired after June 30, 2001 and its unproved oil and gas leaseholds. Our results of operations would not be affected, since these leasehold costs would continue to be amortized in accordance with full cost accounting rules. At December 31, 2002 and September 30, 2003, we had undeveloped leaseholds of approximately $13,984,536 and $14,600,267, respectively, that would be classified on the balance sheet as "intangible undeveloped leasehold" if we applied the interpretation currently being deliberated. This classification would require us to make the disclosures set forth under FAS 142 related to these interests. Our current disclosures are those required by FAS 69.

     We will continue to classify our oil and gas leaseholds as tangible oil and gas properties until further guidance is provided. Although most of our oil and gas property interests are held under oil and gas leases, it is not expected that this interpretation, if adopted, would have a material impact on our financial condition or results of operations.

     In November 2002, the FASB issued Financial Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantee of Indebtedness of Others" (FIN 45). FIN 45 requires that upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligation it assumes under that guarantee. FIN 45's provisions for initial recognition and measurement are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. Our adoption of FIN 45 on January 1, 2003 did not affect our financial position or results of operations.

     In January 2003, the FASB issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" (FIN 46). FIN 46 clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements" to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated support from other parties. FIN 46 requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among parties involved. All companies with variable interests in variable interest entities created after January 31, 2003, shall apply the provisions of FIN 46 to those entities immediately. FIN 46 is effective for the first fiscal year or interim period ending after December 15, 2003, for variable interest entities created before February 1, 2003. Our prospective application of the provisions of FIN 46 that were effective January 31, 2003, did not affect our financial position or results of operations.

     In December 2002, the FASB approved Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB Statement No. 123" (SFAS No. 148). SFAS No. 148 amends Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123) to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 is effective for financial statements for fiscal years ending after December 15, 2002. We will continue to account for stock based compensation using the methods detailed in the stock-based compensation accounting policy.

     In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" to amend and clarify financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. The changes in this statement require that contracts with comparable characteristics be accounted for similarly to achieve more consistent reporting of contracts as either derivative or hybrid instruments. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003 and will be applied prospectively. Our adoption of this Statement did not have a material impact on the financial statements.

     In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" to classify certain financial instruments as liabilities in statements of financial position. The financial instruments are mandatorily redeemable shares, which the issuing company is obligated to buy back in exchange for cash or other assets, put options and forward purchase contracts, instruments that do or may require the issuer to buy back some of its shares in exchange for cash or other assets, and obligations that can be settled with shares, the monetary value of which is fixed, tied solely or predominantly to a variable such as a market index, or varies inversely with the value of the issuers' shares. Most of the guidance in Statement 150 is effective for all financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. Our adoption of this Statement did not have a material impact on the financial statements.

                             BUSINESS AND PROPERTIES

About Gasco Energy, Inc.

Gasco is an independent natural gas and oil company engaged in locating and developing hydrocarbon prospects, primarily located in the Rocky Mountain region of the United States. Our strategy is to create stockholder value by applying new technologies to generate and develop high-potential exploitation prospects.

History

     Gasco (formerly known as San Joaquin Resources Inc.) was incorporated on April 21, 1997 under the laws of the State of Nevada, as "LEK International, Inc." LEK International operated as a "shell" company until December 31, 1999, when it combined with San Joaquin Oil & Gas Ltd., a Nevada corporation. Prior to closing of this transaction, the Company had a total of 3,700,000 shares of common stock issued and outstanding. The Company issued 8,069,000 new shares of common stock in exchange for all of the issued and outstanding common stock of San Joaquin. As a result of that transaction, San Joaquin became a wholly owned subsidiary of Gasco.

     On February 1, 2001, a subsidiary of the Company merged with Pannonian Energy, Inc., a private corporation incorporated under the laws of the State of Delaware. In connection with this merger, the Company issued 14,000,000 shares of common stock to the stockholders of Pannonian. Pannonian was an independent energy company engaged in the exploration, development and acquisition of crude oil and natural gas reserves in the western United States.

     Under the terms of the merger agreement between the Company and Pannonian, Pannonian was required, prior to closing of the merger on March 30, 2001, to divest itself of all assets not associated with its "Riverbend" area of interest. The divestitures were accounted for at the recorded amounts. The net book value of the non-Riverbend assets in the United States transferred, including cash of $1,000,000 and liabilities of $555,185, was approximately $1,850,000. The non-Riverbend assets located outside of the United States were held by Pannonian International Ltd., the shares of which were distributed to the Pannonian stockholders. The net book value of Pannonian as of the date of distribution was approximately $174,000. Some of our management stockholders surrendered for cancellation 2,438,930 common shares of our capital stock on completion of the Pannonian Merger.

     Upon completion of the transaction, Pannonian became our wholly owned subsidiary. However, since this transaction resulted in the existing stockholders of Pannonian acquiring control of the surviving company, for financial reporting purposes the business combination was accounted for as a reverse acquisition with Pannonian as the acquirer. Accordingly, all financial information presented in this prospectus for periods prior to March 30, 2001 represents the historical information of Pannonian.

Recent Developments

     On July 16, 2002, we executed and closed a purchase agreement with Brek Energy Corporation, and other stockholders, pursuant to which Brek and the other stockholders purchased from us an undivided 25% of our working interests in all of our undeveloped acreage in exchange for 6,250,000 shares of our common stock and 500 shares of our preferred stock held by Brek and the other stockholders. The other stockholders assigned their right to receive their share of such working interests to Brek, so that Brek acquired title to all of the working interests conveyed by us in the transaction. Brek also has the option to acquire an additional 5% undivided interest in our undeveloped acreage by paying a total of $10.5 million in two equal installments on or before January 1, 2004 and January 1, 2005, respectively. A 2.5% interest will be conveyed to Brek upon receipt of each installment. Brek must make timely payment of the first installment in order to maintain the option to acquire the additional 2.5% interest with the second installment. This transaction eliminated all preferred stock then outstanding (which was convertible into 4,750,000 common shares) and the associated preferential voting rights. This transaction was recorded during the third quarter of 2002 as a $16,709,000 reduction in unproved mineral interests.

     On August 14, 2002, we issued 6,500,000 shares of our common stock to private investors for net proceeds of approximately $6.0 million.


     During January 2003, we entered into a contract with the system operator to put a new compressor into place in our Riverbend Project. The installation of this compressor was completed during February 2003. The additional compression capacity has allowed us to begin producing from wells that were shut-in or flowing though constricted orifices and should meet our projected compression needs in this project through early 2004. Production from these wells was curtailed during the fall of 2002 due to inadequate pipeline compressor capacity on the system, which is owned by another independent operator. The wells placed on line as a result of the compressor installation are the Federal 23-29, which we operate and in which we have an approximate 25% working interest and the Federal 42-29, which we operate and in which we have an approximate 65% working interest. The Federal 23-21, which we operate and in which we have an approximate 80% working interest, and the Lytham Federal 22-22 were completed and were also hooked up to the same sales line. Both of these wells began selling production during December 2003.


     During February and April 2003, we sold through a private placement, 11,052 shares of convertible preferred stock to a group of accredited investors, including members of our management, resulting in net proceeds of approximately $4,800,000. During February 2003, $1,400,000 of the proceeds from this sale were used to repay the note that was issued to Shama Zoe in connection with our repurchase of 1,400,000 shares of common stock at $1.00 per share as further described below under "Significant Properties--Greater Green River Basin Project" and in Note 7 of the accompanying financial statements. The remaining proceeds from this sale were used for the development and exploitation of our Riverbend Project in the Uinta Basin in Utah and to fund general corporate purposes.

     On June 9, 2003, Pannonian was named as a defendant in a lawsuit filed in the United States District Court of Midland County, Texas. On July 15, 2003, Gasco was also named as defendant in the same lawsuit. The plaintiffs, Burlington Resources Oil & Gas Company LP by BROG GP Inc. its sole General
Partner, claim that Pannonian and Gasco owe them $1,007,894.14 in unpaid invoices. We have accrued these amounts owed within the accompanying financial statements and fully intend to pay these amounts owed to Burlington Resources.

     On August 12, 2003, the Company's Board of Directors approved the issuance of 425,000 shares of common stock, under the Gasco Energy, Inc. 2003 Restricted Stock Plan, to certain of the Company's officers and directors. The restricted shares vest 20% on the first anniversary, 20% on the second anniversary and 60% on the third anniversary of the awards. The shares fully vest upon certain events, such as a change in control of the Company, expiration of the individual's employment agreement and termination by the Company of the individual's employment without cause. Any unvested shares are forfeited upon termination of employment for any other reason.

     The compensation expense related to the restricted stock was measured on September 18, 2003, the date the Restricted Stock Plan was approved by the Company's stockholders and is amortized over the three-year vesting period. The shares of restricted stock are considered issued and outstanding at the date of grant and are included in shares outstanding for the purposes of computing diluted earnings per share. The Company had 425,000 unvested shares of restricted stock outstanding as of September 30, 2003 and the compensation expense related to these shares during the nine months ended September 30, 2003 was $13,828. There were no outstanding shares of restricted stock during 2002.

     On October 15, 2003 we closed the sale of $2,500,000 principal amount of 8% Convertible Debentures in a private placement for a net purchase price of $2,390,000. The Debentures bear interest at 8% per annum, which is payable monthly, and are convertible into 4,166,667 shares of our common stock, at the holder's options, at a conversion price of $0.60 per common share. Monthly principal payments of $37,500 begin in the fourth quarter of 2006 and the maturity date of the Debentures is October 15, 2008. The Debentures are secured by the producing wellbores that we develop using this financing. Additionally, the Debenture holders exercised their right to designate a single nominee to our Board of Directors during October 2003.


     The Debenture conversion price of $0.60 per common share was lower than the trading value of our common stock on the date the Debentures were issued. This resulted in a beneficial conversion feature of approximately $167,000, which will be amortized over the life of the Debentures.


     On October 23, 2003, we completed the sale through a private placement of 4,788,436 shares of our common stock to a group of accredited previous investors. The selling price of $0.58 per common share was determined by taking 97 percent of the 20-day average closing price of our common stock for the period ending October 17, 2003, and resulted in total proceeds of approximately $2,780,000. The expenses associated with this transaction are expected to be $15,000.


     During October 2003, we completed a transaction whereby we settled an outstanding amount owed of $1,606,982 to an oilservice provider arising from drilling and completion expenditures of five of our operated wells, by paying the provider $400,000 in cash and conveying to the provider a portion of our interests in two Riverbend wells. Subsequent to this transaction, we retained a 30% working interest in the two subject wells and our ownership in the third well remained unchanged.

     In connection with the offerings above, we agreed to maintain an effective registration statement covering the shares of common stock issued, as well as those underlying the shares of preferred stock sold and the Debentures issued in the offerings described above. We have included such shares and have named the holders of such shares in this registration statement under "Selling Stockholders."

         Significant Properties

Petroleum and Natural Gas Properties

     Our principal business is the acquisition of leasehold interests in petroleum and natural gas rights, either directly or indirectly, and the exploration for and development of petroleum and natural gas. All of our properties are located in the continental United States.

     Riverbend Project. The Riverbend project is comprised of approximately 119,419 gross acres in the Uinta Basin of northeastern Utah, of which we hold an interest in approximately 46,771 net acres as of September 30, 2003.
Additionally, we have an opportunity to earn or acquire an interest in approximately 19,324 gross acres in this area under farm-out and other agreements. Our geologic and engineering focus is concentrated on three tight-sand formations in the basin: the Wasatch, Mesaverde and Blackhawk formations.

     During January 2002, we entered into an agreement with Halliburton Energy Services ("Halliburton") under which Halliburton had the option to earn a participation interest proportionate to its investment by funding the completions of wells in the Wasatch, Mesaverde and Blackhawk formations. Halliburton and we also shared technical information through the formation of a joint technical team. Halliburton elected to participate in two of the wells and declined to participate in the remaining three wells in this area. The agreement was terminated during October 2003.

     During 2002 we drilled three operated wells, which are currently producing. Our share of the costs for each of the first two wells were approximately $1,050,000 and $1,312,000 and the costs for the third well, in which we have a 30% working interest, were approximately $2,340,000. We have scheduled recompletions for two of these wells during Novemeber 2003. Our fourth operated well in this area reached total depth during December 2002 and is currently scheduled for completion during November 2003. The drilling and completion costs for this well, net to our interest are expected to be approximately $1,600,000. Our fifth operated well in this area was spudded in October 2002 with a small rig that was moved off the drill site. A larger rig was moved onto the site in March 2003 to complete the drilling of this well. We plan to complete this well during November 2003. The total costs for this well, net to our interest are estimated at approximately $1,600,000.

     During October 2003, we completed a transaction whereby we settled an outstanding account payable owed of $1,606,982 to an oilservice provider arising from drilling and completion expenditures on five Gasco-operated wells, by paying the provider $400,000 in cash and conveying to the provider a portion of our interests in two Riverbend wells. Subsequent to the transaction, we retained a 30% working interest in the two subject wells and the ownership in remaining three wells is unchanged.

     During 2002, compressor capacity limitations on a third party gathering system in this area caused our wells to be shut-in or to have significantly restricted production rates. During January 2003, we entered into a contract with the system operator to put a new compressor in place. The compressor began operating during the beginning of February 2003 and is expected to meet our projected compression needs until mid 2004.

     In addition to the Gasco-operated wells described above, we also own a 14 to 20% working interest in five wells that were drilled by ConocoPhillips in this area during late 2001 and through the fourth quarter of 2002. All of these wells are currently producing and selling gas.

     Greater Green River Basin Project. We have established an area of mutual interest with Burlington Resources covering approximately 330,000 acres in Sublette County, Wyoming within the Greater Green River Basin. As of September 30, 2003, we had leasehold interests in approximately 110,797 gross acres and 71,274 net acres in this area. During 2002, we participated in the drilling of two wells in this AMI. We have a 31.5% interest in each of these well, which are currently producing and are operated by Burlington.

     During June 2003, we announced our plans to dispose of certain of its Wyoming properties in the Greater Green River Basin covering approximately 72,000 acres net to our interest. We are considering additional options for this area such as the farm-out of some of our acreage and other similar type transactions.

     During February 2002, we purchased at a Bureau of Land Management ("BLM") sale a 45% interest in 21,614 gross acres (9,726 net acres) for approximately $1,428,000. After the sale, we were notified by the BLM in Wyoming that several environmental groups filed a protest against the BLM offering numerous parcels of land for oil and gas leasing. All of the parcels (leases) that we had purchased were placed in suspense pending the resolution of this protest. Effective July 16, 2002, we assigned 25% of this suspended interest resulting in our net acres being reduced from 9,726 to 7,295 net acres. We were notified in July 2003 that all of the protested leases were released from suspense.

     During 2001, three shallow wells were drilled in this area for the purpose of holding acreage and earning expiring leasehold. All of these wells have been cased and are in various stages of completion, however none of these are currently producing.

     On February 19, 2002, we purchased leasehold interests in Sublette County, Wyoming covering approximately 18,451 gross acres (16,421 net acres) for a total purchase price of $1,500,000. Effective July 16, 2002, we assigned 25% of our interests to Brek resulting in our interest in this property being reduced from 16,421 to 12,316 net acres.

     During February 2002, we drilled a well in the Southwest Jonah field located in the Greater Green River Basin in Sublette County, Wyoming. The well was drilled to a total depth of 11,000 feet. The well encountered natural gas, however not of sufficient quantities to be deemed economic. The well was plugged and abandoned during March 2002. The net dry hole cost of the well was $541,125 and was recorded as impairment expense during 2002 because we believed that the total costs for this well exceeded the present value, discounted at 10%, of the future net revenues from our proved oil and gas reserves.

     On May 1, 2002, we issued 9,500,000 shares of our common stock to the Shama Zoe Limited Partnership, a private oil and gas company, for the acquisition of 53,095 gross acres (47,786 net acres), plus other assets and consideration, in the Greater Green River Basin in Wyoming. The acquisition was valued at approximately $18,525,000 using a stock price of $1.95 per share, which represented the closing price of our common stock on April 23, 2002, the date the agreement was executed. The original Property Purchase Agreement governing this transaction prevented us from issuing additional shares of our common stock at prices below $1.80 per share and from granting registration rights in connection with the issuance of shares of our common stock. In connection with the August 14, 2002 issuance of 6,500,000 shares of our common stock, as described below, we amended the Property Purchase Agreement to allow for the issuance of these shares at a price of $1.00 per share and we granted Shama Zoe an option to sell to us 1,400,000 shares of our stock that it acquired in the transaction at $1.00 per share at any time prior to December 31, 2002. On December 31, 2002 Shama Zoe exercised the option and sold 1,400,000 shares of our common stock back to us for $1.00 per share. We issued a $1,400,000 promissory note to Shama Zoe for the purchase of these shares. The promissory note bore interest at 12% and had a maturity date of March 14, 2003. On February 20, 2003, we repaid this note plus accrued interest in full.


     During May 2002, we elected to participate in a 3D seismic shoot covering 100 square miles in Sublette County, Wyoming. Our share of the costs for the seismic data, which is currently being processed, was $850,000.

     Southern California Project. As of September 2003,we have leasehold interests in approximately 3,868 gross acres (2,727 net acres) on two oil prospects in Kern and San Luis Obispo Counties of southern California. We have no drilling or development plans for this acreage during 2003, but plan to continue paying leasehold rentals and other minimum geological expenses to preserve our acreage positions on these prospects. We may consider selling these positions in the future.

     Repurchase of Stock for Acreage. On July 16, 2002, we executed and closed a purchase agreement with Brek, and certain other Gasco stockholders, pursuant to which Brek and the other stockholders purchased from us an undivided 25% of our working interests in all undeveloped acreage owned by us, representing 35,169 net undeveloped acres, in exchange for 6,250,000 shares of our common stock and 500 shares of our preferred stock held by Brek and the other stockholders. The other stockholders assigned their right to receive their share of such working interests to Brek, so that Brek acquired title to all of the working interests conveyed by us in the transaction. Brek also has the option to acquire an additional 5% undivided interest in our undeveloped acreage by paying a total of $10.5 million in two equal installments on or before January 1, 2004 and January 1, 2005, respectively. A 2.5% interest will be conveyed to Brek upon receipt of each installment. Brek must make timely payment of the first installment in order to maintain the option to acquire the additional 2.5% interest with the second installment.

     The transaction was recorded at $16,709,000 based on the average trading price of our common stock on the date the transaction was consummated. The transaction was recorded as a reduction to our unproved properties and a reduction to our additional paid in capital, preferred and common stock.

Company Reserve Estimates by Region

     The following table summarizes our estimated reserve data by region as of December 31, 2002, as estimated by James R. Stell, independent petroleum engineer.


                      Proved Reserve Quantities                Present Value of Future Net Cash Flows
                                                           Proved           Proved
                      Mcf of Gas     Bbls of Oil          Undeveloped       Developed          Total

   Utah                19,849,210        141,652         $ 5,391,953    $ 6,727,209      $ 12,119,162
   Wyoming                773,056              -                   -        192,840           192,840
                      -----------       ---------         ----------     ----------       -----------
        Total          20,622,266       _141,652         $ 5,391,953    $ 6,920,049      $ 12,312,002
                       ==========       ========         ===========    ===========      ============


Volumes, Prices and Operating Expenses

     The following table presents information regarding the production volumes, average sales prices received and average production costs associated with our sales of natural gas for the periods indicated. We had no sales of gas production prior to October 2001.


                                                                   For the Nine
                                                                   Months Ended
                               For the Years Ended December 31,    September 30,
                                  -----------------------------   --------------
                                     2002         2001               2003
                                     ----         ----               ----

    Natural gas production (Mcf)    66,444       17,545           199,645
    Average sales price per Mcf     $ 2.47       $ 2.10           $  4.44
    Oil production                       -            -             1,750
    Average sales price per Bbl          -            -             28.35
    Expenses per Mcf:
       Lease operating              $ 1.80       $ 0.72              1.34
       General and administrative  $ 76.46     $ 246.57             10.09
       Depletion and impairment     $ 9.73           --              1.90


Development, Exploration and Acquisition Capital Expenditures

         During the year ended December 31, 2001, we paid $7,395,867 identifying and acquiring petroleum and natural gas leases and prospect rights, and during the year ended December 31, 2002, we spent an additional $32,962,855, including the issuance of 9,500,000 shares of common stock valued at $18,525,000, in the acquisition of additional leases and in the development and exploitation of the properties subject to these leases. During the nine months ended September 30, 2003, we spent $3,094,652 in development and exploration activities. As of December 31, 2002, we held working interests in 227,991 gross acres (109,327 net acres) located in Utah, Wyoming and California. As of December 31, 2002, we held an interest in 13 gross (5.2 net) producing gas wells and 4 gross (4.0 net) shut-in gas wells located on these properties. We currently operate 11 wells, of which 5 are currently producing.

     The following table presents information regarding our net costs incurred in the purchase of proved and unproved properties and in exploration and development activities:


                                                                                  For the Nine
                                                                                  Months Ended
                                       For the Year Ended December 31,            September 30,
                                  ------------------------------------------      -------------
                                        2001                     2002                 2003
                                  -----------------         ----------------     ----------------
Property acquisition costs:
   Unproved ...............             $7,161,450              $22,324,547            $ 345,655
   Proved..................                      --                       --                   --
Exploration costs (a)......                      --                3,319,124              306,862
Development costs .........                      --                       --            2,575,310
                                  -----------------         ----------------     ----------------
     Total costs incurred...            $7,161,450              $32,962,855          $ 3,227,827
                                  =================         ================     ================

(a) Includes seismic data acquisitions of $850,000 for the year ended December 31, 2002.


Productive Gas Wells

     The following summarizes our productive and shut-in gas wells as of September 30, 2003. Productive wells are producing wells and wells capable of production. Shut-in wells are wells that are capable of production but are currently not producing. Gross wells are the total number of wells in which we have an interest. Net wells are the sum of our fractional interests owned in the gross wells.


                                                  Productive Gas Wells
                                                 Gross              Net

       Producing gas wells                        14                5.9
       Shut-in gas wells                           4                4.0
                                                  --                ---
                Total                             18                9.9
                                                  ==                ===

     We operate seven of the producing wells and all of the shut-in wells. Five of the remaining seven producing properties in the above table were drilled by ConocoPhillips within our area of mutual interest in the Riverbend project and are operated by ConocoPhillips. The two remaining producing wells are located in Sublette County Wyoming and were drilled and are operated by Burlington.

Oil and Gas Acreage

     The following table sets forth the undeveloped and developed leasehold acreage, by area, held by us as of September 30, 2003. Undeveloped acres are acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas, regardless of whether or not such acreage contains proved reserves. Developed acres are acres, which are spaced or assignable to productive wells. Gross acres are the total number of acres in which we have a working interest. Net acres are the sum of our fractional interests owned in the gross acres. The table does not include acreage in which we have a contractual right to acquire or to earn through drilling projects, or any other acreage for which we have not yet received leasehold assignments. These acquisitions or agreements, which are significant to our acreage position, are summarized below in the following tables. In certain leases, our ownership is not the same for all depths; therefore, the net acres in these leases are calculated using the greatest ownership interest at any depth. Generally this greater interest represents our ownership in the primary objective formation.


                                    Undeveloped Acres                      Developed Acres
                             -----------------------------         --------------------------
                                Gross               Net              Gross         Net

     Utah                       118,859            46,491              560          280
     Wyoming                    110,557            71,087              240          187
     California                   3,868             2,727               --           --
                             -----------      ------------         --------     --------

         Total acres            233,284           120,305              800          467
                             ===========      ============         ========     ========

         The following table summarizes the gross and net undeveloped acres by area that will expire in each of the next three years.

                    Expiring in 2003           Expiring in 2004           Expiring in 2005
                   Gross          Net         Gross          Net          Gross         Net

Utah                1,746          277         6,381        2,254        8,506        1,462
Wyoming            12,204        6,214        18,194       12,485        6,074        4,100
California            200          391            --           --        1,072          545
                   ------        -----        ------       ------        -----        -----
Total              14,150        6,882        24,575       14,739       15,652        6,107
                   ======        =====        ======       ======       ======        =====


     During  February  2002,  we  purchased a 45% interest in 21,614 gross acres
(9,726 net acres) in Wyoming at a Bureau of Land Management sale for approximately $1,428,000. We were subsequently notified by the Bureau of Land Management in Wyoming that several environmental groups filed a protest against the Bureau's offering of numerous parcels of land for oil and gas leasing. All of the leasehold interests that we purchased were place in suspense pending the resolution of this protest. Effective July 16, 2002, we assigned 25% of this suspended interest to Brek Energy Corporation, as further discussed below, resulting in our net acres in this transaction being reduced from 9,726 to 7,295 net acres. We were notified in July 2003 that all of the protested leases were released from suspense.

     As of December 31, 2002, approximately 79% of the acreage that we hold is located on federal lands and approximately 19% of the acreage is located on state lands. It has been our experience that the permitting process related to the development of acreage on federal lands is more time consuming and expensive than the permitting process related to acreage on state lands. We have generally been able to obtain state permits within 30 days, while obtaining federal permits has taken several months or longer. Accordingly, if the development of our acreage located on federal lands is delayed significantly by the permitting process, we may have to operate at a loss for an extended period of time.

Drilling Activity

     The following table sets forth our drilling activity during the nine months ended September 30, 2003 and during years ended December 31, 2002 and December 31, 2001. We had no drilling activity during the year ended December 31, 2000.


                            Nine Months Ended
                      September 30, Year Ended December 31,
                                   2003                    2002                      2001
                                   ----                    ----                      ----
                             Gross       Net       Gross         Net          Gross         Net
Exploratory Wells:
     Productive               --          --        2            0.7           3            3.0
     Dry                      --          --        1            1.0           --           --
                              --          --        -            ---           --           --

          Total wells         --          --        3            1.7           3            3.0
                              ==          ==        =            ===           =            ===

Development Wells:
     Productive               1           1         6            3.3           3            0.6
     Dry                      --          --        --           --            --           --
                              --          --        --           --            --           --

          Total wells         1           1         6            3.3           3            0.6
                              =           =         =            ===           =            ===


Competitive Business Conditions, Competitive Position in the Industry and Methods of Competition

     Our natural gas and petroleum exploitation activities take place in a highly competitive and speculative business atmosphere. In seeking suitable natural gas and petroleum properties for acquisition, we compete with a number of other companies operating in our areas of interest, including large oil and gas companies and other independent operators with greater financial resources. Management does not believe that our competitive position in the petroleum and natural gas industry will be significant.

     Management anticipates a tight market for obtaining drilling rigs and services and for the manpower to run them. The current high level of drilling activity in our areas of exploration may have a significant adverse impact on the timing and profitability of our operations. In addition, we will be required to obtain drilling permits for our wells, and there is no assurance that such permits will be available timely or at all.

     The prices of our products are controlled by domestic and world markets. However, competition in the petroleum and natural gas exploration industry also exists in the form of competition to acquire the most promising acreage blocks and to obtain the most favorable prices for transporting the product. We, and ventures in which we participate, are relatively small compared to other petroleum and natural gas exploration companies and may have difficulty acquiring additional acreage and/or projects, and may have difficulty arranging for the transportation of product, in the event we, or a venture in which we participate, are successful in our exploration efforts.

Principal Products or Services and Markets

     We conduct exploration activities to locate natural gas and crude petroleum. The principal markets for these commodities are natural gas transmission pipeline companies, utilities, refining companies and private industry end-users.

Governmental Regulations and Environmental Laws

     We, and any venture in which we participate, are required to obtain local government and other permits for drilling oil or gas wells.

     Exploration and production activities relating to oil and gas leases are subject to numerous environmental laws, rules and regulations. The Federal Clean Water Act requires us to construct a fresh water containment barrier between the surface of each drilling site and the underlying water table.

     Various  federal,  state  and  local  laws  and  regulations  covering  the discharge of materials into the environment, or otherwise relating to the protection of the environment, may affect our operations and costs as they affect oil and gas exploration, development and production operations. Environmental laws and regulations have changed substantially and rapidly over the last 30 years, and we anticipate continuing changes. Laws and regulations protecting the environment have generally become more stringent in recent years and may, in certain circumstances, impose "strict liability," rendering a corporation liable for environmental damages without regard to negligence or fault on the part of such corporation. Such laws and regulations may expose us to liability for the conduct of operations or conditions caused by others or for acts of ours which were in compliance with all applicable laws at the time such acts were performed. Increasingly, strict environmental restrictions and limitations have resulted in increased operating costs for us and other businesses throughout the United States, and it is possible that the costs of compliance with environmental laws and regulations may continue to increase. The modification of existing laws or regulations or the adoption of new laws or regulations relating to environmental matters could have a material adverse effect on our operations. In addition, our existing and proposed operations could result in liability for fires, blowouts, oil spills, discharge of hazardous materials into surface and subsurface aquifers and other environmental damage, any one of which could result in personal injury, loss of life, property damage or destruction or suspension of operations.

     The Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), also known as the "Superfund" law, requires payments for cleanup of certain abandoned waste disposal sites, even though such waste disposal activities were undertaken in compliance with regulations applicable at the time of disposal. Under the Superfund law, one party may, under certain circumstances, be required to bear more than its proportional share of cleanup costs at a site where it has responsibility pursuant to the legislation, if payments cannot be obtained from other responsible parties. Other legislation mandates cleanup of certain wastes at facilities that are currently being operated. States also have regulatory programs that can mandate waste cleanup. CERCLA authorizes the Environmental Protection Agency and, in some cases, third parties to take actions in response to threats to the public health or the environment and to seek to recover from the responsible classes of persons the costs they incur. The scope of financial liability under these laws involves inherent uncertainties.

     We do not anticipate that we will be required in the near future to expend material amounts because of environmental laws and regulations, but inasmuch as such laws and regulations are frequently changed, we are unable to predict the ultimate future cost of compliance.

     We believe we are presently in compliance with all applicable federal, state or local environmental laws, rules or regulations; however, continued compliance (or failure to comply) and future legislation may have an adverse impact on our present and contemplated business operations. No assurance can be given as to what effect these present and future laws, rules and regulations will have on our current and future operations.

Number of Total Employees and Number of Full-Time Employees


     As of September 30, 2003, we have ten full-time employees.

Office Space


     We lease approximately 3,255 square feet of office space in Englewood, Colorado for approximately $46,000 per year under two leases, both of which terminate on August 30, 2004. Our management believes that we will be able to extend these leases under similar terms, and that this space will be adequate for our operations during the next year.

Legal Proceedings

     On June 9, 2003, Pannonian was named as a defendant in a lawsuit filed in the United States District Court of Midland County, Texas. On July 15, 2003, Gasco was also named as defendant in the same lawsuit. The plaintiffs, Burlington Resources Oil & Gas Company LP by BROG GP Inc. its sole General
Partner, claim that Pannonian and Gasco owe them $1,007,894.14 in unpaid invoices. We have accrued these amounts owed within the accompanying financial statements and fully intend to pay these amounts owed to Burlington Resources.

                                   MANAGEMENT

Executive Officers and Directors

         The following table sets forth the names, ages and positions of our executive officers and directors.

                                                                                                 Age as
                                                                                                   of
             Name                           Principal Occupation and Directorships             12/30/03


 Marc A. Bruner..................Director of Gasco since 2001; Chairman of the Board of            54
                                 Directors and Strategic Consultant for the Company

 Mark A. Erickson................Director of Gasco since 2001; Chief Executive Officer and         44
                                 President

 Michael K. Decker...............Director of Gasco since 2001; Executive Vice President and        49
                                 Chief Operating Officer

 W. King Grant...................Chief Financial Officer; Director of Gasco from 2001 through      40
                                 March 2003

 Carmen ("Tony") Lotito..........Director of Gasco since 2001; Treasurer, Chief Financial          59
                                 Officer and Director of Galaxy Investments, Inc.; Member of
                                 Equistar Capital LLC
 Carl Stadelhofer................Director of Gasco since 2001; Partner of the law firm of          49
                                 Rinderknecht Klein & Stadelhofer
 Charles B. Crowell..............Director of Gasco since 2002                                      60
 Richard S. Langdon..............Director of Gasco since March 2003                                53
 Richard J. Burgess..............Director of Gasco since May 2003                                  72
 John A. Schmit..................Director of Gasco since October 2003                              36

     Our Board of Directors has seven members who are elected annually. The following sets forth certain biographical information concerning each of our directors and executive officers.

     Marc A. Bruner. Mr. Bruner has served as the Chairman of the Board of Directors of Gasco and as a member of Gasco's Executive Committee since February 2001. From January 1996 to January 1999, Mr. Bruner was founding Chairman of the Board of Ultra Petroleum, a Toronto Stock Exchange and American Stock Exchange listed natural gas company. Ultra's business is focused on tight sand development in the Green River Basin of Wyoming. In late 1997, Mr. Bruner co-founded Pennaco Energy, Inc., a coal bed methane company. In 1996, Mr. Bruner co-founded RIS Resources International, a natural gas company, and served as a Director until late 1997.

     Mark A. Erickson. Mr. Erickson has served as a Director, Chief Executive Officer and President of Gasco since February 2001. Mr. Erickson served as President of Pannonian Energy Inc. from mid-1999 until our merger with Pannonian Energy in February 2001. In late 1997, Mr. Erickson co-founded Pennaco Energy, Inc., an AMEX listed oil and gas company with properties in the Powder River basin of Wyoming. He served as an officer and Director of Pennaco from its inception until mid-1999. Mr. Erickson served as President of RIS Resources
(USA), a natural gas company from late 1997 to the end of 1998. Mr. Erickson is a Registered Petroleum Engineer with 18 years of experience in business development, finance, strategic planning, marketing, project management and petroleum engineering. He holds a MS in Mineral Economics from the Colorado School of Mines.

     Michael K. Decker. Mr. Decker has served as Director, Executive Vice President and Chief Operating Officer of Gasco since July 2001and as Director from July 2001 until March 2003. From August 1999 until July 2001, Mr. Decker founded and served as the President of Black Diamond Energy, LLC. From 1990 to August 1999 Mr. Decker served as the Vice President of Exploitation of Prima Energy Corporation, a Nasdaq traded oil and gas company. Prima was recognized by the Denver Business Journal as the "top performing Colorado based company of the 1990's," with a market return of 1857%. From 1988 to 1990, Mr. Decker was employed by Bonneville Fuels Corporation as a Senior Geologist. From 1977 to 1988, Mr. Decker was employed by Tenneco Exploration and Production Company as a Senior Project Geological Engineer. Mr. Decker has twenty-six years of oil and gas prospecting, development, operations and mergers and acquisitions experience. He holds a BS degree in Geological Engineering from the Colorado School of Mines and is the Chairman of the Board of the Potential Gas Committee, an independent natural gas resource assessment organization.

     W. King Grant. Mr. Grant has served as Chief Financial Officer of Gasco since July 2001 and as Director from July 2001 until March 2003. From November 1999 to May 2001, Mr. Grant served as Executive Vice President and Chief
Financial Officer for KEH.com, a catalog/internet retailer of new and used camera equipment. From February 1997 to March 1999, Mr. Grant was a Senior Vice President in the Natural Resources Group of ING Baring, LLC where he was responsible for providing financing and advisory services to mid-cap and smaller energy companies. For the previous eleven years, Mr. Grant held several positions at Chase Manhattan Bank and its affiliates, most recently as a Vice President in the Oil & Gas group. Mr. Grant holds a BSE in Chemical Engineering from Princeton University and an MBA from the Wharton School at the University of Pennsylvania.

     Carmen (Tony) Lotito. Mr. Lotito became the Chief Financial Officer, Treasurer and a director of Galaxy Investments, Inc., a publicly traded gas and coalbed methane exploration and development company upon its acquisition of Dolphin Energy Corporation in November 2002. Mr. Lotito has served as the Chief Financial Officer, Treasurer and a Director of Dolphin Energy Corporation since September 2002. Mr. Lotito has served as a Director of Gasco and as the Chairman of Gasco's Audit and Compensation Committee since April 2001. Mr. Lotito has served as Vice President, Chief Financial Officer and a Director of Coriko Corporation, a private business development company from November 2000 to May 2002. Mr. Lotito has been a member of Equistar Capital LLC, an investment banking firm since December 1999. From March 2000 to the present, Mr. Lotito serves as a Director for Impact Web Development. Prior to joining Coriko from Utah Clay Technology, Inc., Mr. Lotito was self- employed as a financial consultant. In 1988, Mr. Lotito joined ConAgra, Inc., in San Antonio, Texas as a brand manager. In 1966, Mr. Lotito joined the firm of Pannell, Kerr Forester & Co. as a senior accountant in management and audit services for the company's Los Angeles and San Diego, California offices. Mr. Lotito holds a BS degree in Accounting from the University of Southern California.

     Carl Stadelhofer. Mr. Stadelhofer has served as a Director since February 2001 and a member of the Audit Committee and the Compensation Committee of Gasco since April 2001. Mr. Stadelhofer is a partner with the law firm of Rinderknecht Klein & Stadelhofer in Zurich, Switzerland, where he has practiced law for over twenty years. He was admitted to the practice of law in Switzerland in 1982. He took his law degree in 1979 in Switzerland and studied law in the United States at Harvard Law School and at Georgetown University Law School. His practice specializes in banking and financing, mergers and acquisitions, investment funds and international securities transactions.

     Charles B. Crowell. Mr. Crowell has served as a director and a member of the audit and compensation committees of Gasco since July 2002. Since 1993, Mr. Crowell has been a practicing attorney and a consultant to oil and gas companies, and was a senior member of Crowell & Bishop, PLLC, Attorneys from November 1995 through June 1998. From September, 1996 until June 2000, Mr. Crowell held the position of Manager at Enigma Engineering Company, LLC. Mr. Crowell also worked at Triton Energy Corporation where he held the positions of

Executive Vice President, Administration from November 1991 to May 1993, Senior Vice President and General Counsel from August 1989 to October 1991 and Vice President and General Counsel from November 1981 to July 1989. From June 1999 to February 2001, Mr. Crowell served as a director of Comanche Energy, Inc. He has also held public directorships at Arakis Energy Corporation from June 1997 to October 1998, at Aero Services International, Inc. from December 1989 to May 1993 (where he was Chairman of the Board from August 1990 to December 1992) and at Triton Europe, plc. from October 1989 to May 1993. Mr. Crowell holds a BA degree from John Hopkins and a JD from University of Arkansas. He was admitted to the practice of law in Texas in 1974.

     Richard S. Langdon. Mr. Langdon became a Director of Gasco and a member of the audit committee in March 2003. From 1997 until December 2002, Mr. Langdon served as Executive Vice President and Chief Financial Officer of EEX Corporation, a NYSE-listed exploration and production company that was acquired by Newfield Exploration in late 2002. Before joining EEX Corporation, Mr. Langdon was an oil and gas consultant from August 1996 to March 1997. Prior to that, he held various positions with the Pennzoil Companies since 1991, including Executive Vice President--International Marketing--Pennzoil Products Company, from June 1996 to August 1996; Senior Vice President--Business Development & Shared Services--Pennzoil Company from January 1996 to June 1996; and Senior Vice President--Commercial & Control--Pennzoil Exploration & Production Company from December 1991 to December 1995. Mr. Langdon holds a B.S. in Mechanical Engineering and a Masters of Business Administration, both from the University of Texas at Austin. Mr. Langdon was elected as a director of Gasco by, and represents, the holders of Gasco's outstanding shares of preferred stock.

     Richard J. Burgess. Mr. Burgess has served as a director and a member of the compensation committee of the Company since May 2003 and has served as a director of Miller Exploration since January 1999. Mr. Burgess served as President and CEO of NOMECO before retiring in 1994. NOMECO later became CMS Oil and Gas Company, which is a wholly owned subsidiary of CMS Energy Corporation
(NYSE). Mr. Burgess received a B.S. degree (honors) in Geology from the University of Manitoba and has held various positions in the oil and gas industry since 1954. Mr. Burgess currently serves on the Board of Directors of Michigan Oil and Gas Association and ROC Oil Company and is a former director of Seagull Energy, Command Petroleum and Sydney Oil Company. Mr. Burgess has been involved, in various capacities, with the American Association of Petroleum Geologists, Independent Petroleum Association of America, Ontario Petroleum Institute and Potential Gas Committee.

     John A. Schmit. Mr. Schmit became a Director of Gasco in October 2003. He has been Vice President of Investments for RENN Capital Group, Inc., a registered investment advisor, since May 1997, where he is a portfolio manager of closed-end funds. From September 1992 to September 1994, he practiced law with the law firm of Gibson, Ochsner & Adkins, Amarillo, Texas. He holds a BBA in Finance from Texas Christian University, a JD from the University of Oklahoma College of Law and an LLM in International and Comparative Law from The Georgetown University Law Center. Mr. Schmit is also a Vice President of Renaissance Capital Growth & Income Fund III, Inc., a publicly traded closed-end fund, and a director of Obsidian Enterprises, Inc. Mr. Schmit was designated by the holders of Gasco's outstanding Convertible Debentures as their representative on the Board of Directors.

Committees of the Board of Directors

     The Board of Directors of Gasco has formed an Executive Committee, an Audit Committee and a Compensation Committee. The Executive Committee currently consists of Messrs. Bruner, Erickson Crowell. The Audit Committee currently consists of Messrs. Lotito, Stadelhofer, Langdon and Crowell. The Compensation Committee currently consists of Messrs. Lotito, Stadelhofer, Burgess and Crowell.

Compensation Committee Interlocks and Insider Participation

     During 2002, the Compensation Committee of the Board was comprised of three directors, Mr. Lotito, Mr. Stadelhofer and Mr. Crowell. Mr. Burgess joined this committee during May 2003. None of these directors is or was an officer of Gasco or any of its subsidiaries at any time now or in the past. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our board of directors or compensation committee.

Compensation of Directors

     During 2002, each of our directors who was not a full-time employee was paid a monthly director's fee of $2,500. In addition, each director was reimbursed for reasonable travel expenses incurred in connection with such director's attendance at Board of Directors and Committee meetings. For 2003, each of our directors who is not a full-time employee will receive a monthly director's fee of $2,500, and a monthly fee of $500 for each committee of which they are a member. Additionally, each director will receive a fee of $500 for each one-half day the director spends on Company matters in excess of five calendar days within a given month.

Executive Compensation

     The following table sets forth the compensation paid to our President and Chief Executive Officer and each of our next most highly compensated executive officers and other officer for services rendered during the years ended December 31, 2002, 2001 and 2000. The compensation for our other officers are not included as their salary and bonus for the fiscal year 2001 did not exceed $100,000.


                                                                                 Long Term
                                                  Annual Compensation          Compensation
                                                                                Securities
                                                                                Underlying
                                                                                 Options/           All Other
Name & Principal Position           Year       Salary           Bonus            SARs (#)        Compensation (1)
-------------------------           ----       ------           -----            ---------       ------------

Mark A. Erickson (2)                2002       $ 240,000                                                   $ 7,335
President                           2001         220,000                             2,160,000               1,080
Chief Executive Officer             2000                       $125,000 (2)

W. King Grant                       2002       $ 262,002                                                   $ 7,011
Executive Vice President                         155,780                               437,000               2,220
                                    2001
Chief Financial Officer

Michael K. Decker                   2002       $ 200,000                                                   $ 6,135
Executive Vice President            2001          72,000                               414,000               1,080
Chief Operations Officer

Howard O. Sharpe                    2002       $ 116,178          $ 150,000            250,000             $ 3,437
Vice President (3)                  2001          96,000                               750,000                 720
                                    2000                            100,000

----------------------

(1) Amount represents the employer contribution to the 401(k) plan of the individual.

(2) Includes amounts paid to the individual by Pannonian Energy Inc. prior to the merger of Pannonian into a subsidiary of Gasco.

(3) Mr. Sharpe, who is not an executive officer, retired from Gasco effective December 31, 2002, at which time all of his outstanding options were cancelled.

         The following table sets forth information with respect to all stock options granted during the year ended December 31, 2002 to the named Executive Officers and other officer.



                                          Option/SAR Grants in Last Fiscal Year
                                                                                          Potential Realized Value at
                                                                                            Assumed Annual Rates of
                                                                                         Stock Price Appreciation for
                                                                                                Option Term (1)
                                                Individual Grants
                             Number of        % of Total
                            Securities       Options/SARs     Exercise
                            Underlying        Granted to      or Base
                           Options/SARs      Employees in       Price     Expiration           5%             10%
          Name               Granted       Fiscal Year        ($/Share)   Date            Share Price    Share Price
          ----               --------      -----------        ---------   ----            -----------    -----------

Howard O. Sharpe(2)               250,000         50            1.95        12/31/02            $20,000        $40,000

(1) Securities and Exchange Commission Rules require calculation of potential realizable value assuming that the market price of the common stock appreciates in value at 5% and 10% annualized rates from the date of grant to the expiration date of the option. No gain to an executive officer is possible without an appreciation in common stock value, which will benefit all holders of common stock. The actual value an executive officer may receive depends on market prices for the common stock, and there can be no assurance that the amounts reflected will actually be realized.

(2) The options granted to Mr. Sharpe during 2002 were cancelled effective December 31, 2002, in connection with his retirement.



     No options were exercised by executive officers or other officer during the years ended December 31, 2001 or 2002. The following table sets forth the value of options held by the executive officers at December 31, 2002.


                    Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values


                                 Number of Securities Underlying           Value of Unexercised
                                   Unexercised Options/SARs at         In-the-Money Options/SARs at
                                            FY-End (#)                          FY-End ($)
Name                                Exercisable/Unexercisable          Exercisable/Unexercisable (1)
----                                --------------------------         ----------------------------

Mark A. Erickson                         2,097,500/62,500                           0/0
W. King Grant                              387,000/50,000                           0/0
Michael K. Decker                          339,000/75,000                           0/0


(1) The value of in-the-money options is equal to the fair market value of a share of Common Stock on December 31, 2002 of $0.69, less the exercise price.


Employment Agreements

     Michael K. Decker. Mr. Decker's 2002 and 2001 compensation was determined under the terms of an employment agreement, effective July 1, 2001, between Gasco and Mr. Decker that expired on June 30, 2004. Mr. Decker's employment agreement was amended and restated effective January 2, 2003 and is effective until January 31, 2006. Mr. Decker serves as Chief Operating Officer and Executive Vice President of Gasco. Mr. Decker's previous employment agreement entitled him to an annual salary of $200,000, subject to increase at the discretion of the Board of Directors, and an annual bonus equal to 0.75% of Gasco's cash flow from wells drilled by or on behalf of the Company. The original employment agreement provided for the award to Mr. Decker of options to purchase 300,000 shares of common stock of the Company pursuant to the terms of the Company's Stock and Option and Incentive Award Plan at an exercise price of $3.15 per share. Options to purchase 100,000 shares vested upon the execution of the agreement and the remaining options vest in equal amounts over the following eight fiscal quarters. Mr. Decker's amended and restated employment agreement reduced his annual salary to $175,000 and provided for the award of options to purchase 350,000 shares of common stock at $1.00 per share. The options vest 16 2/3% at the end of each four-month period after the issuance date, February 14, 2003, until they are fully vested on February 14, 2005. Mr. Decker is also entitled to receive 10% of all option grants made by the Company each calendar year during the term of the agreement. In addition, the employment agreement provides that each year Mr. Decker and the Company shall mutually agree on a performance-based bonus plan for Mr. Decker. The employment agreement also contains non-compete provisions in the event of Mr. Decker's termination of employment.

     Mr. Decker's employment agreement also includes provisions governing the payment of severance benefits if his employment is terminated for any other reason other than his voluntary resignation, death, disability or discharge for cause. In the event that Mr. Decker's employment is terminated by the Company without cause or due to certain change of control events, Mr. Decker is entitled to receive an amount equal to his salary for the remaining term of the agreement plus an additional cash payment of $250,000. If the termination occurs at anytime when the average closing price for the Company's common stock for the 30 trading days prior to termination is equal to between $1.50 per share and $1.99 per share, the additional cash payment will increase to $500,000. This payment will be further increased as such average closing price increases, up to a maximum of $1,750,000 if such average closing price is greater than $3.50 per share. If the termination is because of a change of control of the Company, the additional cash payment will be based on the consideration per share paid to the Company's shareholders in connection with the change of control instead of the market price of the Company's common stock.

     Mark A. Erickson. Mr. Erickson's 2002 and 2001 compensation was determined under the terms of an employment agreement, effective February 1, 2001, between Gasco and Mr. Erickson that expired on January 31, 2006. Mr. Erickson's employment agreement was amended and restated effective January 2, 2003 and is effective until January 31, 2006. Mr. Erickson serves as Chief Executive Officer and President of Gasco. Mr. Erickson's employment agreement entitled him to an annual salary of $240,000, subject to increase at the discretion of the Board of Directors, and an annual bonus equal to 0.875% of Gasco's cash flow from wells drilled by or on behalf of the Company. The original employment agreement provided for the award to Mr. Erickson of options to purchase 1,000,000 shares of common stock of the Company pursuant to the terms of the Company's Stock and Option and Incentive Award Plan at an exercise price of $1.00 per share and options to purchase 250,000 shares of common stock of the Company pursuant to such plan at an exercise price of $2.50 per share. Options to purchase 1,000,000 shares have vested and the remaining options vest in equal amounts over the eight fiscal quarters following the effective date of the agreement. Mr. Erickson's amended and restated employment agreement reduced his annual salary to $120,000 and provides for the issuance of 187,500 shares of common stock from a restricted stock plan in exchange for the surrender by Mr. Erickson of vested options to purchase 250,000 shares of common stock at $3.00 per share and 875,000 shares of common stock at $2.00 per share. Mr. Erickson also has the right to receive 25% of all option grants made by the Company each calendar year during the term of the agreement. In addition, the employment agreement provides that each year Mr. Erickson and the Company shall mutually agree on a performance-based bonus plan for Mr. Erickson. The employment agreement also contains non-compete provisions in the event of Mr. Erickson's termination of employment.

     Mr. Erickson's employment agreement also includes provisions governing the payment of severance benefits if his employment is terminated for any other reason other than his voluntary resignation, death, disability or discharge for cause. In the event that Mr. Erickson's employment is terminated by the Company without cause or due to certain change of control events, Mr. Erickson is entitled to receive an amount equal to his salary for the remaining term of the agreement plus an additional cash payment of $500,000. If the termination occurs at anytime when the average closing price for the Company's common stock for the 30 trading days prior to termination is equal to between $1.50 per share and $1.99 per share, the additional cash payment will increase to $1,000,000. This payment will be further increased as such average closing price increases, up to a maximum of $3,500,000 if such average closing price is greater than $3.50 per share. If the termination is because of a change of control of the Company, the additional cash payment will be based on the consideration per share paid to the Company's shareholders in connection with the change of control instead of the market price of the Company's common stock.

     W. King Grant. Mr. Grant's 2002 and 2001 compensation was determined under the terms of an employment agreement, effective June 1, 2001, between Gasco and Mr. Grant that expired on May 31, 2004. Mr. Grant's employment agreement was amended and restated effective January 2, 2003 and is effective until January 31, 2006. Mr. Grant serves as Chief Financial Officer and Executive Vice President of Gasco. Mr. Grant's employment agreement entitled him to an annual salary of $120,000, subject to increase at the discretion of the Board of Directors, and an annual bonus equal to 0.5% of Gasco's cash flow from wells drilled by or on behalf of the Company. The employment agreement provides for the award to Mr. Grant of options to purchase 200,000 shares of common stock of the Company pursuant to the terms of the Company's Stock and Option and Incentive Award Plan at an exercise price of $3.00 per share and options to purchase 100,000 shares of common stock of the Company pursuant to such plan at an exercise price of $3.15. Options to purchase 100,000 shares at an exercise price of $3.00 per share vested upon the execution of the agreement and the remaining options vest in equal amounts over the following eight fiscal quarters. Mr. Grant's amended and restated employment agreement reduced his annual salary to $175,000 and provided for the award of options to purchase 200,000 shares of common stock at $1.00 per share. The options vest 16 2/3% at the end of each four month period after the issuance date, February 14, 2003, until they are fully vested on February 14, 2005. Mr. Grant is also entitled to receive 10% of all option grants made by the Company each calendar year during the term of the agreement. In addition, the employment agreement provides that each year Mr. Grant and the Company shall mutually agree on a performance-based bonus plan for Mr. Grant. The employment agreement also contains non-compete provisions in the event of Mr. Grant's termination of employment.

     Mr. Grant's employment agreement also includes provisions governing the payment of severance benefits if his employment is terminated for any other reason other than his voluntary resignation, death, disability or discharge for cause. In the event that Mr. Grant's employment is terminated by the Company without cause or due to certain change of control events, Mr. Grant is entitled to receive an amount equal to his salary for the remaining term of the agreement plus an additional cash payment of $250,000. If the termination occurs at anytime when the average closing price for the Company's common stock for the 30 trading days prior to termination is equal to between $1.50 per share and $1.99 per share, the additional cash payment will increase to $500,000. This payment will be further increased as such average closing price increases, up to a maximum of $1,750,000 if such average closing price is greater than $3.50 per share. If the termination is because of a change of control of the Company, the additional cash payment will be based on the consideration per share paid to the Company's shareholders in connection with the change of control instead of the market price of the Company's common stock.

Anti-Dilution Provisions of Employment Agreements and Consulting Agreement

     Each of the above original Employment Agreements for Messrs. Decker, Erickson and Grant and the Strategic Consulting Agreement for Mr. Bruner described under "Related Party Transactions" contains the following described anti-dilution provision for the year ended December 31, 2002. Upon the completion of any subsequent transaction involving the issuance of our common stock, or the issuance of any security which is convertible, by its terms into shares of our common stock, we are required to grant the person additional options to purchase shares of our common stock at the same per share price as that involved in the financing. The number of options granted to the person shall be sufficient to maintain his ownership interest in Gasco (the ratio of (a) the sum of the number of his unexercised options (both vested and unvested) plus the number of shares owned by him as result of exercising options to (b) the total number of outstanding shares of our common stock plus the number of shares represented by all unexercised options) at the level that existed immediately prior to such financing. Messrs. Decker, Erickson, Grant and Bruner waived their rights under this anti-dilution provision with respect to (1) the issuance by the Company of 9,500,000 shares of common stock to Shama Zoe on May 1, 2002, and (2) the issuance by the Company of 6,500,000 shares of common stock for cash in a private placement on August 14, 2002. The amended and restated employment agreements that became effective January 2, 2003 as described above, do not contain any anti-dilution provisions.

Report of the Compensation Committee of the Company

     The Compensation Committee of the Board of Directors is responsible for setting and administering the policies that govern the annual compensation and the long-term compensation for our executive officers. The committee is currently composed of Mr. Lotito, Mr. Crowell and Mr. Stadelhofer, none of whom is employed by us or any of our subsidiaries. The committee makes all decisions concerning the compensation of executive officers who receive annual compensation in excess of $100,000, determines the total amount of bonuses, if any, to be paid and grants all awards of stock options. The committee's compensation practices are designed to attract, motivate and retain key personnel by recognizing individual contributions as well as the overall performance of our business.

     The current executive compensation consists of base salary, potential cash bonus awards and long-term incentive opportunities in the form of stock options. Although the committee has not adopted a formal compensation plan, executive compensation is reviewed by the committee and is set for individual executive officers based on subjective evaluations of each individual's performance, our business' performance and a comparison to salary ranges for similar positions in other companies within the oil and gas industry. The goal of the committee is to ensure that we retain qualified executives and whose financial interests are aligned with those of the stockholders.

     Base Salaries. The base salary for each executive officer is determined based on the individual's performance, industry experience and the compensation levels of industry competitors. The Committee reviews various surveys and publicly filed documents to determine comparable salary levels within the industry.

     Potential Cash Bonus Awards. The committee does not currently have a formal cash bonus plan. Cash bonuses may be awarded from time to time for exceptional effort and performance. The committee considers the achievements of Gasco to determine the level of the cash bonus, if any, to be awarded. The committee focuses on our earnings, the return on stockholders' equity, the growth in proved oil and gas reserves and the successful completion of specific projects to determine the level of bonus awards, if any.

     Stock Options. The committee utilizes stock option awards as a method of aligning the executives' interests with those of the stockholders by giving the key employees a direct stake in the performance of Gasco. The committee uses the same criteria described above to determine the level of stock option awards.
During 2001, 3,011,000 common stock options were granted to our executive officers. There were no common stock options granted to the executive officers during the year ended December 31, 2002.

     Compensation of the Chief Executive Officer. During the year ended December 31, 2002, Mark Erickson, President and Chief Executive Officer received total compensation of $247,335, which is comprised of an annual salary of $240,000, which Mr. Erickson is entitled to under his employment agreement, and deferred compensation pursuant to our 401(k) plan of $7,335. The committee considered the factors described above to determine that the compensation paid to Mr. Erickson during 2002 was appropriate.

     The foregoing report is made by the Compensation Committee of our Board of Directors. The members of the committee during 2001 were Mr. Lotito, Mr. Crowell and Mr. Stadelhofer.

         CARMEN LOTITO
         CHARLES B. CROWELL
         CARL STADELHOFER

Performance Chart

         The following graph shows the changes in the value of $100, over the period from February 5, 2001, when our common stock began trading, until December 31, 2002, invested in: (1) Gasco Energy, Inc.; (2) the NASDAQ Market Index; and (3) a peer group consisting of all the publicly-held companies within SIC code 1311, Crude Petroleum and Natural Gas, consisting of approximately 190 companies. The year-end value of each investment is based on share price appreciation and assumes that $100 was invested on January 1, 2000 and that all dividends were reinvested. Calculations exclude trading commissions and taxes. The comparison of past performance in the graph is required by the SEC and is not intended to forecast or be indicative of possible future performance of our common stock.

                                            January 1,         December 31,
                                              2001          2001         2002
                                              ----          ----         ----
       Gasco Energy, Inc.                   $100.00       $ 46.30      $ 18.25
       Peer Group Index                      100.00         91.75       104.72
       NASDAQ Market Index                   100.00         80.00        73.86

                           RELATED PARTY TRANSACTIONS

     Marc A. Bruner Strategic Consulting Agreement. We have entered into an amended and restated Strategic Consulting Agreement with Mr. Bruner, effective January 2, 2003, that expires on January 31, 2006. The agreement entitles Mr. Bruner to an annual fee of $120,000 and an annual bonus payment equal to 0.875% of our cash flow from wells drilled by us or on our behalf. The agreement provides for the award to Mr. Bruner of options to purchase 187,500 shares of common stock under a restricted stock plan in exchange for the surrender by Mr. Bruner of vested options to purchase 150,000 shares of common stock at $3.15 per share, 50,000 shares of common stock at $3.00 per share and 925,000 shares of common stock at $2.00 per share. Mr. Bruner also has the right to receive 25% of all option grants made by us in each calendar year during the term of the agreement. In addition, the agreement provides that each year Mr. Bruner and Gasco shall mutually agree on a performance-based bonus plan for Mr. Bruner. The agreement also contains non-compete provisions in the event of the termination of the agreement.

     Mr. Bruner's agreement also provides for certain payments in the event that the agreement is terminated for any reason other than his voluntary termination, death, disability or termination for cause. In the event that Mr. Bruner's agreement is terminated by us without cause or due to certain change of control events, Mr. Bruner is entitled to receive an amount equal to his annual fee for the remaining term of the agreement plus an additional cash payment of $500,000. If the termination occurs at anytime when the average closing price for our common stock for the 30 trading days prior to termination is equal to between $1.50 per share and $1.99 per share, the additional cash payment will increase to $1,000,000. This payment will be further increased as such average closing price increases, up to a maximum of $3,500,000 if such average closing price is greater than $3.50 per share. If the termination is because of a change of control of Gasco, the additional cash payment will be based on the consideration per share paid to our shareholders in connection with the change of control instead of the market price of our common stock.

Other Transactions

     We paid Mr. Lotito consulting fees of $16,000, $52,000 and $50,000 during the years ended December 31, 2002, 2001 and 2000, respectively. During each of the years ended December 31, 2002 and 2001, we paid $240,000 in consulting fees to a company owned by Mr. Bruner, pursuant to the Strategic Consulting Agreement described above. During January 2003, the Strategic Consulting Agreement was amended, as described above, to reduce the fees payable to Mr. Bruner's company in the future to $120,000 per year.

     Mr. Decker earned a $28,000 fee and 12,500 shares of our common stock for consulting services provided in connection with a property acquisition in 2001. Mr. Decker was also paid $22,879 in other consulting fees prior to his appointment as an officer.

     Management believes that the above transactions and services were provided in the normal course of business with terms that could be obtained from non-related sources.

     During the year ended December 31, 2002, we paid $110,266 in consulting fees to an unrelated third party. The obligation to pay these fees was a joint and several liability of Gasco and a company of which Mr. Lotito and Mr. Bruner have a combined 66.67% ownership.

                             PRINCIPAL STOCKHOLDERS


     The following table shows information with respect to the beneficial ownership of our common stock as of December 30, 2003 of Schedule 13D and 13G filings made with the SEC, to be the beneficial owner of more than 5% of each class of shares issued and outstanding and each executive officer, director and all executives, officers and directors as a group. As of December 30, 2003, we had 45,602,236 shares of common stock and 11,339 shares of Series B Convertible Preferred Stock issued and outstanding. If a person or entity listed in the following table is the beneficial owner of less than one percent of our common stock outstanding, this fact is indicated by an asterisk in the table. Unless otherwise noted, each person listed has sole voting and dispositive power over the shares indicated, and the address of each stockholder is the same as our address. The number of shares beneficially owned by a person includes the common shares that are issuable upon conversion of the Series B Convertible Preferred Stock and the common shares that are issuable upon conversion of the Convertible Debentures. These shares are deemed outstanding for the purpose of computing their percentage ownership but are not outstanding for the purposes of computing the percentage ownership of any other person. The number of shares beneficially owned by a person also includes shares that are subject to stock options or warrants that are exercisable within 60 days of December 30, 2003. These shares are also deemed outstanding for the purpose of computing their percentage ownership. These shares are not outstanding for the purpose of computing the percentage ownership of any other person.


                                                                        Number of Shares
              Name of Beneficial Owner               Name of Class     Beneficially Owned      Percentage of Class
              ------------------------               -------------     ------------------      -------------------

   5% or Greater Holders


   Richard C. McKenzie, Jr. (1)                         Common              6,699,695                 13.4%
   114 John Street                                     Preferred              6,998                   61.7%

   Greenwich, Connecticut 06831

   Shama Zoe Limited Partnership                        Common              8,100,000                 17.8%
   7128 South Poplar Lane
   Englewood, Colorado 80112


   RENN Capital Group, Inc. (2)                         Common              8,166,667                 16.4%
   8080 North Central Expwy., Ste. 210 LB 59

   Dallas, TX 75206


   BFS US Special Opportunities Trust PLC (2)           Common              4,083,332                  8.6%
   8080 North Central Expwy., Ste. 210 LB 59
   Dallas, TX 75206

   Wellington Management Company, LLP (3)               Common              5,000,000                 11.0%
   75 State Street

   Boston, Massachusetts  02109


   J. Caird Partners, L.P. (3)                          Common              2,961,200                  6.5%
   75 State Street
   Boston, Massachusetts  02109


   Directors and Executive Officers


   Marc A. Bruner  (4) (5)                              Common              4,236,422                  9.1%


                                       50

                                                                        Number of Shares
   Name of Beneficial Owner                          Name of Class     Beneficially Owned      Percentage of Class
   ------------------------                          -------------     ------------------      -------------------

   Mark A. Erickson (1) (4) (6)                         Common              3,668,303                  7.9%
                                                       Preferred               205                     1.8%

   Michael K. Decker (1) (4)                            Common               733,215                   1.5%
                                                       Preferred               102                      *

   W. King Grant (1) (4)                                Common               923,586                   2.0%
                                                       Preferred               101                      *

   Carmen (Tony) Lotito (4)                             Common               305,501                    *

   Carl Stadelhofer (4)                                 Common               100,002                    *

   Charles B. Crowell (1)                               Common               221,963                    *
                                                       Preferred               205                     1.8%

   Richard S. Langdon (1)                               Common               64,114                     *
                                                       Preferred               102                      *


   R. J. Burgess (7)                                    Common               93,000                     *



   All Directors and Executive Officers as a            Common             10,346,106                 20.9%
   Group (9 persons) (2) (4) (5) (6)                   Preferred               715                     6.3%

---------------



          (1) The following number of shares of common stock issuable upon the conversion of the Series B Convertible Preferred Stock are included in the amounts shown: Mr. McKenzie, 4,398,743 shares; Mr. Erickson, 128,857 shares; Mr. Decker, 64,114 shares; Mr.
               Grant, 63,485 shares; Mr. Crowell, 128,857 shares and Mr. Langdon, 64,114 shares.

          (2) RENN Capital Group, Inc. acts as advisor and has the power to vote the shares of common stock owned by and the shares of common stock issuable upon the conversion of the 8% Convertible Debentures owned by Renaissance U.S. Growth Investment Trust, PLC, which owns 1,000,000 shares of common stock and $625,000 of Convertible Debentures that are convertible into 1,041,667 common shares; BFS US Special Opportunities Trust PLC, which owns 1,999,999 common shares and $1,250,000 of Convertible Debentures that are convertible into 2,083,333 common shares; and Renaissance Capital Growth and Income Fund III, Inc., which owns 1,000,001 common shares and $625,000 of Convertible Debentures that are convertible into 1,041,667 common shares. RENN Capital Group is considered a beneficial owner of the shares set forth in the table solely by reason of its voting power. No single individual has voting or investment power over the securities for any of these entities.

          (3) Wellington Management Company, LLP acts as investment advisor to and therefore has investment discretion of the shares held of record by its clients who include J. Caird Partners, L.P., which owns 2,691,000 shares of our common stock, and J. Caird Investors (Bermuda) L.P., which owns 1,640,800 shares of our common stock. Wellington Management is considered a beneficial owner of the shares set forth in the table by reason of its investment discretion and voting power. No single individual has voting or investment power over the securities for any of these entities.

          (4) The following number of shares of common stock issuable upon the exercise of options that are exercisable within 60 days of December 30, 2003 are included in the amounts shown: Mr. Bruner, 1,025,000 shares; Mr. Erickson, 1,025,000 shares; Mr. Decker,

               589,001 shares; Mr. Grant,  537,001 shares;  Mr. Lotito,  125,001 shares; Mr. Stadelhofer, 100,002 shares; Mr. Crowell, 50,002 shares.

          (5) The common stock held by Mr. Bruner includes 8,707 shares of common stock that is held by Resource Venture Management, which is a company owned by Mr. Bruner.

          (6) The common stock held by Mr. Erickson includes 116,690 shares of common stock owned by his wife as custodian for their children.

          (7) The common stock held by Mr. Burgess includes 40,000 shares of common stock held in a trust for Mr. Burgess' wife of which he is the trustee.

                              SELLING STOCKHOLDERS

No stockholder may offer or sell shares of our common stock under this prospectus unless such stockholder has notified us of his or her intention to sell shares of our common stock and this prospectus has been declared effective by the SEC, and remains effective at the time such selling stockholder offers or sells such shares. We are required to amend this prospectus to reflect material developments in our business, financial position and results of operations. Each time we file an amendment to this prospectus with the SEC, it must first be declared effective prior to the offer or sale of shares of our common stock by the selling stockholders. The common stock covered by this prospectus is to be offered for the account of the following selling stockholders (if a person or entity listed in the following table is the beneficial owner of less than one percent of our common stock outstanding, this fact is indicated by and asterisk). The natural person(s) who have investment decision and voting power for each entity that is not an individual are described in the footnotes to the following table


                                                                                                         Number and % of
                                                                  Number and % of        Number of        Outstanding
                                                            Outstanding Shares of        Shares of        Shares of
                                                                 Common Stock            Common          Common Stock
                                                              Beneficially Owned          Stock          Owned After
                                                            Prior to Completion of      Offered          Completion of
Name of Selling Stockholder                                      Offering               Hereunder         Offering

Shama Zoe Limited Partnership (1)                                8,100,000                 8,100,000         -0-
                                      17.8%
Richard C. McKenzie, Jr.                                         6,699,695                 5,398,742         1,300,953
                                                                 13.4%                                       2.9%
Gryphon Master Fund, L.P. (2)                                    732,914                   732,914           -0-
                                      1.6%
Big Cat Energy Partners, L.P. (3)                                1,822,256                 1,822,256         -0-
                                      3.9%

Renaissance U.S. Growth Investment Trust, PLC (4)                2,041,668                 1,291,667         750,000
                                                                      4.4%                                   1.6%

                                                                 4,083,332                                   1,500,000
BFS US Special Opportunities Trust PLC (4)                       8.6%                      2,583,332         3.3%



                                       52

                                                                                                           Number and % of
                                                                  Number and % of          Number of        Outstanding
                                                            Outstanding Shares of          Shares of         Shares of
                                                                 Common Stock               Common          Common Stock
                                                              Beneficially Owned             Stock          Owned After
                                                            Prior to Completion of          Offered        Completion of
Name of Selling Stockholder                                      Offering                   Hereunder         Offering

J. Caird Partners, L.P. (5)                                        2,961,200                  2,961,200        -0-
                                                                   6.5%
J. Caird Investors (Bermuda) L.P. (5)                              1,640,800                  1,640,800        -0-
                                                                   3.6%
Renaissance Capital Growth and Income Fund III, Inc. (4)           2,041,667                  1,291,667        750,000
                                                                   4.4%                                        1.6%
Robin Dean                                                         562,677                    50,197           512,480
                                                                   1.2%                                        1.1%
Richard S. Langdon - Director                                      64,114                     64,114            -0-
                                                                   *
Charles B. Crowell - Director                                      205,301                    171,961          33,340
                                                                   1.8%                                        *
Michael K. Decker - Executive Vice                                 674,904                    107,214          567,690
    President and Chief Operating Officer                          1.5%                                        1.2%
John D. Longwell                                                   215,784                    64,114           151,670
                                                                   *                                           *
Mark A. Erickson - Director, Chief                                 3,703,465                  213,857          3,489,608
   Executive Officer and President                                 7.9%                                        7.5%
W. King Grant - Executive Vice                                     890,266                    106,586          783,680
   President and Chief Financial Officer                           1.9%                                        1.7%
R. J. Burgess - Director                                           93,000                     43,000           50,000
                                                                   *                                           *
Richard G. Albertus                                                21,242                     17,242           4,000
                                                                   *                                           *
Greg & Tommye Barnett Joint Tenants                                43,200                     43,200           -0-
                                                                   *
Bruce E. Lazier                                                    25,863                     25,863           -0-
                                                                   *
David P. Charles                                                   37,241                     17,241           20,000
                                                                   *                                           *
David D. Haber                                                     76,000                     50,000           26,000
                                                                   *                                           *
Crystal Overseas Trading, Inc. (6)                                 70,000                     50,000           20,000
                                                                   *
Ironman Energy Capital, L.P. (7)                                   1,293,103                  1,293,103        -0-
                                                                   2.8%
Howard O. Sharpe                                                   200,000                    100,000          -0-
                                                                   *
                   Total                                           38,299,692                 28,240,271       10,059,421
                                                                   64.4%                                       18.2%

----------------

(1) Gilman A. Hill, as general partner, has voting and investment power with respect to the securities held by Shama Zoe Limited Partnership.

(2) E. B. Lyon IV has voting and investment power with respect to the securities held by Gryphon Master Fund, LP.

(3) Paul R. Leibman is the manager of Big Dog Energy Capital Management LLC, which is the general partner of Big Cat Energy Partners, L.P. and as such may be deemed to have voting and investment power with respect to the securities held by Big Cat Energy Partners, L.P.

(4)  RENN  Capital  Group,  Inc.  acts as  investment  advisor to BFS US Special
     Opportunities Trust, PLC and Renaissance Capital Growth and Income Fund III, Inc. and acts as investment manager to Renaissance U.S. Growth Investment Trust, PLC. RENN Capital therefore may be deemed to have the power to vote shares held of record by such entities and is considered a beneficial owner of such shares solely by reason of its voting power. No single individual has voting or investment power over the securities for any of these entities.

(5) Wellington Management Company, LLP acts as investment advisor to and therefore has investment discretion of the shares held of record by its clients who include J. Caird Partners, L.P., which owns 2,691,000 shares of our common stock, and J. Caird Investors (Bermuda) L.P., which owns 1,640,800 shares of our common stock. Wellington Management is considered a beneficial owner of the shares set forth in the table by reason of its investment discretion and voting power. No single individual has voting or investment power over the securities for any of these entities.

(6) Gabriela Krug has voting and investment power with respect to the securities held by Crystal Overseas Trading, Inc.

(7) G. Bryan Dutt as the Managing Director of Ironman Energy Capital, L.P. has voting and investment power with respect to the securities held by Ironman Energy Capital, L.P.

                          DESCRIPTION OF CAPITAL STOCK



     Our authorized capital stock consists of 100,000,000 shares of common stock, par value $.0001 per share, and 5,000,000 shares of preferred stock, par value $.001 per share, 1,000 shares of which are designated as Series A Preferred Stock and 20,000 shares of which are designated Series B Preferred Stock. As of December 30, 2003, we had 45,602,236 shares of common stock and 11,339shares of Series B Preferred Stock issued and outstanding.


Common Stock


     Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Because holders of common stock do not have cumulative voting rights, the holders of a majority of the shares of common stock can elect all of the members of the board of directors standing for election, subject to the rights, powers and preferences of any outstanding series of preferred stock. Subject to the rights and preferences of any preferred stock that are outstanding or that we may issue in the future, the holders of common stock are entitled to receive:

     -    dividends as may be declared by our board of directors; and

     - pro rata, based on the number of shares held, all of our assets available for distribution to our common stockholders in liquidation.

     There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock


     Subject to the provisions of our articles of incorporation, the provisions of the Certificate of Designation governing our Series B Preferred Stock and legal limitations, our board of directors has the authority, without further vote or action by the stockholders:

     - to issue up to 5,000,000 shares of preferred stock in one or more series, including the Series B Preferred Stock described below; and

     - to fix the rights, preferences, privileges and restrictions of our preferred stock, including provisions related to dividends, conversion, voting, redemption, liquidation and the number of shares constituting the series or the designation of that series, which may be superior to those of the common stock.


     The issuance of shares of preferred stock by our board of directors as described above may adversely affect the rights of the holders of our common stock. For example, preferred stock may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. The issuance of shares of preferred stock may discourage third-party bids for our common stock or may otherwise adversely affect the market price of the common stock. In addition, the preferred stock may enable our board of directors to make more difficult or to discourage attempts to obtain control of our company through a hostile tender offer, proxy contest, merger or otherwise or to make changes in our management.

Series B Preferred Stock

     Subject to the provisions of our articles of incorporation and the Certificate of Designation governing the terms of our Series B Preferred Stock, our board of directors has the authority to issue up to 20,000 shares of Series B Preferred Stock, par value $.0001, of which 11,339 shares are issued and outstanding.

     Dividends. Each share of Series B Preferred Stock is entitled to receive, when and as declared by the Board of Directors, in preference to the holders of our common stock and any other stock of Gasco ranking junior to the Series B Preferred Stock, dividends at a rate of 7% per annum, payable on each June 30 and December 31, beginning June 30, 2003. We have the option to pay such dividends in either cash, shares of common stock or additional shares of Series B Preferred Stock. The June 30, 2003 preferred stock dividend was paid to the preferred shareholders of record as of June15, 2003, by the issuance of 287 shares of preferred stock and a cash payment of $1,836.

     Liquidation Preference. In the event of any liquidation or winding up of Gasco, the holders of the outstanding shares of Series B Preferred Stock will be entitled to receive, in preference to the common stock and any other stock of Gasco ranking junior to the Series B Preferred Stock, an amount equal to the Purchase Price of $440.00, plus any accrued and unpaid dividends. After payment of the Series B Preferred Stock liquidation preference, the remaining assets of Gasco will be distributed to the holders of the common stock and any other junior stock of Gasco.

     Conversion. The holders of shares of Series B Preferred Stock shall have the right to convert each share of Series B Preferred Stock into a number of shares of common stock equal to the Purchase Price divided by the Conversion Price. The initial Conversion Price is equal to $0.70 and is subject to adjustment upon the occurrence of certain corporate events.

     In the event a majority of the Board of Directors and the holders of at least 65% of the outstanding shares of Series B Preferred Stock, acting as a class, shall vote to convert all of the shares of Series B Preferred Stock into shares of common stock, all outstanding shares of Series B Preferred Stock shall be converted without further act of Gasco or its shareholders into shares of common stock at the Conversion Price set forth in the preceding paragraph.

     Optional Redemption. Gasco has no right to cause the redemption of the Series B Preferred Stock prior to February 10, 2006. On and after February 10, 2006, Gasco has the right to redeem the outstanding shares of Series B Preferred Stock, in whole or in part, at a price equal to 105% of the Purchase Price.

     Voting Rights. Each share of Series B Preferred Stock is entitled to vote together with the shares of common stock and carries a number of votes equal to the number of shares of common stock issuable upon its conversion. In addition, the approval of the holders of a majority of the outstanding shares of Series B Preferred Stock, voting separately as a class, is required to approve (i) any amendments to the Certificate of Designation governing the Series B Preferred Stock or (ii) a merger of Gasco, other than a Qualified Merger, as such term is defined in the Certificate of Designation. Generally, a Qualified Merger means a merger with a public company or a merger where Gasco is a surviving company and the fair market value of each share of common stock following the merger is at least 150% of the Conversion Price.

     Series B Director. The holders of shares of Series B Preferred Stock are entitled to elect annually one director to our Board of Directors. In addition to the voting rights afforded the holders of the Series B Preferred Stock, Gasco may not (i) authorize or issue any stock that ranks senior to or in parity with the Series B Preferred Stock, or (ii) make certain restricted payments without the consent of the Series B Director.

Anti-Takeover Provisions of Our Articles of Incorporation and Bylaws

     Our articles of incorporation and bylaws contain several provisions that could delay or make more difficult the acquisition of us through a hostile tender offer, open market purchases, proxy contest, merger or other takeover attempt that a stockholder might consider in his or her best interest, including those attempts that might result in a premium over the market price of our common stock.

     Written Consent of Stockholders

     Our bylaws provide that any action required or permitted to be taken by our stockholders may be taken at a duly called meeting of stockholders or by the written consent of 100% of the outstanding voting power.

     Special Meetings of Stockholders

     Subject to the rights of the holders of any series of preferred stock, our by-laws provide that special meetings of the stockholders may only be called by the Chairman of the board of directors by the resolution of a majority of our board of directors, by our President or by one of our Vice Presidents.

     Advance Notice Procedure for Director Nominations and Stockholder Proposals

     Our bylaws provide that adequate notice must be given to nominate candidates for election as directors or to make proposals for consideration at annual meetings of stockholders. Notice of a stockholder's intent to nominate a director must be delivered to or mailed and received at our principal executive offices as follows:

     - for an election to be held at the annual meeting of stockholders, not later than 120 calendar days prior to the anniversary date of the immediately preceding annual meeting of stockholders; and

     - for an election to be held at a special meeting of stockholders, not later than the later of (1) 90 calendar days prior to the special meeting or (2) 10 calendar days following the public announcement of the special meeting.

     Notice of a stockholder's intent to raise business at an annual meeting must be received at our principal executive offices not later than 90 calendar days prior to the anniversary date of the preceding annual meeting of stockholders.


     These procedures may operate to limit the ability of stockholders to bring business before a stockholders meeting, including the nomination of directors and the consideration of any transaction that could result in a change in control and that may result in a premium to our stockholders.

Amendment of the Bylaws

     Our board of directors may amend or repeal the bylaws and adopt new bylaws. The holders of common stock may amend or repeal the bylaws and adopt new bylaws by a majority vote.

Limitation of Liability of Officers and Directors

     Our directors will not be personally liable to our company or our stockholders for monetary damages for breach of fiduciary duty as a director, except, if required by Nevada law, for liability:

     - for any breach of the duty of loyalty to our company or our stockholders;

     - for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law;

     - for unlawful payment of a dividend or unlawful stock purchases or redemptions; and

     - for any transaction from which the director derived an improper personal benefit.

     As a result, neither we nor our stockholders have the right, through stockholders' derivative suits on our behalf, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.

Nevada Takeover Statute

     Under the terms of our articles of incorporation and as permitted under Nevada law, we have elected not to be subject to Nevada's anti-takeover law. This law provides that specified persons who, together with affiliates and associates, own, or within three years did own, 15% or more of the outstanding voting stock of a corporation could not engage in specified business combinations with the corporation for a period of three years after the date on which the person became an interested stockholder. The law defines the term "business combination" to encompass a wide variety of transactions with or caused by an interested stockholder, including mergers, asset sales and other transactions in which the interested stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders. With the approval of our stockholders, we may amend our articles of incorporation in the future to become governed by the anti-takeover law. This provision would then have an anti-takeover effect for transactions not approved in advance by our board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of our common stock. By opting out of the Nevada anti-takeover law, third parties could pursue a takeover transaction that was not approved by our board of directors.

Transfer Agent and Registrar

     The transfer agent and registrar for our common stock is ComputerShare Investor Services, and its telephone number is (303) 262-0600.

                              PLAN OF DISTRIBUTION


     As of the date of this prospectus, we have not been advised by the selling stockholders as to any plan of distribution. Distributions of the shares by the selling stockholders, or by their partners, pledgees, donees (including charitable organizations), transferees or other successors in interest, may from time to time be offered for sale either directly by such person or entities, or through underwriters, dealers or agents or on any exchange on which the shares may from time to time be traded, in the over-the-counter market, or in independently negotiated transactions or otherwise. The methods by which the shares may be sold include:

     - a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     - purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

     -    exchange distributions and/or secondary distributions;

     -    sales in the over-the-counter market;

     -    underwritten transactions;

     - ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

     -    privately negotiated transactions.


     Such transactions may be effected by the selling stockholders at market prices prevailing at the time of sale or at negotiated prices. The selling stockholders  may  effect  such  transactions  by selling  the  common  stock to underwriters or to or through broker-dealers, and such underwriters or broker-dealers may receive compensations in the form of discounts or commissions from the selling stockholders and may receive commissions from the purchasers of the common stock for whom they may act as agent. The selling stockholders may agree to indemnify any underwriter, broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. We have agreed to register the shares for sale under the Securities Act and to indemnify the selling stockholders and each person who participates as an underwriter in the offering of the shares against certain civil liabilities, including certain liabilities under the Securities Act.


     In connection with sales of the common stock under this prospectus, the selling stockholders may enter into hedging transactions with broker-dealers, who may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders also may sell shares of common stock short and deliver them to close out the short positions, or loan or pledge the shares of common stock to broker-dealers that in turn may sell them.


     The selling stockholders and any underwriters, dealers or agents that participate in distribution of the shares may be deemed to be underwriters, and any profit on sale of the shares by them and any discounts, commissions or concessions received by any underwriter, dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

         There can be no assurances that the selling stockholders will sell any or all of the shares offered under this prospectus.

                                  LEGAL MATTERS


     The validity of the issuance of the shares of common stock offered by this prospectus will be passed on for us by Dill, Dill, Carr, Stonbraker & Hutchings, P.C., Denver, Colorado.

                                     EXPERTS


     The consolidated financial statements as of December 31, 2002 and December 31, 2001 and for the years then ended included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


     The consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 2000 have been included in this prospectus and elsewhere in the registration statement in reliance upon the report of Wheeler Wasoff, P.C., independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.


     The estimated reserve evaluations and related calculations of James R. Stell, independent petroleum engineer, included in this prospectus have been included in reliance on the authority of said independent petroleum engineer as an expert in petroleum engineering.

                       WHERE YOU CAN FIND MORE INFORMATION


     This prospectus is part of a registration statement we file with the Securities and Exchange Commission. This prospectus does not contain all of the information contained in the registration statement and all of the exhibits and schedules thereto. For further information about Gasco Energy, Inc., please see the complete registration statement. Summaries of agreements or other documents in this prospectus are not necessarily complete. Please refer to the exhibits to the registration statement for complete copies of such documents.


     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy any document we file at the following Securities and Exchange Commission public reference room:

                           450 Fifth Street, N.W.
                               Judiciary Plaza
                                  Room 1024
                           Washington, D.C. 20549


     You may obtain information on the operation of the public reference room in
Washington,   D.C.  by  calling  the  Securities  and  Exchange   Commission  at
1-800-SEC-0330.


     We file information electronically with the Securities and Exchange Commission. Our Securities and Exchange Commission filings also are available from the Securities and Exchange Commission's Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically.

         GLOSSARY OF NATURAL GAS AND OIL TERMS

     The following is a description of the meanings of some of the natural gas and oil industry terms used in this prospectus.

     Bbl. One stock tank barrel, or 42 U.S. gallons liquid volume, used in this prospectus in reference to crude oil or other liquid hydrocarbons.

     Bbl/d. One Bbl per day.

     Bcf. Billion cubic feet of natural gas.

     Bcfe. Billion cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

     Btu or British Thermal Unit. The quantity of heat required to raise the temperature of one pound of water by one degree Fahrenheit.

     Completion. The installation of permanent equipment for the production of natural gas or oil, or in the case of a dry hole, the reporting of abandonment to the appropriate agency.

     Condensate. Liquid hydrocarbons associated with the production of a primarily natural gas reserve.

     Developed acreage. The number of acres that are allocated or assignable to productive wells or wells capable of production.

     Development well. A well drilled into a proved natural gas or oil reservoir to the depth of a stratigraphic horizon known to be productive.

     Dry hole. A well found to be incapable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.

     Exploratory well. A well drilled to find and produce natural gas or oil reserves not classified as proved, to find a new reservoir in a field previously found to be productive of natural gas or oil in another reservoir or to extend a known reservoir.

     Farm-in or farm-out. An agreement under which the owner of a working interest in a natural gas and oil lease assigns the working interest or a portion of the working interest to another party who desires to drill on the leased acreage. Generally, the assignee is required to drill one or more wells in order to earn its interest in the acreage. The assignor usually retains a royalty or reversionary interest in the lease. The interest received by an assignee is a "farm-in" while the interest transferred by the assignor is a "farm-out."

     Field. An area consisting of either a single reservoir or multiple reservoirs, all grouped on or related to the same individual geological structural feature and/or stratigraphic condition.

     Gross acres or gross wells. The total acres or wells, as the case may be, in which a working interest is owned.

     Lead. A specific geographic area which, based on supporting geological, geophysical or other data, is deemed to have potential for the discovery of commercial hydrocarbons.

     MBbls. Thousand barrels of crude oil or other liquid hydrocarbons.

     Mcf. Thousand cubic feet of natural gas.

     Mcfe. Thousand cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

     MMBls. Million barrels of crude oil or other liquid hydrocarbons.

     MMBtu. Million British Thermal Units.

     MMcf. Million cubic feet of natural gas.

     MMcf/d. One MMcf per day.

     MMcfe. Million cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

     Net acres or net wells. The sum of the fractional working interest owned in gross acres or wells, as the case may be.

     Net feet of pay. The true vertical thickness of reservoir rock estimated to both contain hydrocarbons and be capable of contributing to producing rates.

     Present value of future net revenues or present value or PV-10. The pretax present value of estimated future revenues to be generated from the production of proved reserves calculated in accordance with SEC guidelines, net of estimated production and future development costs, using prices and costs as of the date of estimation without future escalation, without giving effect to non-property related expenses such as general and administrative expenses, debt service and depreciation, depletion and amortization, and discounted using an annual discount rate of 10%.

     Productive well. A well that is found to be capable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of the production exceed production expenses and taxes.

     Prospect. A specific geographic area which, based on supporting geological, geophysical or other data and also preliminary economic analysis using reasonably anticipated prices and costs, is deemed to have potential for the discovery of commercial hydrocarbons.

     Proved developed reserves. Reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

     Proved reserves. The estimated quantities of oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

     Proved undeveloped reserves. Reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion.

     Reservoir. A porous and permeable underground formation containing a natural accumulation of producible natural gas and/or oil that is confined by impermeable rock or water barriers and is separate from other reservoirs.

     Undeveloped acreage. Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of natural gas and oil regardless of whether such acreage contains proved reserves.

     Working interest. The operating interest that gives the owner the right to drill, produce and conduct operating activities on the property and receive a share of production.

INDEX TO FINANCIAL STATEMENTS

Independent Auditors' Reports                                                F-2

Consolidated Balance Sheets at December 31, 2002 and 2001                    F-4

Consolidated Statements of Operations for the Years Ended
    December 31, 2002, 2001 and 2000                                         F-5

Consolidated Statements of Stockholders' Equity for the Years
    Ended December 31, 2002, 2001 and 2000                                   F-6

Consolidated Statements of Cash Flows for the Years Ended
    December 31, 2002, 2001 and 2000                                         F-7

Notes to Consolidated Financial Statements                                   F-8

Consolidated Balance Sheets at September 30, 2003 (Unaudited)
   and December 31, 2002                                                    F-24

Consolidated Statements of Operations for the Three Months Ended
    September 30, 2003 and 2002 (Unaudited)                                 F-25

Consolidated Statements of Operations for the Nine Months Ended
    September 30, 2003 and 2002 (Unaudited)                                 F-26

Consolidated Statements of Cash Flows for the Nine Months Ended
    September 30, 2003 and 2002 (Unaudited)                                 F-27

Notes to Unaudited Quarterly Consolidated Financial Statements       F-28 - F-35

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders of Gasco Energy, Inc.:

We have audited the consolidated balance sheets of Gasco Energy, Inc. and its subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the two years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.




/s/ DELOITTE & TOUCHE LLP
Denver, Colorado
March 27, 2003

                          INDEPENDENT AUDITOR'S REPORT


To The Board of Directors and Stockholders GASCO ENERGY, INC.

We have audited the consolidated statements of operations, stockholders' equity and cash flows of Gasco Energy, Inc. and subsidiaries (formerly known as Pannonian Energy Inc.) for the year ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Gasco Energy, Inc. and subsidiaries for the year ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.


                      Wheeler Wasoff, P.C.

Denver, Colorado
September 20, 2001



                                                         GASCO ENERGY, INC.
                                                    CONSOLIDATED BALANCE SHEETS

                                                                                        December 31,
                                                                                  2002                2001
ASSETS

CURRENT ASSETS
  Cash and cash equivalents                                                   $2,089,062             $ 12,296,585
  Restricted cash                                                                250,000                        -
  Accounts receivable and prepaid expenses                                       294,635                  157,099
                                                                               ---------               ----------
          Total                                                                2,633,697               12,453,684
                                                                               ---------               ----------

PROPERTY, PLANT AND EQUIPMENT, at cost
  Oil and gas properties (full cost method)
    Well in progress                                                           1,138,571                        -
    Proved mineral interests                                                  10,283,488                        -
    Unproved mineral interests                                                13,984,536                9,152,740
  Furniture, fixtures and other                                                  162,787                   59,445
                                                                              ----------                -- ------
           Total                                                              25,569,382                9,212,185
                                                                              ----------                ---------
  Less accumulated depreciation, depletion,
     amortization and property impairment                                      (697,578)                  (7,344)
                                                                              ----------               ----------
           Total                                                              24,871,804                9,204,841
                                                                              ----------               ----------
TOTAL ASSETS                                                                $ 27,505,501             $ 21,658,525
                                                                            ============             ============

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable                                                           $ 1,910,974                $ 548,853
  Accrued expenses                                                             2,180,262                   44,247
  Note payable                                                                 1,400,000                        -
                                                                               ---------                 --------

           Total                                                               5,491,236                 5 93,100
                                                                               ---------                 --------

STOCKHOLDERS' EQUITY
  Series A Convertible  Redeemable Preferred stock - $.001 par value;
  5,000,000shares authorized; 1,000 shares issued and
    outstanding in 2001                                                                -                        1
  Common stock - $.0001 par value; 100,000,000 shares authorized;
      40,362,500 shares issued and 40,288,800 shares outstanding in
      2002; and 27,252,500 shares issued and 27,178,800 shares
      outstanding in 2001                                                          4,036                    2,725
  Additional paid in capital                                                  44,958,593               38,569,923
  Deferred compensation                                                         (52,833)                (261,375)
  Accumulated deficit                                                       (22,765,236)             (17,115,554)
  Less cost of treasury stock of 73,700 common shares                          (130,295)                (130,295)
                                                                              ----------              -----------
           Total                                                              22,014,265               21,065,425
                                                                              ----------              -----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                  $ 27,505,501             $ 21,658,525
                                                                            ============             ============

               The accompanying notes are an integral part of the
                       consolidated financial statements.



                                                       GASCO ENERGY, INC.
                                             CONSOLIDATED STATEMENTS OF OPERATIONS




                                                            For the Year Ended December 31,
                                                        2002            2001           2000

REVENUES
     Oil and gas                                   $ 164,508         $  36,850          $    -
     Gain on sale of permit                                 -                -         200,000
     Interest                                         76,140           193,352              -
                                                     --------         --------        --------
                                                     240,648           230,202         200,000
                                                    ---------        ---------        --------

OPERATING EXPENSES
    General and administrative                      5,080,287        4,326,065         951,734
    Lease operating                                   119,809           12,679               -
    Depletion, depreciation and amortization          149,109            5,760               -
    Impairment                                        541,125                -               -
     Interest                                                           67,363          61,776
                                                    ---------        ---------        --------

                                                    5,890,330         4,411,867       1,013,510
                                                   ----------        ---------        ---------

OTHER INCOME (EXPENSES)                                                 52,206        (29,751)
                                                   ----------        ---------       ---------

NET LOSS                                          (5,649,682)      (4,129,459)       (843,261)
                                                  -----------      -----------       ---------
Series A Convertible Redeemable
   Preferred Stock deemed distribution                     -       (11,400,000)             -
                                                -------------      -----------       ---------

NET LOSS ATTRIBUTABLE TO
    COMMON SHAREHOLDERS                         $ (5,649,682)   $ (15,529,459)      $(843,261)
                                                =============   ==============      ==========
NET LOSS PER COMMON SHARE
    BASIC AND DILUTED                              $   (0.16)         $   (0.63)        $ (0.06)
                                                   ==========         ==========        ========

WEIGHTED AVERAGE COMMON SHARES
     OUTSTANDING - BASIC AND DILUTED              36,439,074          24,835,144      13,800,595
                                                  ===========         ==========      ==========







         The accompanying notes are an integral part of the consolidated financial statements.



                                                                       GASCO ENERGY, INC.
                                                         CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                                   Additional
                             Preferred Stock      Common Stock       Paid in       Deferred     Accumulated     Treasury
                            Shares     Value   Shares      Value     Capital    Compensation    Deficit         Stock        Total

Balance, December 31, 1999                    13,800,595  $ 1,380   $3,163,620     $           $ (742,834)     $        $ 2,422,166
 Net loss                                                                                        (843,261)                 (843,261)
                            ------    -----  -----------  --------  -----------  -----------    ----------     ---------  ----------

Balance, December 31, 2000                    13,800,595    1,380    3,163,620                 (1,586,095)                1,578,905
 Distribution of assets                                             (2,023,568)                                          (2,023,568)
 Issuance of common shares in
  connection with reverse
  acquisition of San Joaquin
  Resources, Inc.                              9,549,405        955    571,389                                               572,344
 Issuance of 1,000 convertible
  redeemable preferred Shares 1,000    $ 1                          17,430,366                                            17,430,367
 Issuance of common shares                     3,902,500        390  7,343,147                                             7,343,537
 Options issued for services                                           684,969     (684,969)
 Amortization of deferred
   compensation expense                                                             423,594                                  423,594
 Deemed distribution                                                11,400,000                 (11,400,000)
 Repurchase of common stock                                                                                   (130,295)    (130,295)
 Net loss                                                                                       (4,129,459)              (4,129,459)
                           ---------   ---      ---------   ------- ----------   ------------   ----------    ---------   ----------

Balance, December 31, 2001   1,000      1     27,252,500      2,725  38,569,923     (261,375)  (17,115,554)   (130,295)  21,065,425
 Conversion of preferred shares
   to common shares                            4,760,000        476       (476)
 Issuance of common shares
   for acreage                                 9,500,000        950   18,524,050                                         18,525,000
 Amortization of deferred
   compensation expense                                                              208,542                                208,542
 Redemption of preferred and
   common stock for acreage (1,000)    (1)    (6,250,000)      (625) (16,708,374)                                       (16,709,000)
 Issuance of common stock                      6,500,000        650    5,973,330                                           5,973,980
 Repurchase of common stock                   (1,400,000)      (140)   1,399,860)                                        (1,400,000)
 Net loss                                                                                      (5,649,682)               (5,649,682)
                          --------     ---    ----------     ------  ----------      ------    -----------   --------   ------------

Balance, December 31, 2002    -     $  -      40,362,500     $4,036  $44,958,593 $ (52,833) $ (22,765,236) $(130,295)   $22,014,265
                         ========     ====    ==========    =======  =========== ==========  ============= ==========   ===========


         The accompanying notes are an integral part of the consolidated financial statements.



                                                            GASCO ENERGY, INC.
                                                  CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                               For the Years Ended December 31,
                                                                             2002             2001             2000

CASH FLOWS FROM OPERATING ACTIVITIES
     Net loss                                                             $ (5,649,682)     $ (4,129,459)    $ (843,261)
     Adjustments to reconcile net loss to net cash used by operating activities
         Depreciation, depletion and impairment expense                        690,234              5,760         16,347
         Amortization of deferred compensation                                 208,542            423,594              -
         Non-cash charges for legal and interest expense                             -                 -        213,831
         Gain on sale of permit                                                      -                 -      (200,000)
     Changes in assets and liabilities provided (used) cash
        Accounts receivable and prepaid expenses                              (137,536)            11,323         23,449
        Accounts payable                                                      1,362,121          (51,872)        609,249
        Accrued expenses                                                      2,136,015               -                -
                                                                              ---------       -----------     ----------
     Net cash used in operating activities                                  (1,390,306)       (3,740,654)      (180,385)
                                                                            -----------       -----------      ---------
CASH FLOWS FROM INVESTING ACTIVITIES
     Cash paid for furniture, fixtures and other                              (103,342)          (49,876)
     Cash paid for oil and gas properties                                  (14,437,855)       (7,395,867)     (566,204)
     Cash received upon recapitalization and merger                                   -           265,029             -
     Proceeds from sale of oil and gas interests                                                             1,394,797
                                                                            ------------       ------------  ----------

     Net cash provided by (used in) investing activities                   (14,541,197)       (7,180,714)       828,593
                                                                           ------------       -----------    ----------
CASH FLOWS FROM FINANCING ACTIVITIES
    Cash designated as restricted                                             (250,000)                 -              -
     Proceeds from sale of common stock                                       6,500,000         6,826,218
     Proceeds from sale of preferred stock                                            -        19,000,000
                                                                                                                       -
     Repurchase of common shares                                                      -         (130,295)              -
     Cash paid for offering costs                                             (526,020)       (2,144,468)
     Proceeds from short-term borrowings                                              -           500,000         252,871
     Repayments of short-term borrowings                                              -         (714,543)        (183,528)
     Distribution to Rubicon Oil and Gas, Inc.                                                (1,000,000)
                                                                             -----------      -----------        ---------
     Net cash provided by financing activities                               5,723,980         22,336,912          69,343
                                                                             -----------     ------------        ---------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                        (10,207,523)       11,415,544          717,551

    BEGINNING OF PERIOD                                                      12,296,585           881,041          163,490
                                                                            -----------      -------------       ---------
    END OF PERIOD                                                           $2,089,062       $ 12,296,585         $881,041
                                                                            ===========      ============         ========








               The accompanying notes are an integral part of the
                       consolidated financial statements.

                                GASCO ENERGY INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

NOTE 1 - ORGANIZATION

Gasco Energy, Inc. ("Gasco" or the "Company") is an independent energy company engaged in the exploration, development and acquisition of crude oil and natural gas reserves in the western United States. Prior to January 1, 2002, the Company was considered a development stage enterprise as defined by Statement of Financial Accounting Standards No. 7.

On February 1, 2001, San Joaquin Resources, Inc. ("SJRI"), a Nevada corporation, and Pannonian Energy, Inc. ("Pannonian"), a Delaware corporation, entered into an Agreement and Plan of Reorganization (the "Pannonian Agreement") whereby a subsidiary of SJRI merged into Pannonian and SJRI issued 14,000,000 shares of its common stock to the former shareholders of Pannonian in exchange for all of the outstanding shares and warrants of Pannonian. Certain shareholders of SJRI surrendered for cancellation 2,438,930 common shares of the Company's capital in connection with the transaction, and as a result the existing shareholders of Pannonian acquired control of the combined company. For financial reporting purposes this business combination is accounted for as a reverse acquisition with Pannonian as the accounting acquirer.

The reverse acquisition was valued at $572,344 and was allocated as follows:

         Oil and gas properties                      $          265,836
         Receivables, prepaid and other, net                     41,479
         Cash                                                   265,029
                                                     ------------------
         Net assets acquired                         $          572,344
                                                     ==================

Under the terms of the Pannonian Agreement, Pannonian was required, prior to closing of the merger on March 30, 2001, to divest itself of all assets not associated with its "Riverbend" area of interest (the non-Riverbend assets). The "spin-offs" were accounted for at the recorded amounts. The net book value of the non-Riverbend assets in the United States transferred, including cash of $1,000,000 and liabilities of $555,185, was approximately $1,850,000. The non-Riverbend assets located outside the United States were held by Pannonian International Ltd. ("PIL"), the shares of which were distributed to the Pannonian stockholders. The book value of PIL as of the date of distribution was approximately $174,000.

The following unaudited pro forma information presents the financial information of the Company as if the consolidation of Gasco and Pannonian had taken place on January 1 of each year presented. The pro forma results are not indicative of future results.


                                                                   For the Year Ended December 31,
                                                                   -------------------------------
                                                            2001                                   2000
                                             ------------------------------------     ----------------------------------
                                                   As Reported        Pro Forma            As Reported         Pro Forma

  Revenue                                            $  36,850          $ 36,850              $    -            $    -

  Net loss                                        (15,529,459)      (15,572,061)           (843,261)       (1,047,888)

  Net loss per share attributable to
  common shareholders basic and diluted
                                                     $  (0.63)         $  (0.63)           $  (0.06)          $ (0.09)
                                                     =========         =========           =========          ========

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements include Gasco and its wholly owned subsidiaries, Pannonian and San Joaquin Oil and Gas, Ltd. as of December

31, 2002 and 2001. The consolidated financial statements as of and for the year ended December 31, 2000 include Pannonian and its wholly owned subsidiary Pannonian International, Inc. ("PIL"). All significant intercompany transactions have been eliminated upon consolidation.

All share and per share amounts included in these financial statements have been restated to show the retroactive effect of the conversion of Pannonian shares into Gasco shares.

The Company has incurred net losses from continuing operations of $5,649,682, $4,129,459 and $843,261 for the years ended December 31, 2002, 2001 and 2000.
Additionally, the Company has a negative working capital of $2,857,539 and is involved in a capital-intensive business. The Company's management believes that it has adequate resources to meet its obligations during the next year. However, the Company is considering various options for obtaining additional financing during 2003 such as the sale of equity, indebtedness or the sale of some of its assets.

Cash and Cash Equivalents

All highly liquid investments purchased with an initial maturity of three months or less are considered to be cash equivalents.

Restricted Cash

In connection with its drilling projects, the Company entered into a $2,000,000 letter of credit during February 2002, which was amended to $250,000 during May 2002. The letter of credit is collateralized with cash and terminates in August 2003. The portion of the Company's cash that collateralizes this letter of
credit  is  classified  as  restricted  cash  in  the   accompanying   financial
statements.

Property, Plant and Equipment

The Company follows the full cost method of accounting whereby all costs related to the acquisition and development of oil and gas properties are capitalized into a single cost center ("full cost pool"). Such costs include lease acquisition costs, geological and geophysical expenses, overhead directly related to exploration and development activities and costs of drilling both productive and non-productive wells. Proceeds from property sales are generally credited to the full cost pool without gain or loss recognition unless such a sale would significantly alter the relationship between capitalized costs and the proved reserves attributable to these costs. A significant alteration would typically involve a sale of 25% or more of the proved reserves related to a single full cost pool.

Depletion of exploration and development costs and depreciation of production equipment is computed using the units of production method based upon estimated proved oil and gas reserves. The costs of unproved properties are withheld from the depletion base until such time as they are either developed or abandoned. The properties are reviewed periodically for impairment. Total well costs are transferred to the depletable pool even when multiple targeted zones have not been fully evaluated. For depletion and depreciation purposes, relative volumes of oil and gas production and reserves are converted at the energy equivalent rate of six thousand cubic feet of natural gas to one barrel of crude oil. Gasco's wells began producing in late October of 2001; therefore, the Company did not have sufficient production information by which reserves could have be estimated as of December 31, 2001. Because of this, and because the costs associated with the Company's oil and gas properties related to projects which have not yet been associated with proved reserves, the Company did not record depletion expense during the year ended December 31, 2001.

Under the full cost method of accounting, capitalized oil and gas property costs less accumulated depletion and net of deferred income taxes may not exceed an amount equal to the present value, discounted at 10%, of estimated future net revenues from proved oil and gas reserves plus the cost, or estimated fair value, if lower of unproved properties. Should capitalized costs exceed this ceiling, an impairment is recognized. The present value of estimated future net revenues is computed by applying current prices of oil and gas to estimated future production of proved oil and gas reserves as of period-end, less estimated future expenditures to be incurred in developing and producing the proved reserves assuming the continuation of existing economic conditions.

Well in Progress

Well in progress at December 31, 2002 represents the costs associated with the drilling of a well in the Riverbend area of Utah. Since the well has not reached total depth, it is classified as a well in progress and is withheld from the depletion calculation until it has been completed. Once the well has been completed, it will be classified as proved property and will become subject to depletion and the impairment calculation as described above.

Impairment of Long-lived Assets

The Company's unproved properties are evaluated periodically for the possibility of potential impairment. Other than oil and gas properties, the Company has no other long-lived assets and to date has not recognized any impairment losses.

Revenue Recognition

Oil and gas revenue is recognized as income when the oil or gas is produced and sold.

Computation of Net Income (Loss) Per Share

Basic net income (loss) per share is computed by dividing net income (loss) attributable to the common shareholders by the weighted average number of common shares outstanding during the reporting period. Diluted net income per common share includes the potential dilution that could occur upon exercise of the options to acquire common stock computed using the treasury stock method which assumes that the increase in the number of shares is reduced by the number of shares which could have been repurchased by the Company with the proceeds from the exercise of the options (which were assumed to have been made at the average market price of the common shares during the reporting period). The options described in Note 11 have not been included in the computation of diluted income
(loss) per share during all periods because their inclusion would have been anti-dilutive.

Significant Customers

Although the Company sells the majority of its production to a few purchasers, there are numerous other purchasers in the areas in which Gasco sells it production; therefore, the loss of its significant customers would not adversely affect the Company's operations. For the years ended December 31, 2002 and 2001, purchases by the following companies exceeded 10% of the total oil and gas revenues of the Company. Gasco had no oil and gas sales during the year ended December 31, 2000.

                                             For the Year Ended December 31,
                                       -----------------------------------------
                                               2002                  2001
                                               ----                  ----

     ConocoPhillips Company                    98%                    60%
     Wasatch Energy Corporation                 --                    37%

Use of Estimates

The preparation of the financial statements for the Company in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Other Comprehensive Income

The Company does not have any items of other comprehensive income for the years ended December 31, 2002, 2001 and 2000. Therefore, total comprehensive income
(loss) is the same as net income (loss) for these periods.

Income Taxes

The Company uses the liability method of accounting for income taxes under which deferred tax assets and liabilities are recognized for the future tax consequences of temporary differences between the accounting bases and the tax bases of the Company's assets and liabilities. The deferred tax assets and liabilities are computed using enacted tax rates in effect for the year in which the temporary differences are expected to reverse.

Stock Based Compensation

The Company accounts for its stock-based compensation using Accounting Principles Board's Opinion No. 25 ("APB No. 25"). Under APB 25, compensation expense is recognized for stock options with an exercise price that is less than the market price on the grant date of the option. For stock options with exercise prices at or above the market value of the stock on the grant date, the Company adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123"). The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation ("SFAS 123") for the stock options granted to the employees and directors of the Company. Accordingly, no compensation cost has been recognized for these options. Had compensation expense for the options granted been determined based on the fair value at the grant date for the options, consistent with the provisions of SFAS 123, the Company's net loss and net loss per share for the years ended December 31, 2002 and 2001 would have been increased to the pro forma amounts indicated below:

                                                 For the Year Ended December 31,
                                                     2002                 2001
                                                     ----                 ----

   Net loss attributable to
   common shareholders:        As reported     $ (5,649,682)       $(15,529,459)
                               Pro forma         (7,358,908)        (21,211,727)

   Net loss per share:         As reported          $ (0.16)             $(0.63)
                               Pro forma              (0.20)              (0.85)

The fair value of the common stock options granted during 2001 and 2002, for disclosure purposes was estimated on the grant dates using the Black Scholes Pricing Model and the following assumptions.

                                              For the Year Ended December 31,
                                               2002                 2001
                                               ----                 ----

       Expected dividend yield                   --                   --
       Expected price volatility                90%                  89%
       Risk-free interest rate          3.5% - 4.1%          3.8% - 4.9%
       Expected life of options             5 years              5 years

Concentration of Credit Risk

The Company's cash equivalents are exposed to concentrations of credit risk. The Company manages and controls this risk by investing these funds with a major financial institution.

Recent Accounting Pronouncements

In June 2001 the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations, " which requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. The asset retirement liability will be allocated to operating expense by using a systematic and rational method. The statement is effective as of January 1, 2003. The Company has not yet determined the impact of the adoption of this statement.

In April 2002 the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." FASB No. 4 required all gains or losses from extinguishment of debt to be classified as extraordinary items net of income taxes. SFAS No. 145 requires that gains and losses from extinguishment of debt be evaluated under the provisions of Accounting Principles Board Opinion No. 30, and be classified as ordinary items unless they are unusual or infrequent or meet the specific criteria for treatment as an extraordinary item. This statement is effective January 1, 2003. The Company does not anticipate that the adoption of this statement will have a material effect on its financial position or results of operations.

In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)". This Statement requires recognition of a liability for a cost associated with an exit or disposal activity when the liability is incurred, as opposed to when the entity commits to an exit plan under EITF No. 94-3. SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The Company has not yet determined the impact of the adoption of this statement.


In December 2002, the FASB approved Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB Statement No. 123" (SFAS No. 148). SFAS No. 148 amends Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123) to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 is effective for financial statements for fiscal years ending after December 15, 2002. The Company will continue to account for stock based compensation using the methods detailed in the stock-based compensation accounting policy.

Reclassifications

Certain reclassifications have been made to prior years' amounts to conform to the classifications used in the current year.

NOTE 3 - OIL AND GAS PROPERTY

The following table presents information regarding the Company's net costs incurred in the purchase of proved and unproved properties and in exploration and development activities:



                                     For the Years Ended December 31,
                          ------------------------------------------------------
                               2002                  2001                2000
                          ------------           ----------             -------

Property acquisition costs:
   Unproved                 $22,324,547          $ 7,161,450            $425,797
   Proved                            --                   --                  --
Exploration costs (a)         3,319,124                   --            297,865
Development costs             7,319,184                   --                  --
                             ----------           -----------           --------
     Total costs incurred  $ 32,962,855          $ 7,161,450            $723,652
                            ===========           ===========          =========

(a) Includes seismic data acquisitions of $850,000 during twelve months ended December 31, 2002.

Depletion and impairment expense related to proved properties per equivalent mcf of production for the year ended December 31, 2002 was $9.73. There was no depletion or impairment expense during the years ended December 31, 2001 and 2000.

At December 31, the Company's unproved properties consist of leasehold costs in the following areas:

                                     2002                   2001
                                     ----                   ----

        Utah                          $2,163,524           $3,843,270
        Wyoming                       11,681,875            5,034,930
        California                       139,137              274,540
                                      ----------           ----------
                                     $13,984,536           $9,152,740
                                     ===========           ==========

NOTE 4 - SALE OF COMMON STOCK

On August 14, 2002, the Company issued 6,500,000 shares of common stock for net proceeds of approximately $6.0 million in a private offering. These shares were subsequently registered for resale on a Form S-1 Registration Statement filed on August 27, 2002. The Company used the net proceeds from this offering to fund its remaining 2002 capital budget.

NOTE 5 - REPURCHASE OF COMMON AND PREFERRED STOCK

On July 16, 2002, Gasco executed and closed a purchase agreement with Brek Energy Corporation ("Brek"), and certain other Gasco stockholders (the "Other Stockholders"), pursuant to which Brek and the Other Stockholders purchased from Gasco an undivided 25% of Gasco's working interests in all undeveloped acreage owned by Gasco in exchange for 6,250,000 shares of Gasco common stock and 500 shares of Gasco preferred stock held by Brek and the Other Stockholders. The Other Stockholders assigned their right to receive their share of such working interests to Brek, so that Brek acquired title to all of the working interests conveyed by Gasco in the transaction. Brek also has the option to acquire an additional 5% undivided interest in Gasco's undeveloped acreage by paying a total of $10.5 million in two equal installments on or before January 1, 2004 and January 1, 2005, respectively. A 2.5% interest will be conveyed to Brek upon receipt of each installment. Brek must make timely payment of the first installment in order to maintain the option to acquire the additional 2.5% interest with the second installment.

The transaction was recorded at $16,709,000 based on the average trading price of the Company's common stock when the transaction was consummated. In accordance with Securities and Exchange Commission Regulation S-X rule 4.10, the transaction was recorded as a reduction to the Company's unproved properties and a reduction to the Company's additional paid in capital, preferred stock and common stock.

The transaction, previously announced as a letter of intent on May 24, 2002, simplifies the Company's capital structure by eliminating all preferred stock (which was convertible into 4,750,000 common shares) and the associated preferential voting rights.

NOTE 6 - PROPERTY ACQUISITION

On May 1, 2002, the Company issued 9,500,000 shares of its common stock to the Shama Zoe Limited Partnership ("Shama Zoe"), a private oil and gas company, for the acquisition of 53,095 gross (47,786 net) acres plus other assets and consideration in the Greater Green River Basin in Sublette County Wyoming. The acquisition was valued at $18,525,000 using a stock price of $1.95 per common share, which represented the closing price of the Company's common stock on April 23, 2002; the date the agreement was executed. The original Property Purchase Agreement governing this transaction prevented the Company from issuing additional shares of its common stock at prices below $1.80 per share and from granting registration rights in connection with the issuance of shares of its common stock. In connection with the August 14, 2002 issuance of 6,500,000 shares of common stock, as described in Note 4, the original Property Purchase Agreement was amended to allow for the issuance of these shares at a price of $1.00 per share and Shama Zoe was granted an option to sell to the Company 1,400,000 shares of the Gasco common stock that it acquired in the transaction at $1.00 per share at any time prior to December 31, 2002. On December 31, 2002 Shama Zoe sold 1,400,000 shares of Gasco common stock back to the Company for $1.00 per share. The Company issued a $1,400,000 promissory note to Shama Zoe for the purchase of these shares. The promissory note is further described in
Note 7.

In connection with this transaction, the Board of Directors of the Company authorized the payment to an employee of the Company, who was instrumental in securing the Company's agreement with Shama Zoe, of $300,000 in cash and the issuance of options to purchase 250,000 shares of Gasco common stock at an exercise price of $1.95 per share, which is equal to the fair market of the common stock on April 23, 2002. Prior to the end of 2002 the Company had paid $150,000 of the total cash bonus to the employee, therefore, the remaining cash payment of $150,000 was included in accrued expenses in the accompanying financial statements as of December 31, 2002.

NOTE 7 - NOTE PAYABLE

The original Property Purchase Agreement governing the Shama Zoe transaction described in Note 6 prevented the Company from issuing additional shares of its common stock at prices below $1.80 per share and from granting registration rights in connection with the issuance of shares of its common stock. In connection with the August 14, 2002 issuance of 6,500,000 shares of common stock, as described in Note 4, the original Property Purchase Agreement was amended to allow for the issuance of these shares at a price of $1.00 per share and Shama Zoe was granted an option to sell to the Company 1,400,000 shares of the Gasco common stock that it acquired in the transaction at $1.00 per share at any time prior to December 31, 2002. The value of this option, using the Black Scholes model, of $250,000 has been recorded as additional noncash offering costs associated with the Company's sale of common stock as described in Note 4.

On December 31, 2002 the Company repurchased and cancelled 1,400,000 shares of Gasco common stock from Shama Zoe for $1.00 per share. The Company issued a $1,400,000 promissory note to Shama Zoe for the purchase of these shares. The promissory note beared interest at 12%, had a maturity date of March 14, 2003 and was recorded as a short-term note payable in the accompanying financial statements as of December 31, 2002. On February 20, 2003, the Company repaid this note plus accrued interest in full.

NOTE 8 - SUSPENDED LEASES

During February 2002, the Company purchased at a Bureau of Land Management ("BLM") sale a 45% interest in 21,614 gross acres (9,726 net acres) in Wyoming for approximately $1,428,000. After the sale, the Company was notified by the BLM in Wyoming that several environmental agencies filed a protest against the BLM offering numerous parcels of land for oil and gas leasing. All of the parcels (leases) purchased by the Company were placed in suspense pending the resolution of this protest. If the protest is deemed to have merit, the lease purchases will be rejected and the money paid for the leases will be returned to the Company. If the protest is deemed to be without merit, the leases will be released from suspense and issued to the Company. Effective July 16, 2002, the Company assigned 25% of its interest in these suspended leases to Brek resulting in the Company's total net acres being reduced from 9,726 to 7,295 net acres. As of December 31, 2002, the BLM has released from suspension and issued leases covering 5,700 gross acres representing 1,924 net acres to the Company. The value of the remaining suspended leases is recorded as unproved mineral interests in the accompanying financial statements.

NOTE 9 - PROPERTY IMPAIRMENT

During the first quarter of 2002, the Company drilled a well in the Southwest Jonah field located in the Greater Green River Basin in Sublette County, Wyoming. The well was drilled to a total depth of 11,000 feet. The well encountered natural gas, however not of sufficient quantities to be deemed economic. The well was plugged and abandoned during March of 2002. The costs associated with this well of $541,125, were charged to impairment expense during the year ended December 31, 2002 because the Company believed that the total costs for this well exceeded the present value, discounted at 10%, of the future net revenues from its proved oil and gas reserves at the time the well was plugged and abandoned.

NOTE 10 - PROPERTY DISPOSITIONS

On March 30, 2001, the Company divested itself of all assets not associated with its "Riverbend" area of interest (the non-Riverbend assets), as required by the Pannonian Agreement described in Note 1. The divestiture is summarized below.

        Oil and gas properties               $       1,405,242
        Cash                                         1,000,000
        Liabilities transferred                      (555,185)
                                                     ---------
                                             $       1,850,057

The oil and gas properties, cash and liabilities were transferred to a newly formed entity Rubicon Oil and Gas, Inc. ("Rubicon"). The Pannonian stockholders were allocated shares in Rubicon on a one for one basis with their Pannonian shares.

The Company held, through PIL, non-United States oil and gas properties. In accordance with the Agreement, the Company distributed, as a dividend in kind, all of the outstanding shares of PIL to the shareholders of the Company on a one to one basis with their Pannonian shares. The book value of the PIL shares as of the date of distribution was approximately $174,000.

NOTE 11 - STOCKHOLDERS' EQUITY

The Company's capital stock as of December 31, 2002 and 2001 consists of 100,000,000 shares of common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share.

Series A Convertible Redeemable Preferred Stock - As of December 31, 2001, Gasco had 1,000 shares of Series A Convertible Redeemable Preferred Stock ("Preferred Stock") issued and outstanding. The Preferred Stock was convertible into 9,500,000 shares of Gasco Common Stock, had no fixed dividend rate and was entitled to a $1.00 per share liquidation preference. The Preferred Stock was entitled to vote along with the Gasco common stock and, for so long as at least half of the Preferred Stock remained outstanding and was entitled to 26% of the combined voting power of all the common stock and preferred stock. The Preferred Stock was also entitled to vote as a class on certain matters.

In July 2001, Brek purchased 1,000 shares of the Company's Preferred Stock for $19,000,000. Costs of the sale, including 1,025,000 shares of common stock valued at $3,280,000 ($3.20 per share), were $4,849,633. The total costs of the sale included $1,500,000 and the issuance of 125,000 shares of common stock valued at $400,000 paid to Canaccord International Ltd. and the issuance of 900,000 shares of common stock valued at $2,880,000 paid to Wet Coast Management Corp. as brokerage commissions.

The Company recognized $11,400,000 as a deemed distribution to the holders of the Preferred Stock upon issuance due to a beneficial conversion feature into the Company's common stock in accordance with Emerging Issues Task Force ("EITF") 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios to Certain Convertible Instruments" and EITF 00-27 "Application of EITF Issue 98-5". The deemed distribution was the difference between the market price on the date of issuance ($3.20) and the conversion rate.

On July 16, 2002, as further described in Note 5, Gasco executed and closed a purchase agreement with Brek, and Other Stockholders, pursuant to which Brek and the Other Stockholders purchased from Gasco an undivided 25% of Gasco's working interests in all undeveloped acreage owned by Gasco in exchange for 6,250,000 shares of Gasco common stock and 500 shares of Gasco preferred stock held by Brek and the Other Stockholders. As a result of this transaction, there were no outstanding shares of Preferred Stock outstanding as of December 31, 2002.

Common Stock - Gasco has 40,362,500 shares of Common Stock issued and 40,288,800 shares outstanding as of December 31, 2002. The common shareholders are entitled to one vote per share on all matters to be voted on by the shareholders; however, there are no cumulative voting rights. Additionally, as long as 50% of the Preferred Stock was outstanding, the holders of Preferred Stock were entitled to vote as a class equal to 26%; therefore, the common shareholders were effectively entitled to 0.74 votes per share when 50% of the Preferred Stock was outstanding. The common shareholders are entitled to dividends and other distributions as may be declared by the board of directors. Upon liquidation or dissolution, the common shareholders will be entitled to share ratably in the distribution of all assets remaining available for distribution after satisfaction of all liabilities and payment of the liquidation preference of any outstanding preferred stock.

The Company's common stock equity transactions during 2002 and 2001 are described as follows:

On May 1, 2002, the Company issued 9,500,000 shares of its common stock to Shama Zoe, a private oil and gas company, for the acquisition of 53,095 gross (47,786 net) acres plus other assets and consideration in the Greater Green River Basin in Sublette County Wyoming. The acquisition was valued at $18,525,000 using a stock price of $1.95 per common share, which represented the closing price of the Company's common stock on April 23, 2002; the date the agreement was executed. The original Property Purchase Agreement governing this transaction prevented the Company from issuing additional shares of its common stock at prices below $1.80 per share and from granting registration rights in connection with the issuance of shares of its common stock. In connection with the August 14, 2002 issuance of 6,500,000 shares of common stock, as described below, the original Property Purchase Agreement was amended to allow for the issuance of these shares at a price of $1.00 per share and Shama Zoe was granted an option to sell to the Company 1,400,000 shares of the Gasco common stock that it acquired in the transaction at $1.00 per share at any time prior to December 31, 2002. On December 31, 2002 Shama Zoe sold 1,400,000 shares of Gasco common stock back to the Company for $1.00 per share. The Company issued a $1,400,000 promissory note to Shama Zoe for the purchase of these shares.

On July 16, 2002, Gasco executed and closed a purchase agreement with Brek and the Other Stockholders, pursuant to which Brek and the Other Stockholders purchased from Gasco an undivided 25% of Gasco's working interests in all undeveloped acreage owned by Gasco, representing 35,169 net undeveloped acres, in exchange for 6,250,000 shares of Gasco common stock and 500 shares of Gasco preferred stock held by Brek and the Other Stockholders.

The transaction was recorded at $16,709,000 based on the average trading price of the Company's common stock when the transaction was executed.

On August 14, 2002, the Company issued 6,500,000 shares of common stock for cash at $1.00 per share, pursuant to private placements for gross proceeds of $6,500,000. The cost of this offering was $526,020, $350,000 of which was paid to Energy Capital Solutions and $65,000 of which was paid to Enercom Inc. as financial advisory fees. These shares were subsequently registered for resale on a Form S-1 Registration Statement filed on August 27, 2002.

In connection with the Pannonian/SJRI merger, SJRI issued an option to a Pannonian officer, to purchase 1,000,000 shares of the Company's common stock at $1.00 per share. The $269,000 fair market value of the option determined using the Black Scholes Pricing model, was charged to operations of the combined company during the year ended December 31, 2001.

During January and May 2001, the Company issued 2,275,000 shares of common stock for cash at $3.00 per share, pursuant to private placements for gross proceeds of $6,825,000. The costs of these offerings were $574,835, $191,250 of which was paid to Canaccord International Ltd. and $150,000 of which was paid to DMD Investments as broker commissions. In September 2001, the Company issued an additional 227,500 shares of common stock for no additional consideration to the holders of the original shares in accordance with the terms of the offering. The offering was conducted in accordance with the provisions of Regulation S under the Securities Act of 1933, and all purchasers were residents of foreign countries.

In April 2001, the Company paid cash of $200,808 and issued 75,000 shares of its common stock, valued at $247,500 ($3.30 per share), for unproved oil and gas properties from an unrelated entity.

In July 2001, the Company acquired unproved oil and gas properties from an entity for $700,000 cash and 300,000 shares of the Company's common stock, valued at $846,000 ($2.82 per share). See related party discussion in Note 14 for further discussion.

During December 2001, the Company repurchased 73,700 shares of its own stock on the open market at prices ranging from $1.12 to $2.46 per share.

Stock Options - As of December 31, 2002 the Company had options to purchase an aggregate 6,355,250 shares of the Company's common stock outstanding. These options were granted during 2001 and 2002 to the Company's employees, directors and consultants at exercise prices ranging from $1.58 to $3.70 per share. The options vest at varying schedules within three years of their grant date and expire within ten years from the grant date. The aggregate fair market value of options, determined using the Black Scholes Pricing Model, granted to consultants, including the Pannonian officer issuance above, of $208,542 and $423,594 was charged to operations during the years ended December 31, 2002 and 2001, respectively.

During the first quarter of 2003, the Company granted an additional 1,258,000 options to purchase shares of common stock to employees and directors of the

Company, at an exercise price of $1.00 per share. The options vest 16 2/3% at the end of each four month period after the issuance date. Additionally, the Company cancelled 2,760,000 options to purchase shares of common stock during the first quarter of 2003. The exercise price of the cancelled options ranged from $1.95 to $3.15 per share. None of the 1,258,000 options granted during the first quarter of 2003 were issued to the individuals whose options were cancelled.

A summary of the options granted to purchase common stock and the changes therein during the years ended December 31, 2002 and 2001 is presented below. There were no options issued during the years ended December 31, 2000.


                                                          2002                                      2001
                                              ------------------------------            ------------------------------
                                                                Weighted                                   Weighted
                                                                Average                                    Average
                                                Number of    Exercise Price                Number of       Exercise
                                                 Options                                    Options         Price

Outstanding at beginning of year                  6,392,750          $ 2.23                          --          $ --
Granted                                             500,000            1.80                   6,519,000          2.25
Cancelled                                         (537,500)            2.56                   (126,250)          3.03
                                                  ---------          ------                   ---------          ----
Outstanding at end of year                        6,355,250          $ 2.17                   6,392,750        $ 2.23
                                                  =========          ======                   =========        ======

Exercisable at December 31,                       6,027,085          $ 2.06                   5,137,250        $ 2.01
                                                  ---------          ------                   ---------        ------

Weighted average fair value of options granted                       $ 1.28                                    $ 1.37
                                                                     ======                                    ======
Weighted average remaining contractual life of
options outstanding as of December 31, 2002           7.7 years
                                                      =========


NOTE 12 - STATEMENT OF CASH FLOWS

The following transactions represent the non-cash investing and financing activities of the Company during the years ended December 31, 2002.

     Conversion of 500 shares of Preferred Stock into 4,750,000 shares of common stock.

     Issuance of 9,500,000 shares of common stock, valued at $18,525,000 in exchange for oil and gas properties.

     Repurchase of 500 shares of preferred stock and 6,250,000 shares of common stock in exchange for an undivided 25% working interest in the Company's undeveloped acreage valued at $16,709,000.

     Repurchase of 1,400,000 shares of common stock in exchange for a promissory note as described in Note 7.

     Noncash stock offering costs of $250,000 incurred in connection with redeemable common stock as described in Note 7.

The following transactions represent the non-cash investing and financing activities of the Company during the years ended December 31, 2001.

     The Company issued 375,000 shares of common stock for oil and gas properties, valued at $1,093,500 ($2.82 to $3.30 per share).

     The Company issued 1,025,000 shares of common stock in conjunction with the sale of preferred stock, valued at $3,280,000 ($3.20 per share).

The following transactions represent the non-cash investing and financing activities of the Company during the year ended December 31, 2000.

     Certain individuals paid legal fees on behalf of the Company for which they were issued promissory notes in the aggregate amount of $198,193.

     The Company entered into notes for the acquisition of oil and gas properties in the aggregate amount of $781,917. The Company assumed an 18.75% interest in the notes, which was $143,609. The notes and the related properties were spun off as part of the Pannonian Agreement as described in Notes 1 and 10.

Cash paid for interest was $67,363 and $11,072 for the years ended December 31, 2001 and 2000, respectively. There was no cash paid for interest during the year ended December 31, 2002.

NOTE 13 - INCOME TAXES

A provision (benefit) for income taxes for the years ended December 31, 2002 and 2001 consists of the following:


       Current Taxes:                               2002              2001
                                                    ----              ----
            Federal                          $            --               --
            State                                         --               --
       Deferred taxes:
            Federal                                 (74,128)      (1,333,826)
            State                                   (68,422)        (191,435)
            Less:  valuation allowance                142,550       1,525,261
                                             ----------------    ------------
       Net income tax provision (benefit)    $            --     $         --
                                             ===============     ============


There is no current or deferred tax expense for the year ended December 31, 2000. The Company, in 2000, utilized net operating loss carryforwards to offset taxable income.

A reconciliation of the provision (benefit) for income taxes computed at the statutory rate to the provision for income taxes as shown in the statements of operations for the years ended December 31, 2002 and 2001 is summarized below:

                                                                 2002              2001
                                                                 ----              ----
    Tax provision (benefit) at federal statutory rate     $   (1,920,892)     ($1,404,016)
    State taxes, net of federal tax effects                      (45,159)        (126,347)
    Valuation adjustment on assets distributed in
         stock redemption                                      1,798,941
    Other Permanent items                                         24,560            5,102
    Valuation allowance                                            142,550      1,525,261
                                                          ----------------    -----------
    Net income tax provision (benefit)                    $            --     $         --
                                                          ===============     ============

The components of the deferred tax assets and liabilities as of December 31, 2002 and 2001 are as follows:

       Deferred tax assets:                                            2002              2001
                                                                       ----              ----
            Federal and state net operating loss carryovers     $     1,529,644     $  3,452,095
            Other property, plant & equipment                                --           41,019
            Oil and gas property                                        869,272               --
            Deferred compensation                                       335,534          165,202
                                                                ---------------     ------------
                Total deferred tax assets                             2,734,450        3,658,316
            Less:  valuation allowance                                (2,564,963)      (2,422,413
                                                                -----------------   -------------
                                                                        169,487        1,235,903
       Deferred tax liabilities:
            Other property                                               97,169               --
            Oil and gas property                                             --        1,152,344
            Other                                                        72,318           83,559
                Total deferred tax liabilities                          169,487        1,235,903
                                                                ---------------     ------------

       Net deferred tax asset                                   $            --     $         --
                                                                ===============     ============

The Company has a $3,885,681 and $9,152,671 net operating loss carryover for federal income tax purposes and a $4,549,237 and $7,182,732 net operating loss carryover for state income tax purposes as of December 31, 2002 and 2001, respectively. The net operating losses may offset against taxable income through the year ended December 31, 2021. The company provided a valuation allowance against its deferred tax asset of $2,564,963 and $2,422,413 as of December 31, 2002 and 2001, respectively, since it believes that it is more likely than not that it may not be able to fully utilize it on its future tax returns.

NOTE 14 - RELATED PARTY TRANSACTIONS

During the year ended December 31, 2002, the Company paid $110,266 in consulting fees to an unrelated third party. The obligation to pay these fees was a joint and several liability of Gasco and a Company of which two of Gasco's directors have a combined 66.67% ownership.

A director of the Company earned consulting fees of $16,000, $52,000 and $50,000 from the Company during the years ended December 31, 2002, 2001 and 2000, respectively. During both of the years ended December 31, 2002 and 2001, the Company paid $240,000 in consulting fees to a company owned by a director of Gasco. During January 2003, the future annual fees that will be paid to the director's company were reduced to $120,000 per year and are committed through January 31, 2006.

During 2001, an officer of the Company earned a $28,000 fee and 12,500 shares of Gasco's common stock for consulting services provided in connection with a property acquisition described in Note 11. This same officer was paid $22,879 in consulting fees prior to his appointment.

An officer of the Company, who retired effectively December 31, 2002, was an employee of and owned a less than 1% interest in an entity from which Gasco purchased acreage in Utah and Wyoming during 2001 and 2002. Additionally, the Company recorded a payable to this officer of $213,000 as of December 31, 2002 representing a bonus of $150,000 and severance payments of $63,000. These amounts will be paid to this officer on or before June 30, 2003.

One of the Company's directors earned a combined total of $9,000 in consulting fees from Rubicon and PIL during 2001.

During 2000, the Company incurred debt to related parties in the aggregate amount of $366,657 for cash loans, expenses paid on behalf of the Company and conversion of interest to debt. Repayments made during 2000 aggregated $63,000.

At December 31, 2000 the Company had four outstanding notes totaling $529,280 payable to directors or officers of the Company and one note payable of $15,000 to an entity owned by a director of the Company with similar terms bearing interest at rates ranging from 5% to 10%. These notes were repaid during 2001.

The Board of Directors approved the payment of bonuses and directors fees to the officers and directors of the Company in the aggregate amount of $455,000, of which $32,000 was paid as of December 31, 2000. The remaining balance was paid during 2001.

During 2000, the Company paid consulting and professional fees to officers, directors and related parties of $96,000.

Certain of the Company's directors and officers have working and/or overriding royalty interests in oil and gas properties in which the Company has an interest. It is expected that the directors and officers may participate with the Company in future projects. All participation by directors and officers will continue to be approved by the disinterested members of the Company's Board of Directors.

The Company's management believes that the above transactions and services were provided in the normal course of business with terms that could be obtained from non-related sources.

NOTE 15 - COMMITMENTS

The Company leases office facilities in Englewood, Colorado for approximately $46,000 per year under two leases that expire on August 30, 2004. Remaining commitments under these leases mature as follows:

            Year Ending December 31,                Annual Rentals

                      2003                               $47,503
                      2004                                32,195
                                                          ------
                                                         $79,698

Rent expense for the years ending December 31, 2002, 2001 and 2000 was $42,055, $46,476 and $52,573, respectively.

As is customary in the oil and gas industry, the Company may at times have commitments in place to reserve or earn certain acreage positions or wells. If the Company does not pay such commitments, the acreage positions or wells may be lost.

The Company has entered into employment agreements with certain key officers through January 31, 2006. These agreements were revised during the first quarter of 2003 to reduce the total compensation for the officers covered by the employment agreements from $560,000 per annum to $470,000 per annum. The agreements contain clauses regarding termination and demotion of the officer that would require payment of an amount ranging from one times annual compensation to up to approximately five times annual compensation plus a cash payment from $250,000 to $500,000. Included in the employment agreements is a bonus calculation for each of the covered officers totaling 2.125% of a defined cash flow figure based on net after tax earnings adjusted for certain expenses.

NOTE 16 - EMPLOYEE BENEFIT PLANS

The Company adopted a 401(k) profit sharing plan (the "Plan") in October 2001, available to employees who meet the Plan's eligibility requirements. The Plan is a defined contribution plan. The Company may make discretionary contributions to the Plan and is required to contribute 3% of the participating employee's compensation to the Plan. The contributions made by the Company totaled $41,726 and $6,270 during the years ended December 31, 2002 and 2001, respectively.

NOTE 17 - SELECTED QUARTERLY INFORMATION (Unaudited)

The following represents selected quarterly financial information for the years ended December 31, 2002 and 2001.


            2002                                                  For the Quarter Ended
            ----
                                 ----------------------------------------------------------------------------------------
                                      March 31,            June 30,          September 30,            December 31,
                                     ---------            --------          -------------            ------------

Gross revenue                            $28,506            $23,426                 $  43,611                $68,965
Net revenue from oil and
gas operations                             3,440              5,177                    10,869                 25,213
Net income (loss)                    (1,639,009)        (1,477,075)               (1,482,467)            (1,051,131)  a
Net loss per share
  basic and diluted                       (0.06)             (0.04)                    (0.04)                 (0.02)

a - During the fourth quarter, depletion expense was calculated for the entire year using the December 31, 2002 reserve report.


             2001                                                 For the Quarter Ended
             ----
                                     ---------------------------------------------------------------------------------
                                          March 31,           June 30,          September 30,         December 31,
                                         ---------           --------          -------------         ------------

Gross revenue                              $   --              $   --                $    --             $36,850  b
Net revenue from oil
  and gas operations                           --                  --                     --              24,171  b
Net loss                                  (653,369)           (875,624)               (744,516)        (1,855,950)c
Net loss per share
  basic and diluted                        (0.03)              (0.04)                 (0.45)  d           (0.07)


b - The increase in gross revenue and net revenue from oil and gas operations during the fourth quarter is due to the revenue and lease operating expenses from two wells that were drilled during the third and fourth quarters.

c - The increase in the net loss during the fourth quarter of 2001 is primarily due to increased general and administrative expenses resulting from the increased level of operating activity associated with the commencement of the Company's own operations.

d - The increase in the net loss per share during the third quarter of 2001 is due to the recognition of $11,400,000 in a deemed distribution to the holders of the Preferred Stock as further described in Note 11.

NOTE 18 - SUBSEQUENT EVENTS

During  February  2003,  the Company  sold through a private  placement,  11,052 shares of convertible preferred stock ("Convertible Stock") to a group of accredited investors, including members of Gasco's management. The Convertible Stock was sold for $440 per share resulting in net proceeds of approximately $4,800,000. Dividends on the Convertible Stock accrue at the rate of 7% per annum payable semi-annually in cash, additional shares of Convertible Stock or shares of common stock at the Company's option. The conversion price of the Convertible Stock is $0.70 per common share making each share of Convertible Stock convertible into approximately 629 shares of Gasco common stock. Shares of the Convertible Stock are convertible into Gasco common shares at any time at the holder's election. Gasco may redeem shares of the Convertible Stock at a price of 105% of the purchase price at any time after February 10, 2006. The Convertible Stock votes as a class on issues that affect the Convertible Stockholder's interests and votes with shares of common stock on all other issues on an as-converted basis. Additionally, the holders of the Convertible Stock exercised their right to elect one member to Gasco's board of directors during March 2003.

During February 2003, $1,400,000 of the proceeds from this sale were used to repay the note that was issued to Shama Zoe in connection with the Company's repurchase of 1,400,000 shares of common stock at $1.00 per share as further described in Note 7. The remaining proceeds from this sale will be used for the development and exploitation of the Company's Riverbend Project in the Uinta Basin in Utah and to fund the general corporate purposes of the Company.

During the first quarter of 2003, the Company issued an additional 1,258,000 options to purchase shares of common stock to employees and directors of the Company, at an exercise price of $1.00 per share. The options vest quarterly over a two-year period and expire within ten years from the grant date. Additionally, the Company cancelled 2,760,000 options to purchase shares of common stock during the first quarter of 2003. The exercise price of the cancelled options ranged from $1.95 to $3.15 per share. None of the 1,258,000 options granted during the first quarter of 2003 were issued to the individuals whose options were cancelled.

NOTE 19 - SUPPLEMENTAL OIL AND GAS RESERVE INFORMATION (Unaudited)

The following reserve quantity and future net cash flow information for the Company represents proved reserves located in the United States. The reserves have been estimated by James R. Stell, independent petroleum engineer. The determination of oil and gas reserves is based on estimates, which are highly complex and interpretive. The estimates are subject to continuing change as additional information becomes available.

The standardized measure of discounted future net cash flows is prepared under the guidelines set forth by the Securities and Exchange Commission (SEC) that require the calculation to be performed using year-end oil and gas prices. The oil and gas prices used as of December 31, 2002 were $29.60 per bbl of oil and $3.39 per mcf of gas. Future production costs are based on year-end costs and include severance taxes. The present value of future cash inflows is based on a 10% discount rate.

Reserve Quantities
                                               Gas          Oil
                                               Mcf         Bbls
Proved Reserves:
      Balance, December 31, 2001                 --             --
      Extensions and discoveries         20,688,710        141,652
      Revisions of previous estimates            --             --
      Sales of reserves in place                 --             --
      Purchases of reserves in place             --             --
      Production                           (66,444)             --
                                           --------        -------

      Balance, December 31, 2002         20,622,266        141,652
                                         ==========        =======

Proved Developed Reserves
      Balance, December 31, 2002          5,889,981         34,493
                                          =========         ======

Standardized Measure of Discounted Future Net Cash Flows

Future cash flows                                            $ 73,763,406
Future production and development costs                      (38,958,416)
Future net cash flows before discount                          34,804,990
10% discount to present value                                (22,492,988)
                                                             ------------
Standardized measure of discounted future
  net cash flows as of December 31, 2002                     $ 12,312,002
                                                             ============

Changes in the Standardized Measure of Discounted Future Net Cash Flows

Standardized measure of discounted future net cash flows
  at beginning of year                                             $       -
Sales of oil and gas produced, net of production costs              (44,699)
Net changes in prices and production costs                                 -
Extensions and discoveries, net of future production and
  development costs                                               21,007,459
Development costs incurred                                         7,319,184
Changes in estimated future development costs                   (31,717,307)
Revisions of previous quantity estimates                                   -
Purchases of reserves in place                                             -
Sales of reserves in place                                                 -
Accretion of discount                                                      -
Changes in production rates and other                             15,747,365
                                                                  ----------
Standardized measure of discounted future net cash
  flows at December 31, 2002                                    $ 12,312,002
                                                                ============

                             UNAUDITED CONSOLIDATED

                         QUARTERLY FINANCIAL STATEMENTS



                                                          GASCO ENERGY, INC.
                                                     CONSOLIDATED BALANCE SHEETS
                                                             (Unaudited)

                                                                                      September 30,        December 31,
                                                                                            2003               2002
ASSETS

CURRENT ASSETS
  Cash and cash equivalents                                                                $478,692             $ 2,089,062
  Restricted cash                                                                           250,000                 250,000
  Prepaid expenses                                                                          194,085                 198,491
  Accounts receivable                                                                       182,903                  96,144
                                                                                            -------               ---------
          Total                                                                           1,105,680               2,633,697
                                                                                          ---------               ---------

PROPERTY, PLANT AND EQUIPMENT, at cost
  Oil and gas properties (full cost method)
    Well in progress                                                                              -               1,138,571
    Proved mineral interests                                                             14,034,155              10,283,488
    Unproved mineral interests                                                           14,600,267              13,984,536
  Furniture, fixtures and other                                                             166,051                 162,787
                                                                                         ----------              ----------
           Total                                                                         28,800,473              25,569,382
                                                                                         ----------              ----------
  Less accumulated depreciation, depletion,
     amortization and property impairment                                               (1,080,038)               (697,578)
                                                                                        -----------              ----------
           Total                                                                         27,720,435              24,871,804
                                                                                         ----------              ----------

TOTAL ASSETS                                                                           $ 28,826,115            $ 27,505,501
                                                                                       ============            ============

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable                                                                      $ 2,730,248             $ 1,910,974
  Accrued expenses                                                                          874,043               2,180,262
  Note payable                                                                                    -               1,400,000
                                                                                          ----------              ---------
           Total                                                                           3,604,291              5,491,236
                                                                                          ----------              ----------

NONCURRENT LIABILITES
   Asset retirement obligation                                                              158,990                       -
                                                                                          ---------              ----------

STOCKHOLDERS' EQUITY
  Series B Convertible Preferred stock - $.001 par value; 20,000
    Shares authorized; 11,339 shares issued and outstanding in 2003                              11                       -
  Common stock - $.0001 par value; 100,000,000 shares authorized;
    40,887,500 shares issued and 40,813,800 shares outstanding in
    2003; 40,362,500 shares issued and 40,288,800 outstanding in 2002                         4,089                   4,036
  Additional paid in capital                                                             50,051,853              44,958,593
  Deferred compensation                                                                   (207,422)                (52,833)
  Accumulated deficit                                                                  (24,655,402)            (22,765,236)
  Less cost of treasury stock of 73,700 common shares                                     (130,295)               (130,295)
                                                                                        -----------              ----------
           Total                                                                        25,062,834               22,014,265
                                                                                        -----------              ----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                            $ 28,826,115             $ 27,505,501
                                                                                      ============-            ============

         The accompanying notes are an integral part of the consolidated financial statements.


                                                         GASCO ENERGY, INC.
                                               CONSOLIDATED STATEMENTS OF OPERATIONS
                                                            (Unaudited)


                                                                                       Three Months Ended
                                                                                          September 30,
                                                                                --------------         ---------------
                                                                                       2003                      2002

REVENUES
  Gas                                                                             $  255,028                 $  43,611
  Oil                                                                                 22,073                         -
  Interest                                                                             3,402                    19,198
                                                                                     -------                    ------
          Total                                                                      280,503                    62,809
                                                                                     -------                    ------

OPERATING EXPENSES
  General and administrative                                                         684,480                 1,461,377
  Lease operating                                                                    104,084                    32,742
  Depletion, depreciation and amortization                                           124,948                    51,157
  Interest                                                                             1,200                         -
                                                                                    --------                 ---------
           Total                                                                     914,712                 1,545,276
                                                                                    --------                 ---------

NET LOSS                                                                           (634,209)               (1,482,467)

Preferred stock dividends                                                           (88,027)                         -
                                                                                    --------               -----------

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS                                     $ (722,236)             $ (1,482,467)
                                                                                 ===========             =============

NET LOSS PER COMMON SHARE - BASIC AND DILUTED                                      $  (0.02)                 $  (0.04)
                                                                                   =========                 =========
WEIGHTED AVERAGE COMMON SHARES
  OUTSTANDING - BASIC AND DILUTED                                                 40,388,800                40,502,336
                                                                                  ==========                ==========























               The accompanying notes are an integral part of the
                       consolidated financial statements.


                                                         GASCO ENERGY, INC.
                                               CONSOLIDATED STATEMENTS OF OPERATIONS
                                                            (Unaudited)


                                                                                                      Nine Months Ended
                                                                                                        September 30,
                                                                                         -------------------------------------------
                                                                                                     2003                      2002

REVENUES
  Gas                                                                                           $  885,866                 $  95,543
  Oil                                                                                               49,612                         -
  Interest                                                                                           9,128                    62,362
                                                                                                   -------                   -------
          Total                                                                                    944,606                   157,905
                                                                                                   -------                   -------

OPERATING EXPENSES
  General and administrative                                                                     2,120,856                 3,936,479
  Lease operating                                                                                  280,968                    76,057
  Depletion, depreciation and amortization                                                         398,588                   195,795
  Impairment                                                                                             -                   541,125
  Interest                                                                                          24,673                         -
                                                                                                 ---------                 ---------
           Total                                                                                 2,825,085                 4,749,456
                                                                                                 ---------                 ---------

LOSS BEFORE CUMULATIVE EFFECT OF CHANGE
    IN ACCOUNTING PRINCIPLE                                                                    (1,880,479)               (4,591,551)

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
    PRINCIPLE                                                                                      (9,687)                         -
                                                                                               -----------                ----------

NET LOSS                                                                                       (1,890,166)               (4,591,551)

Preferred stock dividends                                                                        (216,145)                         -
                                                                                               -----------               -----------

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS                                                 $ (2,106,311)             $ (4,591,551)
                                                                                             =============             =============

PER COMMON SHARE DATA - BASIC AND DILUTED:
    Loss before cumulative effect of change in accounting principle                              $  (0.05)                 $  (0.13)
   Cumulative effect of change in accounting principle                                                   -                         -
                                                                                                ----------                 ---------

NET LOSS PER COMMON SHARE - BASIC AND DILUTED                                                    $  (0.05)                 $  (0.13)
                                                                                                 =========                 =========

WEIGHTED AVERAGE COMMON SHARES
  OUTSTANDING - BASIC AND DILUTED                                                               40,347,042                35,389,349
                                                                                                ==========                ==========











               The accompanying notes are an integral part of the
                       consolidated financial statements.


                                                         GASCO ENERGY, INC.
                                               CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                            (Unaudited)

                                                                                             Nine Months Ended
                                                                                               September 30,
                                                                                  ----------------------------------------
                                                                                           2003                   2002

CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                                                                             $(1,890,166)         $ (4,591,551)
  Adjustment to reconcile net loss to net cash used in operating activities
     Depreciation, depletion and impairment expense                                         388,532               736,920
     Accretion of asset retirement obligation                                                10,056                     -
     Amortization of deferred compensation                                                   66,661               113,563
     Cumulative effect of change in accounting principle                                      9,687                     -
     Changes in operating assets and liabilities:
         Prepaid expenses                                                                     4,406               100,743
       Accounts receivable                                                                 (86,759)              (19,137)
         Accounts payable                                                                   819,274               674,785
         Accrued expenses                                                              (1,229,718)              1,099,974
                                                                                       ------------           -----------
  Net cash used in operating activities                                                 (1,908,027)           (1,884,703)
                                                                                       ------------           -----------

CASH FLOWS FROM INVESTING ACTIVITIES
  Cash paid for furniture, fixtures and other                                               (3,264)              (84,846)
  Cash paid for development and exploration                                             (3,094,652)          (10,601,252)
                                                                                        -----------          ------------
  Net cash used in investing activities                                                 (3,097,916)          (10,686,098)
                                                                                        -----------          ------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Cash designated as restricted                                                           (250,000)             (250,000)
  Cash undesignated as restricted                                                           250,000                     -
  Preferred dividends                                                                       (1,836)                     -
  Proceeds from sale of preferred stock                                                   4,862,840                     -
  Proceeds from sale of common stock                                                                            6,500,000
  Cash paid for offering costs                                                             (65,431)             (526,020)
  Repayment of note payable                                                             (1,400,000)                     -
                                                                                        -----------            ----------
  Net cash provided by financing activities                                               3,395,573             5,723,980
                                                                                        -----------            ----------

NET DECREASE IN CASH AND CASH EQUIVALENTS                                               (1,610,370)           (6,846,821)

CASH AND CASH EQUIVALENTS:

    BEGINNING OF PERIOD                                                                   2,089,062            12,296,585
                                                                                          ---------            ----------

    END OF PERIOD                                                                         $ 478,692           $ 5,449,764
                                                                                          =========           ===========







               The accompanying notes are an integral part of the
                       consolidated financial statements.

                               GASCO ENERGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  NINE MONTHS ENDED SEPTEMBER 30, 2003 AND 2002


NOTE 1 - ORGANIZATION

Gasco Energy, Inc. ("Gasco" or the "Company") is an independent energy company engaged in the exploration, development and acquisition of crude oil and natural gas reserves in the western United States.

The unaudited consolidated financial statements included herein were prepared from the records of the Company in accordance with generally accepted accounting principles in the United States applicable to interim financial statements and reflect all adjustments which are, in the opinion of management, necessary to provide a fair statement of the results of operations and financial position for the interim periods. Such financial statements generally conform to the presentation reflected in the Company's Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2002. The current interim period reported herein should be read in conjunction with the Company's Form 10-K for the year ended December 31, 2002.

The results of operations for the three and nine months ended September 30, 2003 are not necessarily indicative of the results that may be expected for the year ending December 31, 2003.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements include Gasco and its wholly owned subsidiaries, Pannonian Energy, Inc. and San Joaquin Oil and Gas, Ltd. All significant intercompany transactions have been eliminated upon consolidation.

During the nine months ended September 30, 2003 the Company incurred operating losses of $1,890,166 and used cash in operating activities of $1,908,027. As of September 30, 2003 the Company had a working capital deficit of $2,498,611 and its cash balance decreased to $478,692 from the December 31, 2002 balance of $2,089,062. Also, as discussed in Note 10, during the nine months ended September 30, 2003 a trade creditor filed suit against the Company for the collection of $1,007,894 in trade payables. Subsequent to September 30, 2003 the Company issued $2,500,000 in 8% Convertible Debentures, sold 4,788,436 shares of common stock through a private placement for approximately $2,780,000 and settled approximately $1,600,000 of its accounts payable to an oilservice provider by making a cash payment of $400,000 to the provider and conveying to the provider a portion of the interests in two of its wells, as further described in Note 11. Management believes that the completion of these transactions will provide the Company with adequate resources to meet its obligations during the next year, however, management's drilling plans for the coming year will require capital in excess of that currently available and will require that Company to raise additional funds by selling securities, selling assets or farm-outs or similar type arrangements. Any financing obtained through the sale of Gasco equity will likely result in substantial dilution to the Company's stockholders. If the Company is forced to sell an asset to meet its current liquidity needs, it may not realize the full market value of the asset and the sales price could be less than the Company's carrying value of the asset.

Restricted Cash

The restricted cash balance at December 31, 2002 collateralized a letter of credit that the Company established in connection with its drilling projects. The letter of credit was terminated during August 2003. During September 2003, the Company entered into a $250,000 escrow agreement in connection with one of its drilling projects. The funds held in escrow will be released on April 1, 2004 pending the completion of certain drilling obligations, and are classified as restricted cash in the accompanying financial statements.

Property, Plant and Equipment

The Company follows the full cost method of accounting whereby all costs related to the acquisition and development of oil and gas properties are capitalized into a single cost center ("full cost pool"). Such costs include lease acquisition costs, geological and geophysical expenses, overhead directly related to exploration and development activities and costs of drilling both productive and non-productive wells. Proceeds from property sales are generally credited to the full cost pool without gain or loss recognition unless such a sale would significantly alter the relationship between capitalized costs and the proved reserves attributable to these costs. A significant alteration would typically involve a sale of 25% or more of the proved reserves related to a single full cost pool.

Depletion of exploration and development costs and depreciation of production equipment is computed using the units of production method based upon estimated proved oil and gas reserves. The costs of unproved properties are withheld from the depletion base until such time as they are either developed or abandoned. The properties are reviewed periodically for impairment. Total well costs are transferred to the depletable pool even when multiple targeted zones have not been fully evaluated. For depletion and depreciation purposes, relative volumes of oil and gas production and reserves are converted at the energy equivalent rate of six thousand cubic feet of natural gas to one barrel of crude oil.

Under the full cost method of accounting, capitalized oil and gas property costs less accumulated depletion and net of deferred income taxes may not exceed an amount equal to the present value, discounted at 10%, of estimated future net revenues from proved oil and gas reserves, plus the lower of cost, or estimated fair value of unproved properties. Should capitalized costs exceed this ceiling, an impairment is recognized. The present value of estimated future net revenues is computed by applying current prices of oil and gas to estimated future production of proved oil and gas reserves as of period-end, less estimated future expenditures to be incurred in developing and producing the proved reserves assuming the continuation of existing economic conditions.

Well in Progress

Well in progress at December 31, 2002 represented the costs associated with the drilling of a well in the Riverbend area of Utah. Since the well had not reached total depth, it was classified as a well in progress and was withheld from the depletion calculation until the first quarter of 2003 when the well reached total depth and was cased. The costs associated with this well were classified as proved property and became subject to depletion and the impairment calculation, during the first quarter of 2003, as described above.

Asset Retirement Obligation

In June 2001 the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations, " which required that the fair value of a liability for an asset retirement obligation be recognized in the period in which it was incurred if a reasonable estimate of fair value could be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. The asset retirement liability will be allocated to operating expense by using a systematic and rational method. The Company adopted this statement as of January 1, 2003 and recorded a net asset of $139,247, a related liability of $148,934 (using a 9% discount rate and a 2% inflation rate) and a cumulative effect of change in accounting principle on prior years of $9,687. For the nine months ended September 30, 2003, the Company recognized accretion expense of $10,056 related to the asset retirement obligation, which was recorded as additional depletion expense. The information below reconciles the value of the asset retirement obligation from the date the liability was recorded.

                                                          Asset
                                                       Retirement
                                                       Obligation

        Balance 1/1/03                                     $148,934
          Liabilities incurred                                    -
          Liabilities settled                                     -
          Revisions in estimated cash flows                       -
          Accretion expense                                  10,056
                                                          ---------
        Balance 9/30/03                                  $ 158,990
                                                         =========


Computation of Net Loss Per Share

Basic net loss per share is computed by dividing net loss attributable to the common stockholders by the weighted average number of common shares outstanding during the reporting period. The shares of restricted common stock granted to certain officers and directors are included in the computation only after the shares become fully vested. Diluted net income per common share includes the potential dilution that could occur upon exercise of the options to acquire common stock computed using the treasury stock method which assumes that the increase in the number of shares is reduced by the number of shares which could have been repurchased by the Company with the proceeds from the exercise of the options (which were assumed to have been made at the average market price of the common shares during the reporting period). The Series B Convertible Preferred Stock ("Preferred Stock") described in Note 3, the options described in Note 7, and the restricted stock described in Note 8 have not been included in the computation of diluted net loss per share during all periods because their inclusion would have been anti-dilutive.

Stock Based Compensation

The Company accounts for its stock-based compensation using Accounting Principles Board's Opinion No. 25 ("APB No. 25"). Under APB 25, compensation expense is recognized for stock options with an exercise price that is less than the market price on the grant date of the option. For stock options with exercise prices at or above the market value of the stock on the grant date, the Company adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123"). The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation ("SFAS 123") for the stock options granted to the employees and directors of the Company. Accordingly, no compensation cost has been recognized for these options. Had compensation expense for the options granted been determined based on the fair value at the grant date for the options, consistent with the provisions of SFAS 123, the Company's net loss and net loss per share for the quarters and nine months ended September 30, 2003 and 2002 would have been increased to the pro forma amounts indicated below:


                                                For the Quarters Ended               For the Nine Months Ended
                                                     September 30,                         September 30,
                                               2003               2002                2003               2002
                                               ----               ----                ----               ----
Net loss attributable to common shareholders:

                        As reported            $(722,236)        $ (1,482,467)      $ (2,106,311)       $ (4,591,551)
                        Pro forma               (765,235)          (1,909,804)        (2,377,866)         (5,873,471)

Net loss per share:
                        As reported              $ (0.02)             $ (0.04)           $ (0.05)            $ (0.13)
                        Pro forma                  (0.02)               (0.05)           $ (0.06)              (0.17)

The fair value of the common stock options granted during 2003 and 2002, for disclosure purposes was estimated on the grant dates using the Black Scholes Pricing Model and the following assumptions.


                                                 For the Year Ended December 31,
                                                     2003               2002
                                                     ----               ----

             Expected dividend yield                   --                 --
             Expected price volatility                82%                90%
             Risk-free interest rate                 2.9%        3.5% - 4.1%
             Expected life of options             5 years            5 years


Use of Estimates

The preparation of the financial statements for the Company in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Recent Accounting Pronouncements

Statement of Financial Accounting Standards No. 141, "Business Combinations" (FAS 141) and Statement of Financial Accounting Standards No. 142, "Goodwill and Intangible Assets" (FAS 142), were issued by the Financial Accounting Standards Board (FASB) in June 2001 and became effective for the Company on July 1, 2001 and January 1, 2002, respectively. The FASB, and others are engaged in deliberations on the issue of whether FAS 141 and 142 require interests held under oil, gas and mineral leases or other contractual arrangements to be classified as intangible assets. If such interests were deemed to be intangible assets, mineral interest use rights for both undeveloped and developed leaseholds would be classified separate from oil and gas properties as intangible assets on the Company's balance sheets only, but these costs would continue to be aggregated with other costs of oil and gas properties in the notes to the financial statements in accordance with Statement of Financial Accounting Standards No. 69, "Disclosures about Oil and Gas Producing Activities" (FAS 69). Additional disclosures required by FAS 141 and 142 would also be included in the notes to financial statements. Historically, and to the Company's knowledge, we and all other oil and gas companies have continued to include these oil and gas leasehold interests as part of oil and gas properties after FAS 141 and 142 became effective. The Company believes that few oil and natural gas companies have adopted this interpretation or changed their balance sheet presentation for oil and gas leaseholds since the implementation of FAS 141 and 142.


As applied to companies like Gasco that have adopted full cost accounting for oil and gas activities, the Company understands that this interpretation of FAS 141 and 142 would only affect its balance sheet classification of proved oil and gas leaseholds acquired after June 30, 2001 and its unproved oil and gas leaseholds. The Company's results of operations would not be affected, since these leasehold costs would continue to be amortized in accordance with full cost accounting rules. At December 31, 2002 and September 30, 2003, the Company had undeveloped leaseholds of approximately $13,984,536 and $14,600,267, respectively, that would be classified on the balance sheet as "intangible undeveloped leasehold" if the Company applied the interpretation currently being deliberated. This classification would require the Company to make the disclosures set forth under FAS 142 related to these interests. The Company's current disclosures are those required by FAS 69.


The Company will continue to classify its oil and gas leaseholds as tangible oil and gas properties until further guidance is provided. Although most of the Company's oil and gas property interests are held under oil and gas leases, it is not expected that this interpretation, if adopted, would have a material impact on the Company's financial condition or results of operations.


In November 2002, the FASB issued Financial Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, including Indirect
Guarantee of Indebtedness of Others" (FIN 45). FIN 45 requires that upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligation it assumes under that guarantee. FIN 45's provisions for initial recognition and measurement are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The Company's adoption of FIN 45 on January 1, 2003 did not affect its financial position or results of operations.


In January 2003, the FASB issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" (FIN 46). FIN 46 clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements" to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated support from other parties. FIN 46 requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among parties involved. All companies with variable interests in variable interest entities created after January 31, 2003, shall apply the provisions of FIN 46 to those entities immediately. FIN 46 is effective for the first fiscal year or interim period ending after December 15, 2003, for variable interest entities created before February 1, 2003. The
Company's prospective application of the provisions of FIN 46 that were effective January 31, 2003, did not effect its financial position or results of operations.


In December 2002, the FASB approved Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB Statement No. 123" (SFAS No. 148). SFAS No. 148 amends Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123) to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 is effective for financial statements for fiscal years ending after

December  15,  2002.  The  Company  will  continue  to account  for stock  based
compensation  using  the  methods  detailed  in  the  stock-based   compensation
accounting policy.


In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" to amend and clarify financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. The changes in this statement require that contracts with comparable characteristics be accounted for similarly to achieve more consistent reporting of contracts as either derivative or hybrid instruments. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003 and will be applied prospectively. The Company's adoption of this Statement did not have a material impact on the financial statements.


In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" to classify certain financial instruments as liabilities in statements of financial position. The financial instruments are mandatorily redeemable shares, which the issuing company is obligated to buy back in exchange for cash or other assets, put options and forward purchase contracts, instruments that do or may require the issuer to buy back some of its shares in exchange for cash or other assets, and obligations that can be settled with shares, the monetary value of which is fixed, tied solely or predominantly to a variable such as a market index, or varies inversely with the value of the issuers' shares. Most of the guidance in Statement 150 is effective for all financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company's adoption of this Statement did not have a material impact on the financial statements.


Reclassifications


Certain reclassifications have been made to prior years' amounts to conform to the classifications used in the current year.

NOTE 3 - STOCK OFFERING

During February and April 2003, the Company sold through a private placement, 11,052 shares of Preferred Stock to a group of accredited investors, including members of Gasco's management. The Preferred Stock was sold for $440 per share resulting in net proceeds of approximately $4,797,000. Dividends on the Preferred Stock accrue at the rate of 7% per annum payable semi-annually in cash, additional shares of Preferred Stock or shares of common stock at the Company's option. The Board of Directors of the Company authorized the payment of the June 30, 2003 Preferred Stock dividend in shares of Preferred Stock. The dividend was payable to shareholders of record of June 15, 2003 and was paid by the issuance of 287 shares of Preferred Stock and a cash payment of $1,836. The conversion price of the Preferred Stock is $0.70 per common share, which was greater than the market price on the issuance date, making each share of Preferred Stock convertible into approximately 629 shares of Gasco common stock. Shares of the Preferred Stock are convertible into Gasco common shares at any time at the holder's election. Gasco may redeem shares of the Preferred Stock at a price of 105% of the purchase price at any time after February 10, 2006. The
Preferred Stock votes as a class on issues that affect the Preferred Stockholder's interests and votes with shares of common stock on all other issues on an as-converted basis. Additionally, the holders of the Preferred Stock exercised their right to elect one member to Gasco's board of directors during March 2003.

During February 2003, $1,400,000 of the proceeds from this sale were used to repay the note that was issued to Shama Zoe in connection with the Company's repurchase of 1,400,000 shares of common stock at $1.00 per share as further described in Note 4. The remaining proceeds from this sale will be used for the development and exploitation of the Company's Riverbend Project in the Uinta Basin in Utah and to fund the general corporate purposes of the Company.

NOTE 4 - NOTE PAYABLE

The original Property Purchase Agreement governing the Shama Zoe transaction prevented the Company from issuing additional shares of its common stock at prices below $1.80 per share and from granting registration rights in connection with the issuance of shares of its common stock. In connection with the August 14, 2002 issuance of 6,500,000 shares of common stock, the original Property

Purchase Agreement was amended to allow for the issuance of these shares at a price of $1.00 per share and Shama Zoe was granted an option to sell to the Company 1,400,000 shares of the Gasco common stock that it acquired in the transaction at $1.00 per share at any time prior to December 31, 2002. The value of this option, using the Black Scholes model, of $250,000 was recorded as additional noncash offering costs associated with the Company's sale of common stock.

On December 31, 2002 the Company repurchased and cancelled 1,400,000 shares of Gasco common stock from Shama Zoe for $1.00 per share. The Company issued a $1,400,000 promissory note to Shama Zoe for the purchase of these shares. The promissory note beared interest at 12%, had a maturity date of March 14, 2003 and was recorded as a short-term note payable in the accompanying financial statements as of December 31, 2002. On February 20, 2003, the Company repaid this note plus accrued interest of $23,473.

NOTE 5 - SUSPENDED LEASES

During February 2002, the Company purchased at a Bureau of Land Management ("BLM") sale a 45% interest in 21,614 gross acres (9,726 net acres) in Wyoming for approximately $1,428,000. After the sale, the Company was notified by the BLM in Wyoming that several environmental agencies filed a protest against the BLM offering numerous parcels of land for oil and gas leasing. All of the parcels (leases) purchased by the Company were placed in suspense pending the resolution of this protest. Effective July 16, 2002, the Company sold 25% of its interest in these suspended leases resulting in the Company's total net acres being reduced from 9,726 to 7,295 net acres. The Company was notified in July 2003 that all of the protested leases were released from suspense. The value of these leases is recorded as unproved mineral interests in the accompanying consolidated financial statements.

NOTE 6 - PROPERTY IMPAIRMENT

During the nine months ended September 30, 2002, the Company drilled a well in the Southwest Jonah field located in the Greater Green River Basin in Sublette County, Wyoming. The well was drilled to a total depth of 11,000 feet. The well encountered natural gas, however not of sufficient quantities to be deemed economic. The well was plugged and abandoned during March of 2002. The Company recognized impairment expense of $541,125 associated with this well during the first nine months of 2002 because the Company believed that the costs incurred for this well exceeded the present value, discounted at 10%, of the future net revenues from its proved oil and gas reserves.

NOTE 7 - STOCK OPTIONS

During the first quarter of 2003, the Company granted an additional 1,258,000 options to purchase shares of common stock to employees and directors of the Company, at an exercise price of $1.00 per share. The options vest 16 2/3% at the end of each four-month period after the issuance date. Additionally, the Company cancelled 2,260,000 options to purchase shares of common stock during the first quarter of 2003. The exercise price of the cancelled options ranged from $1.95 to $3.15 per share. None of the 1,258,000 options granted during the first quarter of 2003 were issued to the individuals whose options were cancelled.

NOTE 8 - COMMON STOCK ISSUANCE

On August 12, 2003, the Company's Board of Directors approved the issuance of 425,000 shares of common stock, under the Gasco Energy, Inc. 2003 Restricted Stock Plan ("Restricted Stock Plan"), to certain of the Company's officers and directors. The restricted shares vest 20% on the first anniversary, 20% on the second anniversary and 60% on the third anniversary of the awards. The shares fully vest upon certain events, such as a change in control of the Company, expiration of the individual's employment agreement and termination by the Company of the individual's employment without cause. Any unvested shares are forfeited upon termination of employment for any other reason.

The compensation expense related to the restricted stock was measured on September 18, 2003, the date the Restricted Stock Plan was approved by the Company's stockholders and is amortized over the three year vesting period. The shares of restricted stock are considered issued and outstanding at the date of grant and are included in shares outstanding for the purposes of computing diluted earnings per share. The Company had 425,000 unvested shares of restricted stock outstanding as of September 30, 2003 and the compensation expense related to these shares during the nine months ended September 30, 2003 was $13,828. There were no outstanding shares of restricted stock during 2002.

NOTE 9 - STATEMENT OF CASH FLOWS

During the nine months ended September 30, 2003, the Company's non-cash investing and financing activities consisted of the following transactions:

     Recognition of an asset retirement obligation for the plugging and abandonment costs related to the Company's oil and gas properties valued at $148,934.

     Issuance of 287 shares of  Preferred  Stock in payment of the June 30, 2003
          Preferred Stock dividend.

     Issuance of 425,000 shares of restricted common stock to certain of the Company's officers and directors and the issuance of 100,000 shares of common stock as compensation to a former employee.

During the nine months ended September 30, 2002, the Company's non-cash investing and financing activities consisted of the following transactions:

     Conversion of 500 shares of Preferred Stock into 4,750,000 shares of common stock.

     Issuance of 9,500,000 shares of common stock, valued at $18,525,000 in exchange for oil and gas properties.

     Repurchase of 500 shares of preferred stock and 6,250,000 shares of common stock in exchange for an undivided 25% working interest in the Company's undeveloped acreage valued at $16,709,000.

     Reclassification  of  $1,400,000   from   additional  paid  in  capital  to
          redeemable common stock to reflect the option described in Note 4.

     Noncash stock offering costs of $250,000 incurred in connection with redeemable common stock as described in Note 4.

Cash paid for interest during the nine months ended September 30, 2003 was $23,473. There was no cash paid for interest during the nine months ended September 30, 2002.

NOTE 10 - LITIGATION

On June 9, 2003, Pannonian was named as a defendant in a lawsuit filed in the United States District Court of Midland County, Texas. On July 15, 2003, Gasco was also named as defendant in the same lawsuit. The plaintiffs, Burlington Resources Oil & Gas Company LP by BROG GP Inc. its sole General Partner ("Burlington Resources") claim that Pannonian and Gasco owe them $1,007,894.14 in unpaid invoices. The Company has accrued these amounts owed within the accompanying financial statements and fully intends to pay these amounts owed to Burlington Resources

NOTE 11 - SUBSEQUENT EVENTS

On October 15, 2003 Gasco closed the sale of $2,500,000 principal amount of 8% Convertible Debentures ("Debentures") in a private placement for a net purchase price of $2,390,000. The Debentures bear interest at 8% per annum, which is payable monthly, and are convertible into 4,166,667 shares of the Company's common stock, at the holder's option, at a conversion price of $0.60 per common share. Monthly principal payments of $37,500 begin in the fourth quarter of 2006 and the maturity date of the Debentures is October 15, 2008. The Debentures are secured by the producing wellbores that Gasco develops using this financing. Additionally, the Debenture holders exercised their right to designate a single nominee to the Company's Board of Directors during October 2003.

The Debenture conversion price of $0.60 per common share was lower than the trading value of the Company's common stock on the date the Debentures were issued. This resulted in a beneficial conversion feature of approximately $167,000, which will be amortized over the life of the Debentures.

On October 23, 2003 the Company completed the sale through a private placement of 4,788,436 shares of its common stock to a group of accredited previous investors. The selling price of $0.58 per common share was determined by taking 97 percent of the 20-day average closing price of the Company's common stock for the period ending October 17, 2003, and resulted in total proceeds of approximately $2,780,000. The expenses associated with this transaction are expected to be approximately $15,000.

The Company plans to use the proceeds from these transactions to develop and exploit its core-area Riverbend Project in the Uinta Basin in Utah and for its ongoing operations.

During October 2003, the Company completed a transaction whereby it settled an outstanding amount owed of $1,606,982 to an oilservice provider arising from drilling and completion expenditures on five Gasco-operated wells, by paying the provider $400,000 in cash and conveying to the provider a portion of its interests in two Riverbend wells. Subsequent to the transaction, the Company retained a 30% working interest in the two subject wells and ownership in the remaining three wells is unchanged.

                                28,240,271 Shares










                               Gasco Energy, Inc.


                                  Common Stock




                                   PROSPECTUS


                                 January , 2004

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

     The expenses of this offering are estimated to be as follows:

Securities and Exchange Commission registration fee.................. $      538
Legal fees and expenses..............................................     10,000
Accounting fees and expenses.........................................      5,000
Blue Sky fees and expenses (including legal fees)....................        500
Printing expenses....................................................        500
Transfer agent fees..................................................        500
Miscellaneous........................................................      5,000
                                                                        --------
     TOTAL........................................................... $   22,038
                                                                        ========

Item 14..Indemnification of Directors and Officers

     Section 78 of the Nevada General Corporation Law ("NGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he is not liable pursuant to NGCL
Section 78 or acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 78 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he is not liable pursuant to NGCL Section 78 or acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court or other court of competent jurisdiction in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court or other court of competent jurisdiction shall deem proper.

     Our  amended  and  restated   articles  of   incorporation   provides  that
indemnification shall be to the fullest extent permitted by the NGCL for all of our current or former directors or officers.

     As permitted by the NGCL, the articles of incorporation provides that directors of Gasco shall have no personal liability to Gasco or its stockholders for monetary damages for breach of fiduciary duty as a director, except (1) for acts or omissions which involve intentional misconduct or a knowing violation of law or (2) for unlawful payments of dividends under Section 78 of the NGCL.

Item 15. Recent Sales of Unregistered Securities

     The Company has sold and issued (without payment of any selling commission to any person, except as noted otherwise) the following securities since November 2000:

     In January 2001, the Company issued an option to Mark Erickson, who was the President of Pannonian at the time, to purchase 1,000,000 shares of the Company's common stock at $1.00 per share. The option was issued in connection with the Company's acquisition of Pannonian. The option is fully vested and expires on February 2, 2011. The $269,000 fair market value of the option determined using the Black Scholes Pricing Model, was charged to operations during the year ended December 31, 2001.

     During January and May 2001, the Company issued 2,275,000 shares of common stock for cash at $3.00 per share, pursuant to private placements for gross proceeds of $6,825,000. The costs of these offerings were $574,835, $191,250 of which was paid to Canaccord International Ltd. and $150,000 of which was paid to DMD Investments as broker commissions. In September 2001, the Company issued an additional 227,500 shares of common stock for no additional consideration to the holders of the original shares in accordance with the terms of the offering. The offering was conducted in accordance with the provisions of Regulation S under the Securities Act of 1933, and all purchasers of these shares were residents of foreign countries.

     In March 2001, the Company issued 14,000,000 shares of common stock to the stockholders of Pannonian pursuant to the Pannonian Agreement. In connection with the Pannonian Merger, the stockholders of SJRI returned for cancellation 2,438,930 shares of common stock for no consideration. See Item 1. Business; History.

     In April 2001, the Company paid cash of $200,808 and issued 75,000 shares of its common stock, valued at $247,500 ($3.30 per share), for unproved oil and gas properties from an unrelated entity.

     In July 2001, the Company acquired unproved oil and gas properties from an unrelated entity for $700,000 cash and 300,000 shares of the Company's common stock, valued at $846,000 ($2.82 per share).

     In July 2001, Brek Energy Corporation (formerly known as First Ecom.com, Inc.) ("Brek") purchased 1,000 shares of the Company's Preferred Stock for $19,000,000. Brek agreed not to transfer the Preferred Stock or the common stock issuable upon conversion thereof for three years (the "lock up period") except under certain circumstances and except for 10% of such common stock per year. During the lock up period, Brek has given the Company the right of first refusal on all of the Company securities it holds. Marc Bruner and Mark Erickson (directors of the Company) also gave Brek a similar right of first refusal for a five-year period. Costs of the sale, including 1,025,000 shares of common stock valued at $3,280,000 ($3.20 per share), were $4,849,633. The total costs of the sale included $1,500,000 and the issuance of 125,000 shares of common stock valued at $400,000 paid to Canaccord International Ltd. and the issuance of 900,000 shares of common stock valued at $2,880,000 paid to Wet Coast Management Corp. as brokerage commissions.

     During the year ended December 31, 2001, the Company granted options to employees, directors and consultants to purchase an aggregate 6,519,000 shares of the Company's common stock at exercise prices ranging from $1.00 to $3.15 per share. The options vest at varying schedules within three years of their grant date and expire within ten years from the grant date. The aggregate fair market value of options, determined using the Black Scholes Pricing Model, granted to consultants of $423,594 was charged to operations during the year ended December 31, 2001.

     The aggregate net proceeds from these equity offerings during 2001 were approximately $20,400,500. $4,332,000 of these proceeds were used to fund general and administrative expenses, including salaries and rent on our office space. $7,446,000 of these proceeds were used to fund capital expenditures for the drilling of three wells in Wyoming, the acquisition of acreage in Utah and Wyoming and the purchase of equipment. $130,000 of these proceeds were used to repurchase shares of our common stock which are currently held as treasury shares. The Company anticipates using the remaining proceeds for the acquisition of additional acreage, primarily in Wyoming, capital expenditures related to the development of three wells in our Riverbend project and one well in the Greater Green River Basin and to fund operating expenses.

     During the first quarter of 2002, the Company issued an additional 250,000 options to purchase shares of common stock to employees and directors of the Company, at exercise prices ranging from $1.68 to $1.75 per share. The options vest quarterly over a two-year period and expire within ten years from the grant date.

     On May 1, 2002, the Company issued 9,500,000 shares of Company common stock to a single accredited investor in exchange for certain oil and gas leases covering 53,095 gross (47,786 net) acres in the Greater Green River Basin in Wyoming. The transaction was valued at approximately $18,525,000, based on the closing price of the Company common stock on April 23, 2002 of $1.95 per share.

     On August 14, 2002, the Company issued 6,500,000 shares of Company common stock to 8 accredited investors for aggregate proceeds of $6,500,000. In connection with such sale, the Company's advisors, Energy Capital Solutions, LLC and EnerCom, Inc., received fees of $325,000 and $65,000, respectively. The net proceeds from this sale will be used primarily to fund capital expenditures for the drilling of wells and also for general and administrative purposes.

     In February 2003, the Company issued 11,052 shares of its Series B Convertible Preferred Stock, convertible at the option of the holder into 6,946,971 shares of the Company's common stock subject to adjustments for certain corporate events, to 10 accredited investors for aggregate proceeds of $4,862,840. In connection with such sale, the Company's financial advisor, Energy Capital Services, LLC, received a fee of $10,000. The Company received net proceeds of approximately $4,800,000 after fees and expenses, $1,400,000 of which was used to repay a short term promissory note. The remainder of the net proceeds will be used primarily to fund capital expenditures for the drilling of wells and also for general and administrative purposes.

     In February 2003, the Company issued an additional 1,258,000 options to purchase shares of common stock to employees and directors of the Company, at an exercise price of $1.00 per share.

     In April 2003, the Company issued 100,000 shares of common stock as compensation to a former employee.

     On June 30, 2003 the Company issued 287 shares of its Series B Convertible Preferred Stock in payment of the June 30, 2003 preferred stock dividend.

     On October 15, 2003, the Company issued $2,500,000 principal amount of 8% Convertible Debentures to three accredited investors for a net purchase price of $2,390,000, after fees of $110,000 paid to the agent of the purchasers. The Debentures are convertible into 4,166,667 shares of common stock at a conversion price of $0.60 per share.

     On October 23, 2003, the Company issued 4,788,436 shares of its common stock to a group of accredited previous investors for aggregate proceeds of approximately $2,780,000.

     Unless otherwise noted, each of the above sales of securities by the Company were exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof, inasmuch as each such sale was conducted as a private placement to a limited number of sophisticated buyers.

Item 16. Exhibits and Financial Statement Schedules

     (a) Exhibits:

     2.1 Agreement and Plan of Reorganization dated January 31, 2001 among San Joaquin Resources Inc., Nampa Oil & Gas, Ltd., and Pannonian Energy, Inc. (incorporated by reference to Exhibit 2.1 to the Company's Form 8-K dated January 31, 2001, filed on February 2, 2001).

     2.2 Agreement and Plan of Reorganization dated December 15, 1999 by and between LEK International, Inc. and San Joaquin Oil & Gas Ltd. (incorporated by reference to Exhibit 2.1 to the Company's Form 8-K dated December 31, 1999, filed on January 21, 2000).

     2.3 Property Purchase Agreement dated as of April 23, 2002, between the Company and Shama Zoe Limited Partnership (incorporated by reference to Exhibit 2.1 to the Company's Form 8-K dated May 1, 2002, filed on May 9, 2002).

     2.4 Purchase Agreement dated as of July 16, 2002, among Gasco, Pannonian Energy Inc., San Juaquin Oil & Gas Ltd., Brek Petroleum Inc., Brek Petroleum (California), Inc. and certain stockholders of Gasco (incorporated by reference to Exhibit 2.1 to the Company's Form 8-K dated July 16, 2002, filed on July 31, 2002).

     3.1 Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company's Form 8-K dated December 31, 1999, filed on January 21, 2000).

     3.2 Certificate of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company's Form 8-K/A dated January 31, 2001, filed on February 16, 2001).

     3.3 Certificate of Designation for Series A Preferred Stock (incorporated by reference to Exhibit 3.5 to the Company's Form 10-Q for the quarter ended September 30, 2001, filed on November 14, 2001).

     3.4 Amended and Restated Bylaws (incorporated by reference to Exhibit 3.4 to the Company's Form 10-Q for the quarter ended March 31, 2002, filed on May 15, 2002).

     3.5 Certificate of Designation for Series B Convertible Preferred Stock (incorporated by reference to Exhibit 3.5 to the Company's Form S-1 Registration Statement, File No. 333-104592).

     4.1 Stock Purchase Agreement dated July 5, 2001 between Gasco Energy, Inc. and First Ecom.com, Inc. (incorporated by reference to Exhibit 10.7 to the Company's Form 10-QSB for the quarter ended September 30, 2001, filed on November 14, 2001).

     4.2 1999 Stock Option Plan (incorporated by reference to Exhibit 4.1 to the Company's Form 10-KSB for the fiscal year ended December 31, 1999, filed on April 14, 2000).

     4.3 Form of Subscription and Registration Rights Agreement between Gasco and certain investors (incorporated by reference to Exhibit 4.3 to the Company's Form S-1 Registration Statement, File No. 333-104592). .

     4.4 Convertible Loan Agreement, dated October 15, 2003 between the Company and Renaissance Capital Growth & Income Fund III, Inc., Renaissance US Growth & Investment Trust PLC, BFSUS Special Opportunities Trust PLC and Renn Capital Group, Inc (incorporated by reference to Exhibit 4.5 to the Company's form 10-Q for the quarter ended September 30, 2003, filed on November 10, 2003).

     4.5 Form of Gasco Energy, Inc. 8.00% Convertible Debenture, dated October 15, 2003 between each of The Frost National Bank, Custodian FBO Renaissance US Growth & Investment Trust PLC Trust No. W00740100, HSBC Global Custody Nominee (U.K.) Limited Designation No. 896414 and The Frost National Bank, Custodian FBO Renaissance Capital Growth & Income Fund III, Inc. Trust No. W00740000 (incorporated by reference to
          Exhibit 4.6 to the Company's form 10-Q for the quarter ended September 30, 2003, filed on November 10, 2003).

     4.6 Deed of Trust and Security Agreement, dated October 15, 2003 between Pannonian and BFSUS Special Opportunities Trust PLC, Renaissance
          Capital Growth & Income Fund III, Inc. and Renaissance US Growth & Income Trust PLC (incorporated by reference to Exhibit 4.7 to the Company's form 10-Q for the quarter ended September 30, 2003, filed on November 10, 2003).

     4.7 Subsidiary Guaranty Agreement, dated October 15, 2003 between Pannonian and Renn Capital Group, Inc (incorporated by reference to
          Exhibit 4.8 to the Company's form 10-Q for the quarter ended September 30, 2003, filed on November 10, 2003).

     4.8 Subsidiary Guaranty Agreement, dated October 15, 2003 between San Joaquin Oil and Gas, Ltd. And Renn Capital Group, Inc (incorporated by reference to Exhibit 4.9 to the Company's form 10-Q for the quarter ended September 30, 2003, filed on November 10, 2003).

     4.9 Form of Subscription and Registration Rights Agreement between the Company and investors purchasing Common Stock in October 2003 (incorporated by reference to Exhibit 4.10 to the Company's form 10-Q for the quarter ended September 30, 2003, filed on November 10, 2003).


     5.1* Opinion of Dill, Dill, Carr, Stonbraker & Hutchings, P.C.


     10.1 Financing Agreement dated January 12, 2001 between the Company and Wet Coast Management Corp. (incorporated by reference to Exhibit 10.5 to the Company's Form 10-KSB for the fiscal year ended December 31, 2000, filed on March 29, 2001).

     10.2 Consulting Agreement dated January 12, 2001 between the Company and Wet Coast Management Corp. (incorporated by reference to Exhibit 10.6 to the Company's Form 10-KSB for the fiscal year ended December 31, 2000, filed on March 29, 2001).

     10.3 Acquisition   Agreement  dated  December  18,  2000  between  Phillips
          Petroleum Company and Pannonian Energy, Inc. (incorporated by reference to Exhibit 10.7 to the Company's Form 10-KSB for the fiscal year ended December 31, 2000, filed on March 29, 2001).

     10.4 Financing Agreement dated March 15, 2001 between the Company and Canaccord International Ltd. (incorporated by reference to Exhibit
          10.8 to the Company's Form 10-KSB for the fiscal year ended December 31, 2000, filed on March 29, 2001).

     10.5 Financial Services Agreement dated March 15, 2001 between the Company and Canaccord International Ltd. (incorporated by reference to Exhibit
          10.9 to the Company's Form 10-KSB for the fiscal year ended December 31, 2000, filed on March 29, 2001).

     10.6 Private Placement Agency Agreement dated as of March 22, 2001 between the Company and Canaccord International Ltd. (incorporated by reference to Exhibit 10.6 to the Company's Form 10-QSB for the quarter ended June 30, 2001, filed on August 20, 2001).

     10.7 Form of Stock Option Agreement under the 1999 Stock Option Plan (incorporated by reference to Exhibit 10.8 to the Company's Form 10-K for the fiscal year ended December 31, 2001, filed on March 29, 2002).

     10.8 Stock Option Agreement dated January 2, 2001 between Gasco and Mark A. Erickson (Filed as Exhibit 10.9 to the Company's Form 10-K for the fiscal year ended December 31, 2001, filed on March 29, 2002).

     10.9 Form of Stock Option Agreement dated February 8, 2001 between Gasco and each of Mark A. Erickson, Marc Bruner, J. Timothy Bowes, Carl Stadelhofer and Howard O. Sharpe (Filed as Exhibit 10.10 to the Company's Form 10-K for the fiscal year ended December 31, 2001, filed on March 29, 2002).

     10.10W. King Grant Amended and Restated  Employment Contract dated February
          14, 2003 (Filed as Exhibit 10.10 to the Company's Form 10-K for the fiscal year ended December 31, 2002, filed on March 28, 2003).

     10.11Michael  Decker  Amended  and  Restated   Employment   Contract  dated
          February 14, 2003 (Filed as Exhibit 10.11 to the Company's Form 10-K for the fiscal year ended December 31, 2002, filed on March 28, 2003).

     10.12Mark A.  Erickson  Amended  and  Restated  Employment  Contract  dated
          February 14, 2003 (Filed as Exhibit 10.12 to the Company's Form 10-K for the fiscal year ended December 31, 2002, filed on March 28, 2003).

     10.13Amended and Restated Consulting Agreement dated February 14, 2003, between Gasco and Marc Bruner (Filed as Exhibit 10.13 to the Company's Form 10-K for the fiscal year ended December 31, 2002, filed on March 28, 2003).

     10.14Muddy Creek  Exploration  Agreement  dated  August 15,  2001,  between
          Gasco, Shama Zoe Limited Partnership and Burlington Oil and Gas Company (Filed as Exhibit 10.15 to the Company's Form 10-K for the fiscal year ended December 31, 2001, filed on March 29, 2002).

     10.15CD Exploration  Agreement dated August 15, 2001,  between Gasco, Shama
          Zoe Limited  Partnership  and Burlington Oil and Gas Company (Filed as
          Exhibit 10.16 to the Company's Form 10-K for the fiscal year ended December 31, 2001, filed on March 29, 2002).

     10.16Gamma Ray Exploration  Agreement dated August 15, 2001, between Gasco,
          Shama Zoe Limited Partnership and Burlington Oil and Gas Company (Filed as Exhibit 10.17 to the Company's Form 10-K for the fiscal year ended December 31, 2001, filed on March 29, 2002).

     10.17Sublette  County,  WY AMI  Agreement  dated  August 22,  2001  between
          Gasco, Alpine Gas Company and Burlington Oil and Gas Company (Filed as
          Exhibit 10.18 to the Company's Form 10-K for the fiscal year ended December 31, 2001, filed on March 29, 2002).

     10.18Lead Contractor  Agreement  dated January 24, 2002,  between Gasco and
          Halliburton Energy Services, Inc. (Filed as Exhibit 10.19 to the Company's Form 10-K for the fiscal year ended December 31, 2001, filed on March 29, 2002).

     10.19Property Purchase  Agreement,  dated as of April 23, 2002, between the
          Company and Shama Zoe Limited Partnership (Filed as Exhibit 2.1 to the Company's Form 8-K dated May 1, 2002, filed on May 9, 2002).

     10.20Purchase  Agreement,  dated as of July 16,  2002,  among the  Company,
          Pannonian Energy Inc., San Joaquin Oil & Gas Ltd., Brek Energy Corporation, Brek Petroleum Inc., Brek Petroleum (California), Inc. and certain stockholders (Filed as Exhibit 2.1 to the Company's Form 8-K dated July 16, 2002, filed on July 31, 2002).

     10.21Form of Subscription and Registration Rights Agreement, dated as of August 14, 2002 between the Company and certain investors.

     10.22Amendment No. 1 to Property  Purchase  Agreement dated as of August 9,
          2002 between the Company and Shama Zoe Limited Partnership.

     10.23Financial Advisory Services Agreement dated August 2, 2002, between the Company and Energy Capital Solutions LLC.

     21 List of Subsidiaries (Filed as Exhibit 21 to the Company's 10-KSB, dated December 31, 2000, filed on March 29, 2001)

     23.1*Consent of Dill, Dill, Carr, Stonbraker & Hutchings, P.C. (contained in Exhibit 5.1)

     23.2** Consent of Deloitte & Touche LLP

     23.3** Consent of Wheeler Wasoff, P.C.

     23.4* Consent of James R. Stell, Independent Petroleum Engineer

     24.1*Power  of  Attorney   (contained  in  the   signature   page  to  this
          registration statement)


*    Previously filed.
**  Filed herewith.

(b) Consolidated Financial Statement Schedules:

All schedules are omitted because the required information is inapplicable or the information is presented in the Consolidated Financial Statements or related notes.

Item 17. Undertakings

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on the 8th day of January, 2004.

                                  GASCO ENERGY, INC.

                                   By: /s/ W. King Grant
                                      -------------------
                                   Name:  W. King Grant
                                   Title: Executive Vice President
                                          and Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

    Signature                                    Title                                    Date

       *
---------------------                Director and President                         January 8, 2004
Mark A. Erickson                     and Chief Executive Officer

        *
---------------------                Director                                       January 8, 2004
Marc A. Bruner

        *
---------------------                Director                                       January 8, 2004
Carl Stadelhofer

        *
--------------------                 Executive Vice President                       January 8, 2004
Michael K. Decker                    and Chief Operating Officer

/s/ W. King Grant                    Executive Vice President and Chief Financial   January 8, 2004
--------------------                 Officer (Principal Financial Officer and
W. King Grant                        Principal Accounting Officer)

        *
---------------------                Director                                       January 8, 2004
Carmen ("Tony") Lotito

        *
---------------------                Director                                       January 8, 2004
Charles B. Crowell

        *
--------------------                 Director                                       January 8, 2004
Richard S. Langdon

         *
--------------------                 Director                                       January 8, 2004
R.J. Burgess

         *
--------------------                 Director                                       January 8, 2004
John A. Schmit

* By:    /s/ W. King Grant
       -------------------------------------
             W. King Grant
             Attorney in Fact

                                INDEX TO EXHIBITS



     2.1 Agreement and Plan of Reorganization dated January 31, 2001 among San Joaquin Resources Inc., Nampa Oil & Gas, Ltd., and Pannonian Energy, Inc. (incorporated by reference to Exhibit 2.1 to the Company's Form 8-K dated January 31, 2001, filed on February 2, 2001).

     2.2 Agreement and Plan of Reorganization dated December 15, 1999 by and between LEK International, Inc. and San Joaquin Oil & Gas Ltd. (incorporated by reference to Exhibit 2.1 to the Company's Form 8-K dated December 31, 1999, filed on January 21, 2000).

     2.3 Property Purchase Agreement dated as of April 23, 2002, between the Company and Shama Zoe Limited Partnership (incorporated by reference to Exhibit 2.1 to the Company's Form 8-K dated May 1, 2002, filed on May 9, 2002).

     2.4 Purchase Agreement dated as of July 16, 2002, among Gasco, Pannonian Energy Inc., San Juaquin Oil & Gas Ltd., Brek Petroleum Inc., Brek Petroleum (California), Inc. and certain stockholders of Gasco (incorporated by reference to Exhibit 2.1 to the Company's Form 8-K dated July 16, 2002, filed on July 31, 2002).

     3.1 Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company's Form 8-K dated December 31, 1999, filed on January 21, 2000).

     3.2 Certificate of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company's Form 8-K/A dated January 31, 2001, filed on February 16, 2001).

     3.3 Certificate of Designation for Series A Preferred Stock (incorporated by reference to Exhibit 3.5 to the Company's Form 10-Q for the quarter ended September 30, 2001, filed on November 14, 2001).

     3.4 Amended and Restated Bylaws (incorporated by reference to Exhibit 3.4 to the Company's Form 10-Q for the quarter ended March 31, 2002, filed on May 15, 2002).

     3.5 Certificate of Designation for Series B Convertible Preferred Stock (incorporated by reference to Exhibit 3.5 to the Company's Form S-1 Registration Statement, File No. 333-104592)..

     4.1 Stock Purchase Agreement dated July 5, 2001 between Gasco Energy, Inc. and First Ecom.com, Inc. (incorporated by reference to Exhibit 10.7 to the Company's Form 10-QSB for the quarter ended September 30, 2001, filed on November 14, 2001).

     4.2 1999 Stock Option Plan (incorporated by reference to Exhibit 4.1 to the Company's Form 10-KSB for the fiscal year ended December 31, 1999, filed on April 14, 2000).

     4.3 Form of Subscription and Registration Rights Agreement between Gasco and certain investors (incorporated by reference to Exhibit 4.3 to the Company's Form S-1 Registration Statement, File No. 333-104592).

     4.4 Convertible Loan Agreement, dated October 15, 2003 between the Company and Renaissance Capital Growth & Income Fund III, Inc., Renaissance US Growth & Investment Trust PLC, BFSUS Special Opportunities Trust PLC and Renn Capital Group, Inc (incorporated by reference to Exhibit 4.5 to the Company's form 10-Q for the quarter ended September 30, 2003, filed on November 10, 2003).

     4.5 Form of Gasco Energy, Inc. 8.00% Convertible Debenture, dated October 15, 2003 between each of The Frost National Bank, Custodian FBO Renaissance US Growth & Investment Trust PLC Trust No. W00740100, HSBC Global Custody Nominee (U.K.) Limited Designation No. 896414 and The Frost National Bank, Custodian FBO Renaissance Capital Growth & Income Fund III, Inc. Trust No. W00740000 (incorporated by reference to
          Exhibit 4.6 to the Company's form 10-Q for the quarter ended September 30, 2003, filed on November 10, 2003).

     4.6 Deed of Trust and Security Agreement, dated October 15, 2003 between Pannonian and BFSUS Special Opportunities Trust PLC, Renaissance
          Capital Growth & Income Fund III, Inc. and Renaissance US Growth & Income Trust PLC (incorporated by reference to Exhibit 4.7 to the Company's form 10-Q for the quarter ended September 30, 2003, filed on November 10, 2003).

     4.7 Subsidiary Guaranty Agreement, dated October 15, 2003 between Pannonian and Renn Capital Group, Inc (incorporated by reference to
          Exhibit 4.8 to the Company's form 10-Q for the quarter ended September 30, 2003, filed on November 10, 2003).

     4.8 Subsidiary Guaranty Agreement, dated October 15, 2003 between San Joaquin Oil and Gas, Ltd. And Renn Capital Group, Inc (incorporated by reference to Exhibit 4.9 to the Company's form 10-Q for the quarter ended September 30, 2003, filed on November 10, 2003).

     4.9 Form of Subscription and Registration Rights Agreement between the Company and investors purchasing Common Stock in October 2003 (incorporated by reference to Exhibit 4.10 to the Company's form 10-Q for the quarter ended September 30, 2003, filed on November 10, 2003).

     5.1* Opinion of Dill, Dill, Carr, Stonbraker & Hutchings, P.C.

     10.1 Financing Agreement dated January 12, 2001 between the Company and Wet Coast Management Corp. (incorporated by reference to Exhibit 10.5 to the Company's Form 10-KSB for the fiscal year ended December 31, 2000, filed on March 29, 2001).

     10.2 Consulting Agreement dated January 12, 2001 between the Company and Wet Coast Management Corp. (incorporated by reference to Exhibit 10.6 to the Company's Form 10-KSB for the fiscal year ended December 31, 2000, filed on March 29, 2001).

     10.3 Acquisition   Agreement  dated  December  18,  2000  between  Phillips
          Petroleum Company and Pannonian Energy, Inc. (incorporated by reference to Exhibit 10.7 to the Company's Form 10-KSB for the fiscal year ended December 31, 2000, filed on March 29, 2001).

     10.4 Financing Agreement dated March 15, 2001 between the Company and Canaccord International Ltd. (incorporated by reference to Exhibit
          10.8 to the Company's Form 10-KSB for the fiscal year ended December 31, 2000, filed on March 29, 2001).

     10.5 Financial Services Agreement dated March 15, 2001 between the Company and Canaccord International Ltd. (incorporated by reference to Exhibit
          10.9 to the Company's Form 10-KSB for the fiscal year ended December 31, 2000, filed on March 29, 2001).

     10.6 Private Placement Agency Agreement dated as of March 22, 2001 between the Company and Canaccord International Ltd. (incorporated by reference to Exhibit 10.6 to the Company's Form 10-QSB for the quarter ended June 30, 2001, filed on August 20, 2001).

     10.7 Form of Stock Option Agreement under the 1999 Stock Option Plan (incorporated by reference to Exhibit 10.8 to the Company's Form 10-K for the fiscal year ended December 31, 2001, filed on March 29, 2002).

     10.8 Stock Option Agreement dated January 2, 2001 between Gasco and Mark A. Erickson (Filed as Exhibit 10.9 to the Company's Form 10-K for the fiscal year ended December 31, 2001, filed on March 29, 2002).

     10.9 Form of Stock Option Agreement dated February 8, 2001 between Gasco and each of Mark A. Erickson, Marc Bruner, J. Timothy Bowes, Carl Stadelhofer and Howard O. Sharpe (Filed as Exhibit 10.10 to the Company's Form 10-K for the fiscal year ended December 31, 2001, filed on March 29, 2002).

     10.10W. King Grant Amended and Restated  Employment Contract dated February
          14, 2003 (Filed as Exhibit 10.10 to the Company's Form 10-K for the fiscal year ended December 31, 2002, filed on March 28, 2003).

     10.11Michael  Decker  Amended  and  Restated   Employment   Contract  dated
          February 14, 2003 (Filed as Exhibit 10.11 to the Company's Form 10-K for the fiscal year ended December 31, 2002, filed on March 28, 2003).

     10.12Mark A.  Erickson  Amended  and  Restated  Employment  Contract  dated
          February 14, 2003 (Filed as Exhibit 10.12 to the Company's Form 10-K for the fiscal year ended December 31, 2002, filed on March 28, 2003).

     10.13Amended and Restated Consulting Agreement dated February 14, 2003, between Gasco and Marc Bruner (Filed as Exhibit 10.13 to the Company's Form 10-K for the fiscal year ended December 31, 2002, filed on March 28, 2003).

     10.14Muddy Creek  Exploration  Agreement  dated  August 15,  2001,  between
          Gasco, Shama Zoe Limited Partnership and Burlington Oil and Gas Company (Filed as Exhibit 10.15 to the Company's Form 10-K for the fiscal year ended December 31, 2001, filed on March 29, 2002).

     10.15CD Exploration  Agreement dated August 15, 2001,  between Gasco, Shama
          Zoe Limited  Partnership  and Burlington Oil and Gas Company (Filed as
          Exhibit 10.16 to the Company's Form 10-K for the fiscal year ended December 31, 2001, filed on March 29, 2002).

     10.16Gamma Ray Exploration  Agreement dated August 15, 2001, between Gasco,
          Shama Zoe Limited Partnership and Burlington Oil and Gas Company (Filed as Exhibit 10.17 to the Company's Form 10-K for the fiscal year ended December 31, 2001, filed on March 29, 2002).

     10.17Sublette  County,  WY AMI  Agreement  dated  August 22,  2001  between
          Gasco, Alpine Gas Company and Burlington Oil and Gas Company (Filed as
          Exhibit 10.18 to the Company's Form 10-K for the fiscal year ended December 31, 2001, filed on March 29, 2002).

     10.18Lead Contractor  Agreement  dated January 24, 2002,  between Gasco and
          Halliburton Energy Services, Inc. (Filed as Exhibit 10.19 to the Company's Form 10-K for the fiscal year ended December 31, 2001, filed on March 29, 2002).

     10.19Property Purchase  Agreement,  dated as of April 23, 2002, between the
          Company and Shama Zoe Limited Partnership (Filed as Exhibit 2.1 to the Company's Form 8-K dated May 1, 2002, filed on May 9, 2002).

     10.20Purchase  Agreement,  dated as of July 16,  2002,  among the  Company,
          Pannonian Energy Inc., San Joaquin Oil & Gas Ltd., Brek Energy Corporation, Brek Petroleum Inc., Brek Petroleum (California), Inc. and certain stockholders (Filed as Exhibit 2.1 to the Company's Form 8-K dated July 16, 2002, filed on July 31, 2002).

     10.21Form of Subscription and Registration Rights Agreement, dated as of August 14, 2002 between the Company and certain investors.

     10.22Amendment No. 1 to Property  Purchase  Agreement dated as of August 9,
          2002 between the Company and Shama Zoe Limited Partnership.

     10.23Financial Advisory Services Agreement dated August 2, 2002, between the Company and Energy Capital Solutions LLC.

     21 List of Subsidiaries (Filed as Exhibit 21 to the Company's 10-KSB, dated December 31, 2000, filed on March 29, 2001)


     23.1*Consent of Dill, Dill, Carr, Stonbraker & Hutchings, P.C. (contained in Exhibit 5.1)

     23.2** Consent of Deloitte & Touche LLP

     23.3** Consent of Wheeler Wasoff, P.C.

     23.4* Consent of James R. Stell, Independent Petroleum Engineer

     24.1*Power  of  Attorney   (contained  in  the   signature   page  to  this
          registration statement)


*   Previously filed.
**  Filed herewith.